EXHIBIT 10.25.1
PROVIDER AGREEMENT
BETWEEN
STATE OF OHIO

DEPARTMENT OF JOB AND FAMILY SERVICES
AND
MOLINA HEALTHCARE OF OHIO, INC
Amendment No. 1
Pursuant to Article IX. A. the Provider Agreement between the State of Ohio, Department of Job and Family Services, (hereinafter referred to as “ODJFS”) and MOLINA HEALTHCARE OF OHIO INC (hereinafter referred to as “MCP”) for the Aged, Blind or Disabled (hereinafter referred to as “ABD”) population dated July 1, 2007, is hereby amended as follows:
1.	Appendices C, D, E, F, G, H, J, K, L, M, N and O are modified as attached.

2.	All other terms of the provider agreement are hereby affirmed.

The amendment contained herein shall be effective January 1, 2008.
MOLINA HEALTHCARE OF OHIO, INC:

BY:	/s/ KATHIE MANCINI KATHIE MANCINI, PRESIDENT	DATE:	12/20/07
On behalf of Kathie Mancini

OHIO DEPARTMENT OF JOB AND FAMILY SERVICES:

BY:	/s/ HELEN E. JONES-KELLEY HELEN E. JONES-KELLEY, DIRECTOR	DATE:	12/26/07

Appendix C
Aged, Blind or Disabled population

APPENDIX C
MCP RESPONSIBILITIES
ABD ELIGIBLE POPULATION
The MCP must meet on an ongoing basis, all program requirements specified in Chapter 5101:3-26 of the Ohio Administrative Code (OAC) and the Ohio Department of Job and Family Services (ODJFS) — MCP Provider Agreement. The following are MCP responsibilities that are not otherwise specifically stated in OAC rule provisions or elsewhere in the MCP provider agreement, but are required by ODJFS.
General Provisions
1.	The MCP agrees to implement program modifications as soon as reasonably possible or no later than the required effective date, in response to changes in applicable state and federal laws and regulations.

2.	The MCP must submit a current copy of their Certificate of Authority (COA) to ODJFS within 30 days of issuance by the Ohio Department of Insurance.

3	The MCP must designate the following:
a. A primary contact person (the Medicaid Coordinator) who will dedicate a majority of their time to the Medicaid product line and coordinate overall communication between ODJFS and the MCP. ODJFS may also require the MCP to designate contact staff for specific program areas. The Medicaid Coordinator will be responsible for ensuring the timeliness, accuracy, completeness and responsiveness of all MCP submissions to ODJFS.
b. A provider relations representative for each service area included in their ODJFS provider agreement. This provider relations representative can serve in this capacity for only one service area (as specified in Appendix H).
If an MCP serves both the CFC and ABD populations, they are not required to designate a separate provider relations representative or Medicaid Coordinator for each population group.
4.	All MCP employees are to direct all day-to-day submissions and communications to their ODJFS-designated Contract Administrator unless otherwise notified by ODJFS.
5.	The MCP must be represented at all meetings and events designated by ODJFS as requiring mandatory attendance.

Appendix C
Aged, Blind or Disabled (ABD) population

6.	The MCP must have an administrative office located in Ohio.
7.	Upon request by ODJFS, the MCP must submit information on the current status of their company’s operations not specifically covered under this Agreement (for example, other product lines, Medicaid contracts in other states, NCQA accreditation, etc.) unless otherwise excluded by law.
8.	The MCP must have all new employees trained on applicable program requirements, and represent, warrant and certify to ODJFS that such training occurs, or has occurred.
9.	If an MCP determines that it does not wish to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, it must immediately notify ODJFS to coordinate the implementation of this change. MCPs will be required to notify their members of this change at least thirty (30) days prior to the effective date. The MCP’s member handbook and provider directory, as well as all marketing materials, will need to include information specifying any such services that the MCP will not provide.
10.	For any data and/or documentation that MCPs are required to maintain, ODJFS may request that MCPs provide analysis of this data and/or documentation to ODJFS in an aggregate format, such format to be solely determined by ODJFS.

11.	The MCP is responsible for determining medical necessity for services and supplies requested for their members as specified in OAC rule 5101:3-26-03. Notwithstanding such responsibility, ODJFS retains the right to make the final determination on medical necessity in specific member situations.

12.	In addition to the timely submission of medical records at no cost for the annual external quality review as specified in OAC rule 5101:3-26-07, the MCP may be required for other purposes to submit medical records at no cost to ODJFS and/or designee upon request.

13.	The MCP must notify the BMHC of the termination of an MCP panel provider that is designated as the primary care provider for 100 or more of the MCP’s ABD members. The MCP must provide notification within one working day of the MCP becoming aware of the termination.

14.	Upon request by ODJFS, MCPs may be required to provide written notice to members of any significant change(s) affecting contractual requirements, member services or access to providers.

Appendix C
Aged, Blind or Disabled (ABD) population

15.	MCPs may elect to provide services that are in addition to those covered under the Ohio Medicaid fee-for-service program. Before MCPs notify potential or current members of the availability of these services, they must first notify ODJFS and advise ODJFS of such planned services availability. If an MCP elects to provide additional services, the MCP must ensure to the satisfaction of ODJFS that the services are readily available and accessible to members who are eligible to receive them.
a.	MCPs are required to make transportation available to any member requesting transportation when they must travel thirty (30) miles or more from their home to receive a medically-necessary Medicaid-covered service. If the MCP offers transportation to their members as an additional benefit and this transportation benefit only covers a limited number of trips, the required transportation listed above may not be counted toward this trip limit.

b.	Additional benefits may not vary by county within a region except out of necessity for transportation arrangements (e.g., bus versus cab). MCPs approved to serve consumers in more than one region may vary additional benefits between regions.

c.	MCPs must give ODJFS and members ninety (90) days prior notice when decreasing or ceasing any additional benefit(s). When it is beyond the control of the MCP, as demonstrated to ODJFS’ satisfaction, ODJFS must be notified within one (1) working day.
16.	MCPs must comply with any applicable Federal and State laws that pertain to member rights and ensure that its staff adheres to such laws when furnishing services to its members. MCPs shall include a requirement in its contracts with affiliated providers that such providers also adhere to applicable Federal and State laws when providing services to members.

17.	MCPs must comply with any other applicable Federal and State laws (such as Title VI of the Civil rights Act of 1964, etc.) and other laws regarding privacy and confidentiality, as such may be applicable to this Agreement.

18.	Upon request, the MCP will provide members and potential members with a copy of their practice guidelines.

19.	The MCP is responsible for promoting the delivery of services in a culturally competent manner, as solely determined by ODJFS, to all members, including those with limited English proficiency (LEP) and diverse cultural and ethnic backgrounds.

Appendix C
Aged, Blind or Disabled (ABD) population

All MCPs must comply with the requirements specified in OAC rules 5101:3-26-03.1, 5101:3-26-05(D), 5101:3-26-05.1(A), 5101:3-26-08 and 5101:3-26-08.2 for providing assistance to LEP members and eligible individuals. In addition, MCPs must provide written translations of certain MCP materials in the prevalent non-English languages of members and eligible individuals in accordance with the following:
a.	When 10% or more of the ABD eligible individuals in the MCP’s service area have a common primary language other than English, the MCP must translate all ODJFS-approved marketing materials into the primary language of that group. The MCP must monitor changes in the eligible population on an ongoing basis and conduct an assessment no less often than annually to determine which, if any, primary language groups meet the 10% threshold for the eligible individuals in each service area. When the 10% threshold is met, the MCP must report this information to ODJFS, in a format as requested by ODJFS, translate their marketing materials, and make these marketing materials available to eligible individuals. MCPs must submit to ODJFS, upon request, their prevalent non English language analysis of eligible individuals and the results of this analysis.

b.	When 10% or more of an MCP’s ABD members in the MCP’s service area have a common primary language other than English, the MCP must translate all ODJFS-approved member materials into the primary language of that group. The MCP must monitor their membership and conduct a quarterly assessment to determine which, if any, primary language groups meet the 10% threshold. When the 10% threshold is met, the MCP must report this information to ODJFS, in a format as requested by ODJFS, translate their member materials, and make these materials available to their members. MCPs must submit to ODJFS, upon request, their prevalent non-English language member analysis and the results of this analysis.
20.	The MCP must utilize a centralized database which records the special communication needs of all MCP members (i.e., those with limited English proficiency, limited reading proficiency, visual impairment, and hearing impairment) and the provision of related services (i.e., MCP materials in alternate format, oral interpretation, oral translation services, written translations of MCP materials, and sign language services). This database must include all MCP member primary language information (PLI) as well as all other special communication needs information for MCP members, as indicated above, when identified by any source including but not limited to ODJFS, ODJFS selection services entity, MCP staff, providers, and members. This centralized database must be readily available to MCP staff and be used in coordinating communication and services to members, including the selection of a PCP who speaks the primary language of an LEP member, when such a provider is available. MCPs must share member specific communication needs information with their providers [e.g., PCPs, Pharmacy Benefit

Appendix C
Aged, Blind or Disabled (ABD) population

Managers (PBMs), and Third Party Administrators (TPAs)], as applicable. MCPs must submit to ODJFS, upon request, detailed information regarding the MCP’s members with special communication needs, which could include individual member names, their specific communication need, and any provision of special services to members (i.e., those special services arranged by the MCP as well as those services reported to the MCP which were arranged by the provider).

Additional requirements specific to providing assistance to hearing-impaired, vision- impaired, limited reading proficient (LRP), and LEP members and eligible individuals are found in OAC rules 5101:3-26-03.1, 5101:3-26-05(D), 5101:3-26-05.1(A), 5101:3-26-08, and 5101-3-26-08.2.

21.	The MCP is responsible for ensuring that all member materials use easily understood language and format. The determination of what materials comply with this requirement is in the sole discretion of ODJFS.

22.	Pursuant to OAC rules 5101:3-26-08 and 5101:3-26-08.2, the MCP is responsible for ensuring that all MCP marketing and member materials are prior approved by ODJFS before being used or shared with members. Marketing and member materials are defined as follows:
a.	Marketing materials are those items produced in any medium, by or on behalf of an MCP, including gifts of nominal value (i.e., items worth no more than $15.00), which can reasonably be interpreted as intended to market to eligible individuals.

b.	Member materials are those items developed, by or on behalf of an MCP, to fulfill MCP program requirements or to communicate to all members or a group of members. Member health education materials that are produced by a source other than the MCP and which do not include any reference to the MCP are not considered to be member materials.

c.	All MCP marketing and member materials must represent the MCP in an honest and forthright manner and must not make statements which are inaccurate, misleading, confusing, or otherwise misrepresentative, or which defraud eligible individuals or ODJFS.

d.	All MCP marketing cannot contain any assertion or statement (whether written or oral) that the MCP is endorsed by CMS, the Federal or State government or similar entity.

e.	MCPs must establish positive working relationships with the CDJFS offices and must not aggressively solicit from local Directors, MCP County Coordinators, or

Appendix C
Aged, Blind or Disabled (ABD) population

other staff. Furthermore, MCPs are prohibited from offering gifts of nominal value (i.e. clipboards, pens, coffee mugs, etc.) to CDJFS offices or managed care enrollment center (MCEC) staff, as these may influence an individual’s decision to select a particular MCP.
23.	Advance Directives – All MCPs must comply with the requirements specified in 42 CFR 422.128. At a minimum, the MCP must:
a.	Maintain written policies and procedures that meet the requirements for advance directives, as set forth in 42 CFR Subpart I of part 489.

b.	Maintain written policies and procedures concerning advance directives with respect to all adult individuals receiving medical care by or through the MCP to ensure that the MCP:
i.	Provides written information to all adult members concerning:
a.	the member’s rights under state law to make decisions concerning their medical care, including the right to accept or refuse medical or surgical treatment and the right to formulate advance directives. (In meeting this requirement, MCPs must utilize form JFS 08095 entitled You Have the Right, or include the text from JFS 08095 in their ODJFS-approved member handbook).

b.	the MCP’s policies concerning the implementation of those rights including a clear and precise statement of any limitation regarding the implementation of advance directives as a matter of conscience;

c.	any changes in state law regarding advance directives as soon as possible but no later than ninety (90) days after the proposed effective date of the change; and

d.	the right to file complaints concerning noncompliance with the advance directive requirements with the Ohio Department of Health.
ii.	Provides for education of staff concerning the MCP’s policies and procedures on advance directives;

iii.	Provides for community education regarding advance directives directly or in concert with other providers or entities;

Appendix C
Aged, Blind or Disabled (ABD) population

iv.	Requires that the member’s medical record document whether or not the member has executed an advance directive; and

v.	Does not condition the provision of care, or otherwise discriminate against a member, based on whether the member has executed an advance directive.
24.	New Member Materials

Pursuant to OAC rule 5101:3-26-08.2 (B)(3), MCPs must provide to each member or assistance group, as applicable, an MCP identification (ID) card, a new member letter, a member handbook, a provider directory, and information on advance directives.
a. MCPs must use the model language specified by ODJFS for the new member letter.
b. The ID card and new member letter must be mailed together to the member via a method that will ensure their receipt prior to the member’s effective date of coverage.
c. The member handbook, provider directory and advance directives information may be mailed to the member separately from the ID card and new member letter. MCPs will meet the timely receipt requirement for these materials if they are mailed to the member within (twenty-four) 24 hours of the MCP receiving the ODJFS produced monthly membership roster (MMR). This is provided the materials are mailed via a method with an expected delivery date of no more than five (5) days. If the member handbook, provider directory and advance directives information are mailed separately from the ID card and new member letter and the MCP is unable to mail the materials within twenty-four (24) hours, the member handbook, provider directory and advance directives information must be mailed via a method that will ensure receipt by no later than the effective date of coverage. If the MCP mails the ID card and new member letter with the other materials (e.g., member handbook, provider directory, and advance directives), the MCP must ensure that all materials are mailed via a method that will ensure their receipt prior to the member’s effective date of coverage.
d. MCPs must designate two (2) MCP staff members to receive a copy of the new member materials on a monthly basis in order to monitor the timely receipt of these materials. At least one of the staff members must receive the materials at their home address.
25.	Call Center Standards

The MCP must provide assistance to members through a member services toll-free call-in system pursuant to OAC rule 5101:3-26-08.2(A)(1). MCP member services staff must be available nationwide to provide assistance to members through the toll-free call-in system every Monday through Friday, at all times during the hours of 7:00 am to 7:00 pm

Appendix C
Aged, Blind or Disabled (ABD) population

Eastern Time, except for the following major holidays:
•	New Year’s Day

•	Martin Luther King’s Birthday

•	Memorial Day

•	Independence Day

•	Labor Day

•	Thanksgiving Day

•	Christmas Day

•	2 optional closure days: These days can be used independently or in combination with any of the major holiday closures but cannot both be used within the same closure period. Before announcing any optional closure dates to members and/or staff, MCPs must receive ODJFS prior-approval which verifies that the optional closure days meet the specified criteria.
If a major holiday falls on a Saturday, the MCP member services line may be closed on the preceding Friday. If a major holiday falls on a Sunday, the member services line may be closed on the following Monday. MCP member services closure days must be specified in the MCP’s member handbook, member newsletter, or other some general issuance to the MCP’s members at least thirty (30) days in advance of the closure.

The MCP must also provide access to medical advice and direction through a centralized twenty-four-hour, seven day, toll-free call-in system, available nationwide, pursuant to OAC rule 5101:3-26-03.1(A)(6). The twenty-four (24)/7 hour call-in system must be staffed by appropriately trained medical personnel. For the purposes of meeting this requirement, trained medical professionals are defined as physicians, physician assistants, licensed practical nurses, and registered nurses.

MCPs must meet the current American Accreditation HealthCare Commission/URAC-designed Health Call Center Standards (HCC) for call center abandonment rate, blockage rate and average speed of answer. By the 10th of each month, MCPs must self-report their prior month performance in these three areas for their member services and twenty-four (24) hour toll-free call-in systems to ODJFS. ODJFS will inform the MCPs of any changes/updates to these URAC call center standards.

MCPs are not permitted to delegate grievance/appeal functions [Ohio Administrative Code (OAC) rule 5101:3-26-08.4(A)(9)]. Therefore, the member services call center requirement may not be met through the execution of a Medicaid Delegation Subcontract Addendum or Medicaid Combined Services Subcontract Addendum.

Appendix C
Aged, Blind or Disabled (ABD) population

26.	Notification of Optional MCP Membership

In order to comply with the terms of the ODJFS State Plan Amendment for the managed care program (i.e., 42 CFR 438.50), MCPs in mandatory membership service areas must inform new members, as applicable, that MCP membership is optional for certain populations. Specifically, MCPs must inform any applicable pending member or member that the following ABD population is not required to select an MCP in order to receive their Medicaid healthcare benefit and what steps they need to take if they do not wish to be a member of an MCP:
-	Indians who are members of federally-recognized tribes, except as permitted under 42 C.F.R 438.50(d)(21).
27.	HIPAA Privacy Compliance Requirements
The Health Insurance Portability and Accountability Act (HIPAA) Privacy Regulations at 45 CFR. § 164.502(e) and § 164.504(e) require ODJFS to have agreements with MCPs as a means of obtaining satisfactory assurance that the MCPs will appropriately safeguard all personal identified health information. Protected Health Information (PHI) is information received from or on behalf of ODJFS that meets the definition of PHI as defined by HIPAA and the regulations promulgated by the United States Department of Health and Human Services, specifically 45 CFR 164.501, and any amendments thereto. MCPs must agree to the following:
a.	MCPs shall not use or disclose PHI other than is permitted by this Agreement or required by law.

b.	MCPs shall use appropriate safeguards to prevent unauthorized use or disclosure of PHI.

c.	MCPs shall report to ODJFS any unauthorized use or disclosure of PHI of which it becomes aware. Any breach by the MCP or its representatives of protected health information (PHI) standards shall be immediately reported to the State HIPAA Compliance Officer through the Bureau of Managed Health Care. MCPs must provide documentation of the breach and complete all actions ordered by the HIPAA Compliance Officer.

d.	MCPs shall ensure that all its agents and subcontractors agree to these same PHI conditions and restrictions.

e.	MCPs shall make PHI available for access as required by law.

Appendix C
Aged, Blind or Disabled (ABD) population

f.	MCP shall make PHI available for amendment, and incorporate amendments as appropriate as required by law.

g.	MCPs shall make PHI disclosure information available for accounting as required by law.

h.	MCPs shall make its internal PHI practices, books and records available to the Secretary of Health and Human Services (HHS) to determine compliance.

i.	Upon termination of their agreement with ODJFS, the MCPs, at ODJFS’ option, shall return to ODJFS, or destroy, all PHI in its possession, and keep no copies of the information, except as requested by ODJFS or required by law.

j.	ODJFS will propose termination of the MCP’s provider agreement if ODJFS determines that the MCP has violated a material breach under this section of the agreement, unless inconsistent with statutory obligations of ODJFS or the MCP.
28.	Electronic Communications – MCPs are required to purchase/utilize Transport Layer Security (TLS) for all e-mail communication between ODJFS and the MCP. The MCP’s e-mail gateway must be able to support the sending and receiving of e-mail using Transport Layer Security (TLS) and the MCP’s gateway must be able to enforce the sending and receiving of email via TLS.

29.	MCP Membership acceptance, documentation and reconciliation
a.	Selection Services Contractor: The MCP shall provide to the MCEC ODJFS prior-approved MCP materials and directories for distribution to eligible individuals who request additional information about the MCP.

b.	Monthly Reconciliation of Membership and Premiums: The MCP shall reconcile member data as reported on the MCEC produced consumer contact record (CCR) with the ODJFS-produced monthly member roster (MMR) and report to the ODJFS any difficulties in interpreting or reconciling information received. Membership reconciliation questions must be identified and reported to the ODJFS prior to the first of the month to assure that no member is left without coverage. The MCP shall reconcile membership with premium payments reported on the monthly remittance advice (RA).

The MCP shall work directly with the ODJFS, or other ODJFS-identified entity, to resolve any difficulties in interpreting or reconciling premium information. Premium reconciliation questions must be identified within thirty (30) days of receipt of the RA.

Appendix C
Aged, Blind or Disabled (ABD) population

c.	Monthly Premiums: The MCP must be able to receive monthly premiums in a method specified by ODJFS. (ODJFS monthly prospective premium issue dates are provided in advance to the MCPs.) Various retroactive premium payments and recovery of premiums paid (e.g., retroactive terminations of membership, deferments, etc.,) may occur via any ODJFS weekly remittance.

d.	Hospital/Inpatient Facility Deferment: When an MCP learns of a currently hospitalized member’s intent to disenroll through the CCR or the 834, the disenrolling MCP must notify the hospital/inpatient facility and treating providers as well as the enrolling MCP of the change in enrollment within five (5) business days of receipt of the CCR or 834. The disenrolling MCP must notify the inpatient facility that it will remain responsible for the inpatient facility charges through the date of discharge; and must notify the treating providers that it will remain responsible for provider charges through the date of disenrollment.

When the enrolling MCP learns through the disenrolling MCP, through ODJFS or other means, that a new member who was previously enrolled with another MCP was admitted prior to the effective date of enrollment and remains an inpatient on the effective date of enrollment, the enrolling MCP shall contact the hospital/inpatient facility within five (5) business days of learning of the hospitalization. The enrolling MCP shall verify that it is responsible for all medically necessary Medicaid covered services from the effective date of MCP membership, including treating provider services related to the inpatient stay; the enrolling MCP must reiterate that the admitting/disenrolling MCP remains responsible for the hospital/inpatient facility charges through the date of discharge. The enrolling MCP shall work with the hospital/inpatient facility to facilitate discharge planning and authorize services as needed.

When an MCP learns that a new member who was previously on Medicaid fee for service was admitted prior to the effective date of enrollment and remains an inpatient on the effective date of enrollment, the enrolling MCP shall notify the hospital/ inpatient facility and treating providers that the MCP may not be the payer. The MCP shall work with hospital/inpatient facility, treating providers and the ODJFS to assure that discharge planning assures continuity of care and accurate payment. Notwithstanding the MCP’s right to request a hospital deferment up to six (6) months following the member’s effective date, when the enrolling MCP learns of a deferment-eligible hospitalization, the MCP shall notify the ODJFS and request the deferment within five (5) business days of learning of the potential deferment.

e.	Just Cause Requests: The MCP shall follow procedures as specified by ODJFS in assisting the ODJFS in resolving member requests for member-initiated requests affecting membership.

Appendix C
Aged, Blind or Disabled (ABD) population

f.	Eligible Individuals: If an eligible individual contacts the MCP, the MCP must provide any MCP-specific managed care program information requested. The MCP must not attempt to assess the eligible individual’s health care needs. However, if the eligible individual inquires about continuing/transitioning health care services, MCPs shall provide an assurance that all MCPs must cover all medically necessary Medicaid-covered health care services and assist members with transitioning their health care services.

g.	Pending Member

If a pending member (i.e., an eligible individual subsequent to plan selection or assignment, but prior to their membership effective date) contacts the selected MCP, the MCP must provide any membership information requested, including but not limited to, assistance in determining whether the current medications require prior authorization. The MCP must also ensure that any care coordination (e.g., PCP selection, prescheduled services and transition of services) information provided by the pending member is logged in the MCP’s system and forwarded to the appropriate MCP staff for processing as required. MCPs may confirm any information provided on the CCR at this time. Such communication does not constitute confirmation of membership. MCPs are prohibited from initiating contact with a pending member. Upon receipt of the 834, the MCP may contact a pending member to confirm information provided on the CCR or the 834, assist with care coordination and transition of care, and inquire if the pending member has any membership questions.

h.	Transition of Fee-For-Service Members

Providing care coordination, access to preventive and specialized care, case management, member services, and education with minimal disruption to members’ established relationships with providers and existing care treatment plans is critical for members transitioning from Medicaid fee-for-service to managed care. MCPs must develop and implement a transition plan that outlines how the MCP will effectively address the unique care coordination issues of members in their first three months of MCP membership and how the various MCP departments will coordinate and share information regarding these new members. The transition plan must include at a minimum:
i.	An effective outreach process to identify each new member’s existing and/or potential health care needs that results in a new member profile that includes, but is not limited to identification of:
a.	Health care needs, including those services received through state

Appendix C
Aged, Blind or Disabled (ABD) population

sub-recipient agencies [e.g., the Ohio Department of Mental Health (ODMH), the Ohio Department of Mental Retardation and Developmental Disabilities (ODMR/DD), the Ohio Department of Alcohol and Drug Addiction Services (ODADAS) and the Ohio Department of Aging (ODA)];

b.	Existing sources of care (i.e., primary physicians, specialists, case manager(s), ancillary and other care givers); and

c.	Current care therapies for all aspects of health care services, including scheduled health care appointments, planned and/or approved surgeries (inpatient or outpatient), ancillary or medical therapies, prescribed drugs, home health care services, private duty nursing (PDN), scheduled lab/radiology tests, necessary durable medical equipment, supplies and needed/approved transportation arrangements.
ii.	Strategies for how each new member will obtain care therapies from appropriate sources of care as an MCP member. The MCP’s strategies must include at a minimum:
a.	Allowing their new members that are transitioning from Medicaid fee-for-service to receive services from out-of-panel providers if the member or provider contacts the MCP to discuss the scheduled health services in advance of the service date and one of the following applies:
i.	The member has appointments within the initial three months of the MCP membership with a primary care provider_or specialty physician that was scheduled prior to the effective date of the MCP membership;

ii.	The member is in her third trimester of pregnancy and has an established relationship with an obstetrician and/or delivery hospital;

iii.	The member has been scheduled for an inpatient or outpatient surgery and has been prior-approved and/or precertified pursuant to OAC rule 5101:3-2-40 (surgical procedures would also include follow-up care as appropriate);

iv.	The member is receiving ongoing chemotherapy or radiation treatment; or

Appendix C
Aged, Blind or Disabled (ABD) population

v.	The member has been released from the hospital within thirty (30) days prior to MCP enrollment and is following a treatment plan.
If contacted by the member, the MCP must contact the provider’s office as expeditiously as the situation warrants to confirm that the service(s) meets the above criteria.

b.	Allowing their new members that are transitioning from Medicaid fee-for-service to continue receiving home care services (i.e., nursing, aide, and skilled therapy services) and private duty nursing (PDN) services if the member or provider contacts the MCP to discuss the health services in advance of the service date. These services must be covered from the date of the member or provider contact at the current service level, and with the current provider, whether a panel or out-of-panel provider, until the MCP conducts a medical necessity review and renders an authorization decision pursuant to OAC rule 5101:3-26-03.1. As soon as the MCP becomes aware of the member’s current home care services, the MCP must initiate contact with the current provider and member as applicable to ensure continuity of care and coordinate a transfer of services to a panel provider, if appropriate.

c.	Honoring any current fee-for-service prior authorization to allow their new members that are transitioning from Medicaid fee-for- service to receive services from the authorized provider, whether a panel or out-of-panel provider, for the following approved services:
i.	an organ, bone marrow, or hematapoietic stem cell transplant pursuant to OAC rule 5101:3-2-07.1;

ii.	dental services that have not yet been received;

iii.	vision services that have not yet been received;

iv.	durable medical equipment (DME) that has not yet been received. Ongoing DME services and supplies are to be covered by the MCP as previously-authorized until the MCP conducts a medical necessity review and renders an authorization decision pursuant to OAC rule 5101:3-26-03.1.

Appendix C
Aged, Blind or Disabled (ABD) population

v.	private duty nursing (PDN) services. PDN services must be covered at the previously-authorized service level until the MCP conducts a medical necessity review and renders an authorization decision pursuant to OAC rule 5101:3-26-03.1.
As soon as the MCP becomes aware of the member’s current fee-for-service authorization approval, the MCP must initiate contact with the authorized provider and member as applicable to ensure continuity of care. The MCP must implement a plan to meet the member’s immediate and ongoing medical needs and, with the exception of organ, bone marrow, or hematapoietic stem cell transplants, coordinate the transfer of services to a panel provider, if appropriate.

When an MCP medical necessity review results in a decision to reduce, suspend, or terminate services previously authorized by fee-for-service Medicaid, the MCP must notify the member of their state hearing rights no less than 15 calendar days prior to the effective date of the MCP’s proposed action, per rule 5101:3-26-08.4 of the Administrative Code.

d.	Reimbursing out-of-panel providers that agree to provide the transition services at 100% of the current Medicaid fee-for-service provider rate for the service(s) identified in Section 29.h.ii.(a., b., and c.) of this appendix.

e.	Documenting the provision of transition services identified in Section 29.h.ii.(a., b., and c.) of this appendix as follows:
i.	For non-panel providers, notification to the provider confirming the provider’s agreement/disagreement to provide the service and accept 100% of the current Medicaid fee-for-service rate as payment. If the provider agrees, the distribution of the MCP’s materials as outlined in Appendix G.4.e.

ii.	Notification to the member of the non-panel provider’s agreement /disagreement to provide the service. If the provider disagrees, notification to the member of the

Appendix C
Aged, Blind or Disabled (ABD) population

MCP’s availability to assist with locating a provider as expeditiously as the member’s health condition warrants.

iii.	For panel providers, notification to the provider and member confirming the MCP’s responsibility to cover the service.
MCPs must use the ODJFS-specified model language for the provider and member notices and maintain documentation of all member and/or provider contacts relating to such services.

f.	Implementing a drug transition of care process that prevents drug access problems for new members that are transitioning from Medicaid fee-for-service (FFS). Such a process would involve the MCP covering at least one prescription fill or refill without prior authorization (PA) of any covered prescription drug not requiring PA by FFS. For new members that are transitioning from FFS who utilize ongoing medications for chronic conditions the MCP must educate the member about how to continue to access drugs for their chronic condition before the MCP may implement PA requirements for that member’s specific ongoing medication. The MCP’s process for covering the prescription fill or refill without PA must be based on one of the following approaches:
i. the MCP covers without PA all prescriptions written within the two months prior to the effective date of MCP enrollment that do not require PA by Medicaid fee-for-service; or
ii. the MCP covers without PA for at least the initial 30 days of the member’s MCP membership all prescriptions that do not require PA by Medicaid fee-for-service.
For any new member transitioning from FFS who utilizes ongoing medications for chronic conditions the MCP may require subsequent PA for those drugs once the MCP has educated the member about the importance of working with their physician to discuss initiating a PA request to continue the current medication and the option of using alternative medications that may be available without PA. Written member notices must use ODJFS-specified model language and be ODJFS-approved. Verbal member education may be done in place of written education but must contain the same information as a written notice and must follow a call script that contains ODJFS-specified model language and be ODJFS-approved.

Appendix C
Aged, Blind or Disabled (ABD) population

For those new members who are not utilizing ongoing medications for chronic conditions, no additional drug PA education is required beyond the MCP’s general new member education that includes what drugs require MCP PA.

MCPs must receive ODJFS approval prior to implementing their transition of care drug PA process. An MCP’s proposal must document how the MCP will:
i. implement one of the above options to ensure that members transitioning from FFS receive at least one prescription fill or refill without PA of any covered prescription drug not requiring PA by FFS; and
ii. identify new members that are transitioning from FFS who utilize ongoing medications for chronic conditions and provide timely education to the member about how to continue to access drugs for their chronic condition before the MCP will implement PA requirements for that member’s specific ongoing medication.
MCPs who have not received ODJFS approval for their transition of care drug PA process must not require PA of any prescription drug that does not require PA by Medicaid fee-for-service for the initial three months of a member’s MCP membership.

g.	Covering antipsychotic medications for new members as well as current members as stipulated in Appendix G(3)(a)(i).
30.	Health Information System Requirements

The ability to develop and maintain information management systems capacity is crucial to successful plan performance. ODJFS therefore requires MCPs to demonstrate their ongoing capacity in this area by meeting several related specifications.
a.	Health Information System
i.	As required by 42 CFR 438.242(a), each MCP must maintain a health information system that collects, analyzes, integrates, and reports data. The system must provide information on areas including, but not limited to, utilization, grievances and appeals, and MCP membership terminations for other than loss of Medicaid eligibility.

Appendix C
Aged, Blind or Disabled (ABD) population

ii.	As required by 42 CFR 438.242(b)(1), each MCP must collect data on member and provider characteristics and on services furnished to its members.

iii.	As required by 42 CFR 438.242(b)(2), each MCP must ensure that data received from providers is accurate and complete by verifying the accuracy and timeliness of reported data; screening the data for completeness, logic, and consistency; and collecting service information in standardized formats to the extent feasible and appropriate.

iv.	As required by 42 CFR 438.242(b)(3), each MCP must make all collected data available upon request by ODJFS or the Center for Medicare and Medicaid Services (CMS).

v.	Acceptance testing of any data that is electronically submitted to ODJFS is required:
a.	Before an MCP may submit production files

b.	Whenever an MCP changes the method or preparer of the electronic media; and/or

c.	When the ODJFS determines an MCP’s data submissions have an unacceptably high error rate.
MCPs that change or modify information systems that are involved in producing any type of electronically submitted files, either internally or by changing vendors, are required to submit to ODJFS for review and approval a transition plan including the submission of test files in the ODJFS-specified formats. Once an acceptable test file is submitted to ODJFS, as determined solely by ODJFS, the MCP can return to submitting production files. ODJFS will inform MCPs in writing when a test file is acceptable. Once an MCP’s new or modified information system is operational, that MCP will have up to ninety (90) days to submit an acceptable test file and an acceptable production file.

Submission of test files can start before the new or modified information system is in production. ODJFS reserves the right to verify any MCP’s capability to report elements in the minimum data set prior to executing the provider agreement for the next contract period. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Provider Agreement.

Appendix C
Aged, Blind or Disabled (ABD) population

b.	Electronic Data Interchange and Claims Adjudication Requirements

Claims Adjudication

The MCP must have the capacity to electronically accept and adjudicate all claims to final status (payment or denial). Information on claims submission procedures must be provided to non-contracting providers within thirty (30) days of a request. MCPs must inform providers of its ability to electronically process and adjudicate claims and the process for submission. Such information must be initiated by the MCP and not only in response to provider requests.

The MCP must notify providers who have submitted claims of claims status [paid, denied, pended (suspended)] within one month of receipt. Such notification may be in the form of a claim payment/remittance advice produced on a routine monthly, or more frequent, basis.

Electronic Data Interchange

The MCP shall comply with all applicable provisions of HIPAA including electronic data interchange (EDI) standards for code sets and the following electronic transactions:

Health care claims; Health care claim status request and response; Health care payment and remittance status; Standard code sets; and

National Provider Identifier (NPI).

Each EDI transaction processed by the MCP shall be implemented in conformance with the appropriate version of the transaction implementation guide, as specified by applicable federal rule or regulation.

The MCP must have the capacity to accept the following transactions from the Ohio Department of Job and Family services consistent with EDI processing specifications in the transaction implementation guides and in conformance with the 820 and 834 Transaction Companion Guides issued by ODJFS:

ASC X12 820 — Payroll Deducted and Other Group Premium Payment for Insurance Products; and

ASC X12 834 — Benefit Enrollment and Maintenance.

The MCP shall comply with the HIPAA mandated EDI transaction standards and

Appendix C
Aged, Blind or Disabled (ABD) population

code sets no later than the required compliance dates as set forth in the federal regulations.

Documentation of Compliance with Mandated EDI Standards

The capacity of the MCP and/or applicable trading partners and business associates to electronically conduct claims processing and related transactions in compliance with standards and effective dates mandated by HIPAA must be demonstrated, to the satisfaction of ODJFS, as outlined below.

Verification of Compliance with HIPAA (Health Insurance Portability and Accountability Act of 1995)

MCPs shall comply with the transaction standards and code sets for sending and receiving applicable transactions as specified in 45 CFR Part 162 – Health Insurance Reform: Standards for Electronic Transactions (HIPAA regulations) In addition the MCP must enter into the appropriate trading partner agreement and implemented standard code sets. If the MCP has obtained third-party certification of HIPAA compliance for any of the items listed below, that certification may be submitted in lieu of the MCP’s written verification for the applicable item(s).
i.	Trading Partner Agreements

ii.	Code Sets

iii.	Transactions
a.	Health Care Claims or Equivalent Encounter Information (ASC X12N 837 & NCPDP 5.1)

b.	Eligibility for a Health Plan (ASC X12N 270/271)

c.	Referral Certification and Authorization (ASC X12N 278)

d.	Health Care Claim Status (ASC X12N 276/277)

e.	Enrollment and Disenrollment in a Health Plan (ASC X12N 834)

f.	Health Care Payment and Remittance Advice (ASC X12N 835)

g.	Health Plan Premium Payments (ASC X12N 820)

h.	Coordination of Benefits
Trading Partner Agreement with ODJFS

MCPs must complete and submit an EDI trading partner agreement in a format specified by the ODJFS. Submission of the copy of the trading partner agreement prior to entering into this Agreement may be waived at the discretion of ODJFS; if submission prior to entering into the Agreement is waived, the trading partner agreement must be submitted at a subsequent date determined by ODJFS.

Appendix C
Aged, Blind or Disabled (ABD) population

Noncompliance with the EDI and claims adjudication requirements will result in the imposition of penalties, as outlined in Appendix N, Compliance Assessment System, of the Provider Agreement.

c.	Encounter Data Submission Requirements

General Requirements

Each MCP must collect data on services furnished to members through an encounter data system and must report encounter data to the ODJFS. MCPs are required to submit this data electronically to ODJFS on a monthly basis in the following standard formats:
•	Institutional Claims — UB92 flat file

•	Noninstitutional Claims — National standard format

•	Prescription Drug Claims — NCPDP
ODJFS relies heavily on encounter data for monitoring MCP performance. The ODJFS uses encounter data to measure clinical performance, conduct access and utilization reviews, reimburse MCPs for newborn deliveries and aid in setting

MCP capitation rates. For these reasons, it is important that encounter data is timely, accurate, and complete. Data quality, performance measures and standards are described in the Agreement.

An encounter represents all of the services, including medical supplies and medications, provided to a member of the MCP by a particular provider, regardless of the payment arrangement between the MCP and the provider. (For example, if a member had an emergency department visit and was examined by a physician, this would constitute two encounters, one related to the hospital provider and one related to the physician provider. However, for the purposes of calculating a utilization measure, this would be counted as a single emergency department visit. If a member visits their PCP and the PCP examines the member and has laboratory procedures done within the office, then this is one encounter between the member and their PCP.)

If the PCP sends the member to a lab to have procedures performed, then this is two encounters; one with the PCP and another with the lab. For pharmacy encounters, each prescription filled is a separate encounter.

Encounters include services paid for retrospectively, through fee-for-service payment arrangements, and prospectively, through capitated arrangements. Only encounters with services (line items) that are paid by the MCP, fully or in part, and for which no further payment is anticipated, are acceptable encounter data submissions.

Appendix C
Aged, Blind or Disabled (ABD) population

All other services that are unpaid or paid in part and for which the MCP anticipates further payment (e.g., unpaid services rendered during a delivery of a newborn) may not be submitted to ODJFS until they are paid. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Agreement.

Acceptance Testing

The MCP must have the capability to report all elements in the Minimum Data Set as set forth in the ODJFS Encounter Data Specifications and must submit a test file in the ODJFS-specified medium in the required formats prior to contracting or prior to an information systems replacement or update.

Acceptance testing of encounter data is required as specified in Section 29(a)(v) of this Appendix.

Encounter Data File Submission Procedures

A certification letter must accompany the submission of an encounter data file in the ODJFS-specified medium. The certification letter must be signed by the MCP’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), or an individual who has delegated authority to sign for, and who reports directly to, the MCP’s CEO or CFO.

Timing of Encounter Data Submissions

ODJFS recommends that MCPs submit encounters no more than thirty-five (35) days after the end of the month in which they were paid. (For example, claims paid in January are due March 5.) ODJFS recommends that MCPs submit files in the ODJFS-specified medium by the 5th of each month. This will help to ensure that the encounters are included in the ODJFS master file in the same month in which they were submitted.

d.	Information Systems Review

ODJFS or its designee may review the information system capabilities of each MCP before ODJFS enters into a provider agreement with a new MCP, when a participating MCP undergoes a major information system upgrade or change, when there is identification of significant information system problems, or at ODJFS’ discretion. Each MCP must participate in the review. The review will assess the extent to which MCPs are capable of maintaining a health information system including producing valid encounter data, performance measures, and other data necessary to support quality assessment and improvement, as well as managing the care delivered to its members.

Appendix C
Aged, Blind or Disabled (ABD) population

The following activities, at a minimum, will be carried out during the review. ODJFS or its designee will:
i.	Review the Information Systems Capabilities Assessment (ISCA) forms, as developed by CMS; which the MCP will be required to complete.

ii.	Review the completed ISCA and accompanying documents;

iii.	Conduct interviews with MCP staff responsible for completing the ISCA, as well as staff responsible for aspects of the MCP’s information systems function;

iv.	Analyze the information obtained through the ISCA, conduct follow-up interviews with MCP staff, and write a statement of findings about the MCP’s information system.

v.	Assess the ability of the MCP to link data from multiple sources;

vi.	Examine MCP processes for data transfers;

vii.	If an MCP has a data warehouse, evaluate its structure and reporting capabilities;

viii.	Review MCP processes, documentation, and data files to ensure that they comply with state specifications for encounter data submissions; and

ix.	Assess the claims adjudication process and capabilities of the MCP.
31.	If the MCP will be using the Internet functions that will allow approved users to access member information (e.g., eligibility verification), the MCP must receive prior written approval from ODJFS that verifies that the proper safeguards, firewalls, etc., are in place to protect member data.

32.	MCPs must receive prior written approval from ODJFS before adding any information to their website that would require ODJFS prior approval in hard copy form (e.g., provider listings, member handbook information).

33.	Pursuant to 42 CFR 438.106(b), the MCP acknowledges that it is prohibited from holding a member liable for services provided to the member in the event that the ODJFS fails to make payment to the MCP.

Appendix C
Aged, Blind or Disabled (ABD) population

34.	In the event of an insolvency of an MCP, the MCP, as directed by ODJFS, must cover the continued provision of services to members until the end of the month in which insolvency has occurred, as well as the continued provision of inpatient services until the date of discharge for a member who is institutionalized when insolvency occurs.

35.	Franchise Fee Assessment Requirements
a.	Each MCP is required to pay a franchise permit fee to ODJFS for each calendar quarter as required by ORC Section 5111.176. The current fee to be paid is an amount equal to 4 1/2 percent of the managed care premiums, minus Medicare premiums that the MCP received from any payer in the quarter to which the fee applies. Any premiums the MCP returned or refunded to members or premium payers during that quarter are excluded from the fee.

b.	The franchise fee is due to ODJFS in the ODJFS-specified format on or before the 30th day following the end of the calendar quarter to which the fee applies.

c.	At the time the fee is submitted, the MCP must also submit to ODJFS a completed form and any supporting documentation pursuant to ODJFS specifications.

d.	Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Provider Agreement and in ORC Section 5111.176.
36.	Information Required for MCP Websites
a.	On-line Provider Directory – MCPs must have an internet-based provider directory available in the same format as their ODJFS-approved provider directory, that allows members to electronically search for the MCP panel providers based on name, provider type, geographic proximity, and population (as specified in Appendix H). MCP provider directories must include all MCP-contracted providers [except as specified by ODJFS] as well as certain ODJFS non-contracted providers.

b.	On-line Member Website – MCPs must have a secure internet-based website which is regularly updated to include the most current ODJFS approved materials. The website at a minimum must include: (1) a list of the counties that are covered in their service area; (2) the ODJFS-approved MCP member handbook, recent newsletters/announcements, MCP contact information including member services hours and closures; (3) the MCP provider directory as referenced in section 36(a) of this appendix; (4) the MCP’s current preferred drug list (PDL),

Appendix C
Aged, Blind or Disabled (ABD) population

including an explanation of the list, which drugs require prior authorization (PA), and the PA process; (5) the MCP’s current list of drugs covered only with PA, the PA process, and the MCP’s policy for covering generic for brand-name drugs; and (6) the ability for members to submit questions/comments/grievances/appeals/etc. and receive a response (members must be given the option of a return e-mail or phone call). Responses regarding questions or comments are expected within one working day of receipt, whereas responses regarding grievances and appeals must be within the timeframes specified in OAC rule 5101:3-26-08.4. MCPs must ensure that all member materials designated specifically for CFC and/or ABD consumers (i.e. the MCP member handbook) are clearly labeled as such. The MCP’s member website cannot be used as the only means to notify members of new and/or revised MCP information (e.g., change in holiday closures, change in additional benefits, revisions to approved member materials etc.). ODJFS may require MCPs to include additional information on the member website, as needed.

c.	On-line Provider Website – MCPs must have a secure internet-based website for contracting providers where they will be able to confirm a consumer’s MCP enrollment and through this website (or through e-mail process) allow providers to electronically submit and receive responses to prior authorization requests. This website must also include: (1) a list of the counties that are covered in their service area; (2) the MCP’s provider manual;(3) MCP contact information; (4) a link to the MCP’s on-line provider directory as referenced in section 37(a) of this appendix; (5) the MCP’s current PDL list, including an explanation of the list, which drugs require PA, and the PA process; (6) the MCP’s current list of drugs covered only with PA, the PA process, and the MCP’s policy for covering generic for brand-name drugs. MCPs must ensure that all provider materials designated specifically for CFC and/or ABD consumers (i.e. the MCP’s provider manual) are clearly labeled as such; and (7) information regarding the availability of expedited prior authorization requests, as well as the information that is required from that provider in order to substantiate an expedited prior authorization request.

ODJFS may require MCPs to include additional information on the provider website, as needed.
38.	MCPs must provide members with a printed version of their PDL and PA lists, upon request.

39.	MCPs must not use, or propose to use , any offshore programming or call center services in fulfilling the program requirements.

Appendix C
Aged, Blind or Disabled (ABD) population

40.	PCP Feedback – The MCP must have the administrative capacity to offer feedback to individual providers on their: 1) adherence to evidence-based practice guidelines; and 2) positive and negative care variances from standard clinical pathways that may impact outcomes or costs. In addition, the feedback information may be used by the MCP for activities such as provider performance improvement projects that include incentive programs or the development of quality improvement programs.

41.	Coordination of Benefits

When a claim is denied due to third party liability, the managed care plan must timely share appropriate and available information regarding the third party to the provider for the purposes of coordination of benefits, including, but not limited to third party liability information received from the Ohio Department of Job and Family Services.

Appendix D
Aged, Blind or Disabled (ABD) population

APPENDIX D
ODJFS RESPONSIBILITIES
ABD ELIGIBLE POPULATION
The following are ODJFS responsibilities or clarifications that are not otherwise specifically stated in OAC Chapter 5101: 3-26 or elsewhere in the ODJFS-MCP provider agreement.
General Provisions
1.	ODJFS will provide MCPs with an opportunity to review and comment on the rate-setting time line and proposed rates, and proposed changes to the OAC program rules or the provider agreement.

2.	ODJFS will notify MCPs of managed care program policy and procedural changes and, whenever possible, offer sufficient time for comment and implementation.

3.	ODJFS will provide regular opportunities for MCPs to receive program updates and discuss program issues with ODJFS staff.

4.	ODJFS will provide technical assistance sessions where MCP attendance and participation is required. ODJFS will also provide optional technical assistance sessions to MCPs, individually or as a group.

5.	ODJFS will provide MCPs with an annual MCP Calendar of Submissions outlining major submissions and due dates.

6.	ODJFS will identify contact staff, including the Contract Administrator, selected for each MCP.

7.	ODJFS will recalculate the minimum provider panel specifications if ODJFS determines that significant changes have occurred in the availability of specific provider types and the number and composition of the eligible population.

8.	ODJFS will recalculate the geographic accessibility standards, using the geographic information systems (GIS) software, if ODJFS determines that significant changes have occurred in the availability of specific provider types and the number and composition of the eligible population and/or the ODJFS provider panel specifications.

9.	On a monthly basis, ODJFS will provide MCPs with an electronic file containing their MCP’s provider panel as reflected in the ODJFS Provider Verification System (PVS) database, or other designated system.

Appendix D
Aged, Blind or Disabled (ABD) population

10.	On a monthly basis, ODJFS will provide MCPs with an electronic Master Provider File containing all the Ohio Medicaid fee-for-service providers, which includes their Medicaid Provider Number, as well as all providers who have been assigned a provider reporting number for current encounter data purposes.
11.	It is the intent of ODJFS to utilize electronic commerce for many processes and procedures that are now limited by HIPAA privacy concerns to FAX, telephone, or hard copy. The use of TLS will mean that private health information (PHI) and the identification of consumers as Medicaid recipients can be shared between ODJFS and the contracting MCPs via e-mail such as reports, copies of letters, forms, hospital claims, discharge records, general discussions of member-specific information, etc. ODJFS may revise data/information exchange policies and procedures for many functions that are now restricted to FAX, telephone, and hard copy, including, but not limited to, monthly membership and premium payment reconciliation requests, newborn reporting, Just Cause disenrollment requests, information requests etc. (as specified in Appendix C).

12.	ODJFS will immediately report to Center for Medicare and Medicaid Services (CMS) any breach in privacy or security that compromises protected health information (PHI), when reported by the MCP or ODJFS staff.

13.	Service Area Designation Membership in a service area is mandatory unless ODJFS approves membership in the service area for consumer initiated selections only. It is ODJFS’ current intention to implement a mandatory managed care program in service areas wherever choice and capacity allow and the criteria in 42 CFR 438.50(a) are met.

14.	Consumer information
a.	ODJFS, or its delegated entity, will provide membership notices, informational materials, and instructional materials relating to members and eligible individuals in a manner and format that may be easily understood. At least annually, ODJFS or designee will provide MCP eligible individuals, including current MCP members, with a Consumer Guide. The Consumer Guide will describe the managed care program and include information on the MCP options in the service area and other information regarding the managed care program as specified in 42 CFR 438.10.

b.	ODJFS will notify members or ask MCPs to notify members about significant changes affecting contractual requirements, member services or access to providers.

c.	If an MCP elects not to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, ODJFS will provide coverage and reimbursement for these services for the MCP’s members.

Appendix D
Aged, Blind or Disabled (ABD) population

ODJFS will provide information on what services the MCP will not cover and how and where the MCP’s members may obtain these services in the applicable Consumer Guides.
15.	Membership Selection and Premium Payment
a.	The managed care enrollment center (MCEC): The ODJFS-contracted MCEC will provide unbiased education, selection services, and community outreach for the Medicaid managed care program. The MCEC shall operate a statewide toll-free telephone center to assist eligible individuals in selecting an MCP or choosing a health care delivery option.

The MCEC shall distribute the most current Consumer Guide that includes the managed care program information as specified in 42 CFR 438.10, as well as ODJFS prior-approved MCP materials, such as solicitation brochures and provider directories, to consumers who request additional materials.

b.	Auto-Assignment Limitations – In order to promote market and program stability, ODJFS may limit an MCP’s auto-assignments if they meet any of the following enrollment thresholds:
•	40% of statewide Aged, Blind, or Disabled (ABD) managed care eligibles;and/or

•	60% of the ABD managed care eligibles in any region with two MCPs; and/or

•	40% of the ABD managed care eligibles in any region with three MCPs.
Once an MCP meets one of these enrollment thresholds, the MCP will only be permitted to receive the additional new membership (in the region or statewide, as applicable) through: (1) consumer-initiated enrollment; and (2) auto-assignments which are based on previous enrollment in that MCP or an historical provider relationship with a provider who is not on the panel of any other MCP in that region. In the event that an MCP in a region meets one or more of these enrollment thresholds, ODJFS, may not impose the auto-assignment limitation and auto-assign members to the MCPs in that region as ODJFS deems appropriate.

c.	Consumer Contact Record (CCR): ODJFS or their designated entity shall forward CCRs to MCPs on no less than a weekly basis. The CCRs are a record of each consumer-initiated MCP enrollment, change, or termination, and each MCEC

Appendix D
Aged, Blind or Disabled (ABD) population

initiated MCP assignment processed through the MCEC. The CCR contains information that is not included on the monthly member roster.

d.	Monthly member roster (MR): ODJFS verifies managed care plan enrollment on a monthly basis via the monthly membership roster. ODJFS or its designated entity provides a full member roster (F) and a change roster (C) via HIPAA 834 compliant transactions.

e.	Monthly Premiums: ODJFS will remit payment to the MCPs via an electronic funds transfer (EFT), or at the discretion of ODJFS, by paper warrant.

f.	Remittance Advice: ODJFS will confirm all premium payments paid to the MCP during the month via a monthly remittance advice (RA), which is sent to the MCP the week following state cut-off. ODJFS or its designated entity provides a record of each payment via HIPAA 820 compliant transactions.

g.	MCP Reconciliation Assistance: ODJFS will work with an MCP-designated contact(s) to resolve the MCP’s member and newborn eligibility inquiries, and premium inquiries/discrepancies and to review/approve hospital deferment requests.
16.	ODJFS will make available a website which includes current program information.

17.	ODJFS will regularly provide information to MCPs regarding different aspects of MCP performance including, but not limited to, information on MCP-specific and statewide external quality review organization surveys, focused clinical quality of care studies, consumer satisfaction surveys and provider profiles.

18.	ODJFS will periodically review a random sample of online and printed directories to assess whether MCP information is both accessible and updated.

19.	Communications
a.	ODJFS/BMHC: The Bureau of Managed Health Care (BMHC) is responsible for the oversight of the MCPs’ provider agreements with ODJFS. Within the BMHC, a specific Contract Administrator (CA) has been assigned to each MCP. Unless expressly directed otherwise, MCPs shall first contact their designated CA for questions/assistance related to Medicaid and/or the MCP’s program requirements /responsibilities. If their CA is not available and the MCP needs immediate assistance, MCP staff should request to speak to a supervisor within the Contract Administration

Appendix D
Aged, Blind or Disabled (ABD) population

Section. MCPs should take all necessary and appropriate steps to ensure all MCP staff are aware of, and follow, this communication process.

b.	ODJFS contracting entities: ODJFS-contracting entities should never be contacted by the MCPs unless the MCPs have been specifically instructed by ODJFS to contact the ODJFS contracting entity directly.

c.	MCP delegated entities: In that MCPs are ultimately responsible for meeting program requirements, the BMHC will not discuss MCP issues with the MCPs’ delegated entities unless the applicable MCP is also participating in the discussion. MCP delegated entities, with the applicable MCP participating, should only communicate with the specific CA assigned to that MCP.

APPENDIX E
RATE METHODOLOGY
ABD ELIGIBLE POPULATION

Chase Center/Circle 111 Monument Circle Suite 601 Indianapolis, IN 46204-5128 USA Tel +1 317 639 1000 Fax +1 317 639 1001 milliman.com
FINAL and CONFIDENTIAL
December 12,2007
Mr. Jon Barley, Ph.D., Bureau Chief
Bureau of Managed Health Care
Ohio Department of Job and Family Services
Lazarus Building
50 West Town St., Suite 400
Columbus, OH 43215
RE: CY 2008 CAPITATION RATE DEVELOPMENT — AGED, BLIND, OR DISABLED
Dear Jon:
Milliman, Inc. (Milliman) was retained by the State of Ohio, Department of Job and Family Services (ODJFS) to develop the calendar year 2008 actuarially sound capitation rates for the Aged, Blind, or Disabled (ABD) Risk Based Managed Care (RBMC) program. This letter provides the documentation for the actuarially sound capitation rates.
LIMITATIONS
The information contained in this letter, including the enclosures, has been prepared for the State of Ohio, Department of Job and Family Services and their consultants and advisors. It is our understanding that the information contained in this letter may be utilized in a public document. To the extent that the information contained in this letter is provided to third parties, the letter should be distributed in its entirety. Any user of the data must possess a certain level of expertise in actuarial science and healthcare modeling so as not to misinterpret the data presented.
Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the capitation rates, assumptions, and trends.
Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented
Offices in Principal Cities Worldwick

Mr. Jon Barley, Ph.D. December 12, 2007 Page 2
FINAL and CONFIDENTIAL
The information contained in this letter was prepared as documentation of the actuarially sound capitation rates for Medicaid managed care organization health plans in the State of Ohio. The information may not be appropriate for any other purpose.
SUMMARY OF METHODOLOGY
ODJFS contracted with Milliman to develop the CY 2008 ABD actuarially sound capitation rates. The actuarially sound capitation rates were developed from historical claims and enrollment data for the fee for service (FFS) population. The FFS population is considered a comparable population to the population to be enrolled with the health plans. The historical experience was converted to a per member per month (PMPM) basis and stratified by region and category of service. The historical experience was trended forward using projected trend rates to a center point of July 1, 2008 for the 2008 calendar year contract period. The historical experience was adjusted to reflect adjustments to the utilization and average cost per service that would be expected in a managed care environment.
Appendix 1 contains a chart outlining the methodology that was used to develop the CY 2008 capitation rates for the ABD populations.
Appendix 2 contains the actuarial certification regarding the actuarial soundness of the capitation rates.
Appendix 3 contains the CY 2008 capitation rates by region, including the segmentation of the administrative cost allowance between guaranteed and at-risk components.
DETAILS OF METHODOLOGY
I. COVERED POPULATION
The CY 2008 ABD capitation rates have been developed using historical experience from the FFS population. The historical experience was developed for the population eligible for managed care enrollment based on age and program assignment. The program assignments shown in Table 1 were included in the development of the capitation rates.
Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented

Mr. Jon Barley, Ph.D. December 12, 2007 Page 3
FINAL and CONFIDENTIAL
Table 1
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Summary of Managed Care Eligible Population

Program Assignment	Description
AGED	Aged
RAGED	Aged as defined on RMF
BLIND	Blind
RBLIND	Blind as defined on RMF
DISABLED	Disabled
RDISABLED	Disabled as defined on RMF
RESMED	Residential State Supplement & Medicaid
Milliman extracted the eligible population information from historical data. The eligible population includes the adult ABD population excluding: retro-active periods, back-dated periods, institutionalized, waiver, spend-down, Medicare dual-eligibles, and long-term nursing facility recipients. Adults are defined based on age greater than or equal to 21 during the base experience period. Long-term nursing facility was defined as stays lasting past the last day of the month following the admission to the nursing facility.
If a member was ineligible during a month, all claims and eligibility for the month were excluded from the actuarial models.
II. CATEGORY OF SERVICE DEFINITIONS
The categories of service listed in Table 2 describe the actuarial model service groupings. The units associated with the categories have been indicated. Further, the primary method of classifying the claims has been provided.

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 4
FINAL and CONFIDENTIAL
Table 2
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Categories of Service

Type of Service	Service Category	Utilization Units	Classification Basis
Inpatient Hospital	Medical/Surgical	Admits/Days
	MH/SA	Admits/Days
	Maternity Delivery	Admits/Days
	Well Newborn	Admits/Days	COS, DRG
	Maternity Non-Deliveries	Admits/Days
	Nursing Facility	Admits/Days
	Other Inpatient	Admits/Days

Outpatient Hospital	Emergency Room	Claims
	Surgery/ASC	Services
	Cardiovascular	Services	COS, Revenue Code
	PT/ST/OT	Services
	Clinic	Services
	Other	Services

Professional	Inpatient/Outpatient Surgery	Services
	Anesthesia	Line Items
	Obstetrics	Services
	Office Visits/Consults	Services	COS, Provider Type, Procedure,
	Hospital Inpatient Visits	Services	Modifier
	Emergency Room Visits	Services
	Immunizations & Injections	Services
	Physical Medicine	Services
	Miscellaneous Services	Line Items, Services

Rad/Path/Lab	Radiology	Services	COS, Revenue Code, Provider
	Pathology/Laboratory	Services	Type, Procedure

Ancillaries	MH/SA	Services	COS, Provider Type, Procedure
	FQHC/RHF/OP Health Facility	Services	COS
	Pharmacy	Line Items	COS
	Dental	Services	COS
	Vision	Services	COS, Provider Type, Procedure
	Home Health	Line Items	COS
	Non-Emergent Transportation	Line Items	COS
	Ambulance	Line Items	COS, Procedure Code
	Supplies and DME	Line Items	COS, Provider Type, Procedure
	Miscellaneous Services	Line Items	COS

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 5
FINAL and CONFIDENTIAL
III. RATE GROUPS
The CY 2008 ABD capitation rates will be risk adjusted using the Chronic Illness and Disability Payment System (CDPS). As such, the ABD capitation rates are provided in one single rate group. Further information regarding the CDPS risk adjustment is contained in a later section as well as documented in detail in other correspondence provided by Milliman.
IV. DEVELOPMENT OF CY 2006 ADJUSTED FFS DATA
As discussed in other sections of this document, several adjustments were applied to the base FFS data to develop the CY 2008 capitation rates. The following outlines each of the adjustments applied to the base FFS data.
a. Historical Data Summaries
The CY 2008 ABD capitation rates were developed using FFS claims for two state fiscal year (SFY) periods:
▪	SFY 2005 (Incurred during the 12 months ending June 30, 2005 paid through May 31, 2007).

▪	SFY 2006 (Incurred during the 12 months ending June 30, 2006 paid through May 31, 2007).
The claims data was provided by ODJFS from the data warehouse. The experience was stratified into geographic region based on the member’s county of residence.
The reimbursement amounts captured on the FFS actuarial models reflect the amount paid by ODJFS, net of third party liability recoveries and member co-payment amounts. The reimbursement amounts have not been adjusted for payments made outside the claims processing system. These amounts are discussed later in the documentation.
The FFS historical experience was adjusted to include only those services that are included in the capitation payment. Services that are not covered under the capitation payment have been excluded from the experience. The excluded services were identified by the state-assigned Category of Service field, as shown in Table 3.

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 6
FINAL and CONFIDENTIAL
Table 3
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
FFS Claim Exclusions

COS Field Value	Description
08	PACE
13	ICF/MR Public
18	ICF/MR Private
35	Core Services
36	Home Care Facilitator Services
41	Mental Health Services
42	Mental Retardation
46	Model 50 Waiver Services
58	HMO Services
59	Mental Health Support Services
60	Mental Retardation Support Services
63	PPO Services
64	Passport
66	Passport Waiver III
67	OBRA MR/DD Waiver
80	Alcohol and Drug Abuse
82	Department of Education
84	ODADAS
b. Completion Factors
Milliman utilized 24 months of claims experience for the FFS population that was incurred through June 2006 and paid through May 2007 (eleven months of run-out). Milliman applied claim completion factors to the twelve months of fiscal year 2005 and twelve months of fiscal year 2006 claims experience. The claim completion factors were developed by service category based on claims experience for the FFS population incurred and paid through May 2007.
c. Historical Program Adjustments
The base experience data represents a historical time period from which projections were developed. Certain program changes have occurred during and subsequent to the base data time period. The program adjustments were estimated and applied to the portion of the base experience data prior to the program change effective date. For example, a program change implemented on January 1, 2006 will only be reflected in the second half of SFY 2006. As such, an adjustment was applied to all of SFY 2005 and half of SFY 2006 to include the program change in all periods of the base experience data.

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 7
FINAL and CONFIDENTIAL
ODJFS has provided a listing of all program changes impacting the base experience data. Table 4 summarizes the historical program changes that were reflected in the development of the CY 2008 capitation rates.
Table 4
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Historical Program Adjustments — FFS

Program Adjustment	Effective Date	Service Category(s)
Inpatient Market Basket Increase	1/1/2005	Inpatient Hospital
Dental Fee Schedule Reduction	1/1/2006	Dental
Inpatient Recalibration and Outlier Policy	1/1/2006	Inpatient
Pharmacy Co-pay ($2 Per Brand Prescription)	1/1/2006	Pharmacy
Dental Co-pay ($3 Per Date of Service)	1/1/2006	Dental
Vision Exam Co-Pay ($2 Per Exam)	1/1/2006	Vision / Optometric
Vision Hardware Co-Pay ($1 Per Item)	1/1/2006	Vision / Optometric
ER Co-Pay ($3 Per Non-Emergency Visit)	1/1/2006	Emergency Room
Dental Benefit Reduction	1/1/2006	Dental
d. Third-Party Liability
The FFS experience was calculated using the net paid claim data from the FFS data provided by ODJFS. The paid amounts reflect a reduction for the amounts paid by third party carriers. Additionally, Milliman reduced the FFS experience to reflect third party liability recoveries following payment of claims. The reduction represents the average third party liability recovery rate received by the state under the “pay-and-chase” recovery program for each base year. It is expected that the health plans will collect the third party liability recoveries for managed care enrolled individuals.
e. Fraud and Abuse
The FFS experience was calculated using the net paid claim data from the FFS data provided by ODJFS. Milliman reduced the FFS experience to reflect fraud and abuse recoveries following payment of claims. The reduction represents the average fraud and abuse recovery rate received by the state for each base year. It is expected that the health plans will pursue fraud and abuse detection activities for managed care enrolled individuals.

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 8
FINAL and CONFIDENTIAL
f. Gross Adjustments
The FFS experience was calculated using the net paid claim data from the FFS data provided by ODJFS. Milliman adjusted the FFS experience to reflect payments/refunds occurring outside of normal claim adjudication. Milliman received a “gross adjustments” file from ODJFS containing the additional adjustments.
g. Non-State Plan Services
CMS requires removal of non-state plan services from rate-setting. The FFS data does not contain any such services. As such, no adjustment was applied to the base FFS data for non-state plan services.
h. Trends/Inflation to CY 2006
Milliman developed trend rates to progress the historical experience from state fiscal years 2005 and 2006 forward to a common center point (CY 2006). Milliman reviewed historical experience and performed linear regression on the experience data to develop trend rates by category of service for both utilization and unit cost. Additionally, Milliman reviewed the resulting trends with internal data sources to develop the trends used to develop the CY 2008 ABD capitation rates.
The base experience data was normalized for artificial program adjustments prior to the trend rate development. Milliman did not consider items such as fee schedule changes or benefit modifications as standard components of trend. Removing the impact of historical changes allows for transparent inclusion of prospective program changes for future periods.
i. Blend Base Experience Years
Each of the base experience years was trended to CY 2006. At this point, each base year was on a comparable basis and could be aggregated. The weighting was developed with the intention of placing more credibility on the most recent experience and is consistent with the CY 2007 methodology. Specifically, SFY 2005 received a weight of 30% and SFY 2006 received a weight of 70%.
j. Managed Care Adjustments
Utilization and cost per service adjustments were developed for each service category and region.
Utilization
Milliman adjusted the FFS utilization and cost per service to reflect the managed care environment. After reviewing utilization benchmarks in the Milliman Medicaid Guidelines (Guidelines) as well as other

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 9
FINAL and CONFIDENTIAL
sources, Milliman calculated percentage adjustments to reflect the utilization differential between an economic and efficiently managed plan and the FFS base experience.
Cost Per Service
Milliman adjusted the average reimbursement rates to reflect changes in the mix / intensity of services due to the management of health care. The reimbursement rate changes were also developed following a review of benchmarks in the Guidelines as well as other sources.
In addition to the intensity adjustments applied to the cost per service amounts, Milliman also included adjustments to reflect the health plan contracted rates with providers in the managed care adjustments.
V. CY 2006 ADJUSTED BASE DATA TO CY 2008 CAPITATION RATES
The adjusted CY 2006 utilization and cost per service rates are trended forward to CY 2008 and adjusted for prospective program changes that will be effective for the CY 2008 contract period. The resulting PMPM, after trend and prospective program changes establishes the regional adjusted claim cost for the health plans in CY 2008. The administrative cost allowance and franchise fee components are applied to the adjusted claim cost to develop the CY 2008 capitation rate.
a. Trend to CY 2008
The trend rates that were used to progress the CY 2006 experience forward to the CY 2008 rating period were developed from the historical experience, the experience from other Medicaid managed care programs, and our actuarial judgment. The trend rates include a component for utilization and unit cost by major category of service.
b. Prospective Program Adjustments
The SFY 2008/2009 Budget contains several program changes that impacted the development of the capitation rates. The program changes include items such as provider fee changes, benefit changes, and administrative changes. Adjustments to the CY 2006 experience were developed for each item based on its expected impact to the prospective claims cost. Table 5 lists the program changes that were included in the CY 2008 capitation rate development.

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 10
FINAL and CONFIDENTIAL
Table 5
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Prospective Program Adjustments

Effective
Program Adjustment	Date	Service Category(s)
Nursing Facility Fee Increase	7/1/2007	Nursing Facility
7/1/2008
Chiropractor Benefit Restoration	1/1/2008	Miscellaneous Services
Independent Psychologists Benefit Restoration	1/1/2008	Mental Health / Substance Abuse
Occupational Therapy-Independent Provider Status	1/1/2008	Miscellaneous Services
Improved TPL Management	1/1/2008	All Service Categories
Prior Authorization Policy Change	1/1/2008	Pharmacy
Prior Authorization of Atypical Anti-Psychotic Medication	1/1/2008	Pharmacy
c. Prospective Selection Adjustment
Milliman adjusted the CY 2006 experience to reflect the expected penetration of managed care in CY 2008. Table 6 provides the target managed care penetration used in the development of the CY 2008 capitation rates.
Table 6
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Prospective Selection Adjustments

	June 2007 MC	Target MC
Region	Penetration	Penetration
Central	89.5%	93%
East Central	88.8%	93%
Northeast	89.7%	93%
Northeast Central	0.0%	93%
Northwest	87.6%	93%
Southeast	92.3%	93%
Southwest	86.0%	93%
West Central	87.7%	93%

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 11
FINAL and CONFIDENTIAL
d. Administrative Allowance
Milliman included an administrative cost allowance in the development of the actuarially sound capitation rates for CY 2008. The administrative cost allowance contains provision for administrative expenses, profit/contingency, and surplus contribution and was calculated as a percentage of the capitation rate prior to the franchise fee. As such, the pre-franchise fee capitation rate will be determined by dividing the projected managed care claim cost by one minus the administrative cost allowance. By determining the pre-franchise fee capitation rate in this manner, the administrative allowance may be expressed as a percentage of the pre-franchise fee capitation rate. Milliman developed the administrative cost allowance following a review of cost information from other representative Medicaid managed care organizations.
For health plans in plan year 3 or later, 1% of the administrative component will be at-risk and contingent upon performance requirements defined in the ODJFS provider agreements. Table 7 provides the administrative cost allowance for each plan year.
Table 7
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Administrative Cost Allowance

Plan Year	Guaranteed %	At-Risk %	Total %
Plan Year 1 (1-12 Months)	11.5%	0.0%	11.5%
Plan Year 2 (13-24 Months)	10.5%	0.0%	10.5%
Plan Year 3 (25 + Months)	9.5%	1.0%	10.5%
The administrative cost allowance percentages contained in Table 7 reflect a change from the 2007 methodology.
e. Franchise Fee
Milliman included a franchise fee component in the development of the actuarially sound capitation rates for CY 2008. The franchise fee was calculated as a percentage of the capitation rates. Therefore, the capitation rate will be determined by dividing the pre-franchise fee capitation rate by one minus the franchise fee component. By determining the pre-franchise fee capitation rate in this manner, the franchise fee may be expressed as a percentage of the capitation rate. The franchise fee component is 4.5% of the capitation rate.

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

Mr. Jon Barley, Ph.D. December 12, 2007 Page 12
FINAL and CONFIDENTIAL
VI. CDPS RISK ADJUSTMENT
The methodology described in this correspondence was used to develop the base capitation rates for CY 2008 for each region. Milliman will then apply the Chronic Illness and Disability Payment System (CDPS) to adjust the actuarially sound base capitation rates for the ABD population on a regional basis for each health plan. The CDPS risk adjustment will be updated each six month period for existing regions and plans. For the initial period of managed care within a region and plan, a monthly risk score will be developed for the first three months.
The next anticipated risk score update will be January 1, 2008. The CDPS risk scores will be developed for ABD recipients enrolled in managed care during December 2007 using diagnosis information from claims incurred in calendar year 2006 with paid dates between January 1, 2006 and June 30, 2007. Health plan and region specific prevalence reports will be provided with the updated risk scores.
DATA RELIANCE
In developing the CY 2008 ABD capitation rates, we have relied upon certain data and information from ODJFS. While limited review was performed for reasonableness, the data and information was accepted without audit. To the extent that the data and information was not accurate or complete, the values shown in this letter will need to be revised.
                       ◆   ◆   ◆   ◆
If you have any questions regarding the enclosed information, please do not hesitate to contact me at (317) 524-3512.
Sincerely,

Robert M. Damler, FSA, MAAA
Principal and Consulting Actuary
RMD/mle
cc: Dan Hecht (ODJFS)
     Mitali Ghatak (ODJFS)
     Robert Monks (ODJFS)
Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

FINAL and CONFIDENTIAL
APPENDIX 1

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

FINAL and CONFIDENTIAL
SFY 2005/2006 Fee For Service
incomplete Data Adjustments (Service Category)
Historical Program Adjustments (Service Category)
Trend to CY 2006 Adjustments
(Service Category)
Blend Base Years
CY 2006 Utilization, Cost Per Service., and Per Member Per Month
Blended CY 2006 Fee For Service
Managed Care Adjustments (Region. Service Category)
Prospective Program Adjustments (Service Category)
Trend to CY 2008 Adjustments (Service Category)
CY 2008 Utilization, Cost Per Service, and Per Member Per Month
Administrative Cost Allowance
Franchise Fee
CY 2008 Base Capitation Rates
C’DPS Risk Adjustment
Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

FINAL and CONFIDENTIAL
APPENDIX 2

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

FINAL and CONFIDENTIAL
STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES
Aged, Blind, or Disabled — CY 2008 Capitation Rates
Actuarial Certification
I, Robert M. Damler, am a Principal and Consulting Actuary with the firm of Milliman, Inc. I am a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries. I was retained by the State of Ohio, Department of Job and Family Services to perform an actuarial review and certification regarding the development of the capitation rates to be effective for calendar year 2008. The capitation rates were developed for the Aged, Blind, or Disabled managed care eligible populations. I have experience in the examination of financial calculations for Medicaid programs and meet the qualification standards for rendering this opinion.
I reviewed the historical claims experience for reasonableness and consistency. I have developed certain actuarial assumptions and actuarial methodologies regarding the projection of healthcare expenditures into future periods. I have complied with the elements of the rate setting checklist CMS developed for its Regional Offices regarding 42 CFR 438.6(c) for capitated Medicaid managed care plans.
The capitation rates provided with this certification are effective for a one-year rating period beginning January 1, 2008 through December 31, 2008. At the end of the one-year period, the capitation rates will be updated for calendar year 2009. The update may be based on fee-for-service experience, managed care utilization and trend experience, policy and procedure changes, and other changes in the health care market. A separate certification will be provided with the updated rates.
The capitation rates provided with this certification are considered actuarially sound, defined as:
•	the capitation rates have been developed in accordance with generally accepted actuarial principles and practices;

•	the capitation rates are appropriate for the populations to be covered, and the services to be furnished under the contract; and,

•	the capitation rates meet the requirements of 42 CFR 438.6(c).
This actuarial certification has been based on the actuarial methods, considerations, and analyses promulgated from time to time through the Actuarial Standards of Practice by the Actuarial Standards Board.

Robert M. Damler, FSA
Member, American Academy of Actuaries
December 4, 2007
Date

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

FINAL and CONFIDENTIAL
APPENDIX 3

Milliman makes no representations or warranties regarding the contents of this letter to third parties. Likewise, third parties are instructed that they are to place no reliance upon this letter prepared for ODJFS by Milliman that would result in the creation of any duty or liability under any theory of law by Milliman or its employees to third parties. Other parties receiving this letter must rely upon their own experts in drawing conclusions about the information presented.

FINAL AND CONFIDENTIAL
State of Ohio
Department of Job and Family Services
CY2008 ABD Capitation Rate Development

	Projected CY	CY 2008
	2008 Member	Guaranteed	CY 2008 At
Region	Months	Rate	Risk Rate	CY 2008 Rate
Central	284,169	$1,101.26	$10.62	$1,111.88
East Central	149,045	1,091.21	10.52	1,101.73
Northeast	287,103	1,099.46	10.60	1,110.06
Northeast Central	85,309	1,098.34	10.59	1,108.93
Northwest	137,407	1,107.94	10.68	1,118.62
Southeast	152,735	981.68	9.47	991.15
Southwest	174,390	1,120.61	10.80	1,131.41
West Central	123,260	1,133.13	10.93	1,144.06
Statewide	1,393,418	$1,092.43	$10.53	$1,102.96

Appendix 3	Milliman, Inc.	Page 1

Appendix F
PREMIUM RATES WITHOUT THE AT-RISK PAYMENT AMOUNTS FOR 01/01/08 THROUGH 06/30/08
MCP’s premiums will be at-risk starting the 25th month of the ABD Medicaid Managed Care Program participation.
MCP: Molina Healthcare of Ohio, Inc.

Service
Enrollment	Risk Adjusted	At-Risk
Area	Rate	Amounts
Central Region	$1,057.00	$0.00
Southeast Region	$962.08	$0.00
Southwest Region	$1,075.63	$0.00
West Central	$1,094.20	$0.00
List of Eligible Assistance Groups (AGs)

Aged, Blind or Disabled:	MA-A Aged
MA-B Blind
MA-D Disabled

Appendix G
Aged, Blind or Disabled (ABD) population

APPENDIX G
COVERAGE AND SERVICES
ABD ELIGIBLE POPULATION
1.	Basic Benefit Package

Pursuant to OAC rule 5101:3-26-03(A), with limited exclusions (see section G.2 of this appendix), MCPs must ensure that members have access to medically-necessary services covered by the Ohio Medicaid fee-for-service (FFS) program. For information on Medicaid-covered services, MCPs must refer to the ODJFS website. The following is a general list of the benefits pertinent to the ABD population covered by the MCPs:
•	Inpatient hospital services

•	Outpatient hospital services

•	Rural health clinics (RHCs) and Federally qualified health centers (FQHCs)

•	Physician services whether furnished in the physician’s office, the covered person’s home, a hospital, or elsewhere

•	Laboratory and x-ray services

•	Family planning services and supplies

•	Home health and private duty nursing services

•	Podiatry

•	Physical therapy, occupational therapy, and speech therapy

•	Nurse-midwife, certified family nurse practitioner, and certified pediatric nurse practitioner services

•	Prescription drugs

•	Ambulance and ambulette services

•	Dental services

•	Durable medical equipment and medical supplies

•	Vision care services, including eyeglasses

Appendix G
Aged, Blind or Disabled (ABD) population

•	Nursing facility stays as specified in OAC rule 5101:3-26-03

•	Hospice care

•	Behavioral health services (see section G.2.b.iii of this appendix)

•	Chiropractic services
2.	Exclusions, Limitations and Clarifications
a.	Exclusions

MCPs are not required to pay for Ohio Medicaid FFS program (Medicaid) non-covered services. For information regarding Medicaid noncovered services, MCPs must refer to the ODJFS website. The following is a general list of the services not covered by the Ohio Medicaid fee-for-service program:
•	Services or supplies that are not medically necessary

•	Experimental services and procedures, including drugs and equipment, not covered by Medicaid

•	Organ transplants that are not covered by Medicaid

•	Abortions, except in the case of a reported rape, incest, or when medically necessary to save the life of the mother

•	Infertility services for males or females

•	Voluntary sterilization if under 21 years of age or legally incapable of consenting to the procedure

•	Reversal of voluntary sterilization procedures

•	Plastic or cosmetic surgery that is not medically necessary*

•	Immunizations for travel outside of the United States

•	Services for the treatment of obesity unless medically necessary*

•	Custodial or supportive care not covered by Medicaid

•	Sex change surgery and related services

•	Sexual or marriage counseling

Appendix G
Aged, Blind or Disabled (ABD) population

•	Acupuncture and biofeedback services

•	Services to find cause of death (autopsy)

•	Comfort items in the hospital (e.g., TV or phone)

•	Paternity testing
MCPs are also not required to pay for non-emergency services or supplies received without members following the directions in their MCP member handbook, unless otherwise directed by ODJFS.
*These services could be deemed medically necessary if medical complications/conditions in addition to the obesity or physical imperfection are present.
b.	Limitations & Clarifications
i.	Member Cost-Sharing

As specified in OAC rules 5101:3-26-05(D) and 5101:3-26-12, MCPs are permitted to impose the applicable member co-payment amount(s) for dental services, vision services, non-emergency emergency department services, or prescription drugs, other than generic drugs. MCPs must notify ODJFS if they intend to impose a co-payment. ODJFS must approve the notice to be sent to the MCP’s members and the timing of when the co-payments will begin to be imposed. If ODJFS determines that an MCP’s decision to impose a particular co-payment on their members would constitute a significant change for those members, ODJFS may require the effective date of the co-payment to coincide with the “Open Enrollment” month.

Notwithstanding the preceding paragraph, MCPs must provide an ODJFS-approved notice to all their members 90 days in advance of the date that the MCP will impose the co-payment. With the exception of member co-payments the MCP has elected to implement in accordance with OAC rules 5101:3-26-05(D) and 5101:3-26-12, the MCP’s payment constitutes payment in full for any covered services and their subcontractors must not charge members or ODJFS any additional co-payment, cost sharing, down-payment, or similar charge, refundable or otherwise.

Appendix G
Aged, Blind or Disabled (ABD) population

ii.	Abortion and Sterilization

The use of federal funds to pay for abortion and sterilization services is prohibited unless the specific criteria found in 42 CFR 441 and OAC rules 5101:3-17-01 and 5101:3-21-01 are met. MCPs must verify that all of the information on the required forms (JFS 03197, 03198, and 03199) is provided and that the service meets the required criteria before any such claim is paid.

Additionally, payment must not be made for associated services such as anesthesia, laboratory tests, or hospital services if the abortion or sterilization itself does not qualify for payment. MCPs are responsible for educating their providers on the requirements; implementing internal procedures including systems edits to ensure that claims are only paid once the MCP has determined if the applicable forms are completed and the required criteria are met, as confirmed by the appropriate certification/consent forms; and for maintaining documentation to justify any such claim payments.

iii.	Behavioral Health Services

Coordination of Services: MCPs must have a process to coordinate benefits of and referrals to the publicly funded community behavioral health system. MCPs must ensure that members have access to all medically-necessary behavioral health services covered by the Ohio Medicaid FFS program and are responsible for coordinating those services with other medical and support services. MCPs must notify members via the member handbook and provider directory of where and how to access behavioral health services, including the ability to self-refer to mental health services offered through ODMH community mental health centers (CMHCs) as well as substance abuse services offered through Ohio Department of Alcohol and Drug Addiction Services (ODADAS)-certified Medicaid providers. Pursuant to ORC Section 5111.16, alcohol, drug addiction and mental health services covered by Medicaid are not to be paid by the managed care program when the nonfederal share of the cost of those services is provided by a board of alcohol, drug addiction, and mental health services or a state agency other than ODJFS. MCPs are also not responsible for providing mental health services to persons between 22 and 64 years of age while residing in an institution for mental disease (IMD) as defined in Section 1905(i) of the Social Security Act.

MCPs must provide Medicaid-covered behavioral health services for members who are unable to timely access services or unwilling

Appendix G
Aged, Blind or Disabled (ABD) population

to access services through community providers.

Mental Health Services: There are a number of Medicaid-covered mental health (MH) services available through ODMH CMHCs.

Where an MCP is responsible for providing MH services for their members, the MCP is responsible for ensuring access to counseling and psychotherapy, physician/psychiatrist services, outpatient clinic services, general hospital outpatient psychiatric services, pre-hospitalization screening, diagnostic assessment (clinical evaluation), crisis intervention, psychiatric hospitalization in general hospitals (for all ages), and Medicaid-covered prescription drugs and laboratory services. MCPs are not required to cover partial hospitalization, or inpatient psychiatric care in a private or public free-standing psychiatric hospital. However, MCPs are required to cover the payment of physician services in a private or public free-standing psychiatric hospital when such services are billed independent of the hospital.

Substance Abuse Services: There are a number of Medicaid-covered substance abuse services available through ODADAS-certified Medicaid providers.

Where an MCP is responsible for providing substance abuse services for their members, the MCP is responsible for ensuring access to alcohol and other drug (AOD) urinalysis screening, assessment, counseling, physician/psychiatrist AOD treatment services, outpatient clinic AOD treatment services, general hospital outpatient AOD treatment services, crisis intervention, inpatient detoxification services in a general hospital, and Medicaid-covered prescription drugs and laboratory services. MCPs are not required to cover outpatient detoxification and methadone maintenance.

Financial Responsibility for Behavioral Health Services: MCPs are responsible for the following:
•	payment of Medicaid-covered prescription drugs prescribed by an ODMH CMHC or ODADAS-certified provider when obtained through an MCP’s panel pharmacy;

•	payment of Medicaid-covered services provided by an MCP’s panel laboratory when referred by an ODMH CMHC or ODADAS-certified provider;

•	payment of all other Medicaid-covered behavioral health services obtained through providers other than those who are ODMH CMHCs or ODADAS-certified providers when

Appendix G
Aged, Blind or Disabled (ABD) population

arranged/authorized by the MCP.
Limitations:
•	Pursuant to ORC Section 5111.16, alcohol, drug addiction and mental health services covered by Medicaid are not to be paid by the managed care program when the nonfederal share of the cost of those services is provided by a board of alcohol, drug addiction, and mental health services or a state agency other than ODJFS. As part of this limitation:
•	MCPs are not responsible for paying for behavioral health services provided through ODMH CMHCs and ODADAS-certified Medicaid providers;

•	MCPs are not responsible for payment of partial hospitalization (mental health), inpatient psychiatric care in a private or public free-standing inpatient psychiatric hospital, outpatient detoxification, intensive outpatient programs (IOP) (substance abuse) or methadone maintenance.

•	However, MCPs are required to cover the payment of physician services in a private or public free-standing psychiatric hospital when such services are billed independent of the hospital.
iv.	Pharmacy Benefit: In providing the Medicaid pharmacy benefit to their members, MCPs must cover the same drugs covered by the Ohio Medicaid fee-for-service program.

MCPs may establish a preferred drug list for members and providers which includes a listing of the drugs that they prefer to have prescribed. Preferred drugs requiring prior authorization approval must be clearly indicated as such. Pursuant to ORC §5111.172, ODJFS may approve MCP-specific pharmacy program utilization management strategies (see appendix G.3.a).

v.	Organ Transplants: MCPs must ensure coverage for organ transplants and related services in accordance with OAC 5101-3-2-07.1 (B)(4)&(5). Coverage for all organ transplant services, except kidney transplants, is contingent upon review and recommendation by the “Ohio Solid Organ Transplant Consortium” based on criteria established by Ohio organ transplant surgeons and authorization from the ODJFS prior authorization unit. Reimbursement for bone marrow transplant and hematapoietic stem cell transplant services, as defined in OAC 3701:84-01, is contingent upon review and recommendation by the “Ohio

Appendix G
Aged, Blind or Disabled (ABD) population

Hematapoietic Stem Cell Transplant Consortium” again based on criteria established by Ohio experts in the field of bone marrow transplant. While MCPs may require prior authorization for these transplant services, the approval criteria would be limited to confirming the consumer is being considered and/or has been recommended for a transplant by either consortium and authorized by ODJFS. Additionally, in accordance with OAC 5101:3-2-03 (A)(4) all services related to organ donations are covered for the donor recipient when the consumer is Medicaid eligible.
3.	Care Coordination
a.	Utilization Management Programs

General Provisions — Pursuant to OAC rule 5101:3-26-03.1(A)(7), MCPs must implement a utilization management (UM) program to maximize the effectiveness of the care provided to members and may develop other UM programs, subject to prior approval by ODJFS. For the purposes of this requirement, the specific UM programs which require ODJFS prior-approval are an MCP’s general pharmacy program, a controlled substances and member management program, and any other program designed by the MCP with the purpose of redirecting or restricting access to a particular service or service location.
i.	Pharmacy Programs — Pursuant to ORC Sec. 5111.172 and OAC rule 5101:3-26-03(A) and (B), MCPs may, subject to ODJFS prior-approval, implement strategies for the management of pharmacy utilization. Pharmacy utilization management strategies may include developing preferred drug lists, requiring prior authorization for certain drugs, placing limitations on the type of provider and locations where certain medications may be administered, and developing and implementing a specialized pharmacy program to address the utilization of controlled substances, as defined in section 3719.01 of the Ohio Revised Code.

Drug Prior Authorizations: MCPs must receive prior approval from ODJFS for the medications that they wish to cover through prior authorization. MCPs must establish their prior authorization system so that it does not unnecessarily impede member access to medically-necessary Medicaid-covered services. As outlined in paragraph 29(i)(ii)(f) of Appendix C, MCPs must adhere to specific prior-authorization limitations to assist with the transition of new ABD members from FFS Medicaid. MCPs must make their approved list of drugs covered only with prior authorization available to members and providers, as outlined in paragraphs 36(b) and (c) of Appendix C.

Appendix G
Aged, Blind or Disabled (ABD) population

Beginning January 1, 2008, MCPs may require prior authorization for the coverage of antipsychotic drugs with ODJFS approval. MCPs must, however, allow any member to continue receiving a specific antipsychotic drug if the member is stabilized on that particular medication. The MCP must continue to cover that specific drug for the stabilized member for as long as that medication continues to be effective for the member. MCPs may also implement a drug utilization review program designed to promote the appropriate clinical prescribing of antipsychotic drugs. This can be accomplished through the MCP’s retrospective analysis of drug claims to identify potential inappropriate use and provide education to those providers who are outliers to acceptable standards for prescribing/dispensing antipsychotic drugs.

MCPs must comply with the provisions of 1927(d)(5) of the Social Security Act, 42 USC 1396r-8(k)(3), and OAC rule 5101:3-26-03.1 regarding the timeframes for prior authorization of covered outpatient drugs.

Controlled Substances and Member Management Programs: MCPs may also, with ODJFS prior approval, develop and implement Controlled Substances and Member Management (CSMM) programs designed to address use of controlled substances. Utilization management strategies may include prior authorization as a condition of obtaining a controlled substance, as defined in section 3719.01 of the Ohio Revised Code. CSMM strategies may also include processes for requiring MCP members at high risk for fraud or abuse involving controlled substances to have their narcotic medications prescribed by a designated provider/providers and filled by a pharmacy, medical provider, or health care facility designated by the program.

ii.	Emergency Department Diversion (EDD) — MCPs must provide access to services in a way that assures access to primary, specialist and urgent care in the most appropriate settings and that minimizes frequent, preventable utilization of emergency department (ED) services. OAC rule 5101:3-26-03.1(A)(7)(d) requires MCPs to implement the ODJFS-required emergency department diversion (EDD) program for frequent utilizers.
               Each MCP must establish an ED diversion (EDD) program with the goal of minimizing frequent ED utilization. The MCP’s EDD program must include the monitoring of ED utilization, identification of frequent ED utilizers, and targeted approaches designed to reduce avoidable ED utilization. MCP EDD programs must, at a minimum, address those ED visits which could have been prevented through improved education,

Appendix G
Aged, Blind or Disabled (ABD) population

access, quality or care management approaches.

Although there is often an assumption that frequent ED visits are solely the result of a preference on the part of the member and education is therefore the standard remedy, it is also important to ensure that a member’s frequent ED utilization is not due to problems such as their PCP’s lack of accessibility or failure to make appropriate specialist referrals. The MCP’s EDD program must therefore also include the identification of providers who serve as PCPs for a substantial number of frequent ED utilizers and the implementation of corrective action with these providers as so indicated.

This requirement does not replace the MCP’s responsibility to inform and educate all members regarding the appropriate use of the ED.

MCPs must also implement the ODJFS-required emergency department diversion (EDD) program for frequent users. In that ODJFS has developed the parameters for an MCP’s EDD program, it therefore does not require ODJFS prior approval (Moved).

b.	Integration of Member Care

The MCP must ensure that a discharge plan is in place to meet a member’s health care needs following discharge from a nursing facility, and integrated into the member’s continuum of care. The discharge plan must address the services to be provided for the member and must be developed prior to the date of discharge from the nursing facility. The MCP must ensure follow-up contact occurs with the member, or authorized representative, within thirty (30) days of the member’s discharge from the nursing facility to ensure that the member’s health care needs are being met.

c.	Care Coordination with ODJFS-Designated Providers

Per OAC rule 5101:3-26-03.1(A)(4), MCPs are required to share specific information with certain ODJFS-designated non-contracting providers in order to ensure that these providers have been supplied with specific information needed to coordinate care for the MCP’s members. Within the first month of operation, after an MCP has obtained a provider agreement, the MCP must provide to the ODJFS-designated providers (i.e., ODMH Community Mental Health Centers, ODADAS-certified Medicaid providers, FQHCs/RHCs, QFPPs, CNMs, CNPs [if applicable], and hospitals) a quick reference information packet which includes the following:
i.	A brief cover letter explaining the purpose of the mailing; and

Appendix G
Aged, Blind or Disabled (ABD) population

ii.	A brief summary document that includes the following information:
•	Claims submission information including the MCP’s Medicaid provider number for each region;

•	The MCP’s prior authorization and referral procedures or the MCP’s website;

•	A picture of the MCP’s member identification card (front and back);

•	Contact numbers and/or website location for obtaining information for eligibility verification, claims processing, referrals/prior authorization, and information regarding the MCP’s behavioral health administrator;

•	A listing of the MCP’s major pharmacy chains and the contact number for the MCP’s pharmacy benefit administrator (PBM);

•	A listing of the MCP’s laboratories and radiology providers; and

•	A listing of the MCP’s contracting behavioral health providers and how to access services through them (this information is only to be provided to non-contracting community mental health and substance abuse providers).
d.	Care coordination with Non-Contracting Providers

Per OAC rule 5101:3-26-05(A)(9), MCPs authorizing the delivery of services from a provider who does not have an executed subcontract must ensure that they have a mutually agreed upon compensation amount for the authorized service and notify the provider of the applicable provisions of paragraph D of OAC rule 5101:3-26-05. This notice is provided when an MCP authorizes a non-contracting provider to furnish services on a one-time or infrequent basis to an MCP member and must include required ODJFS-model language and information. This notice must also be included with the transition of services form sent to providers as outlined in paragraph 29.h. of Appendix C.
4.	Case Management

In accordance with 5101:3-26-03.1(A)(8), MCPs must offer and provide comprehensive case management services which coordinate and monitor the care of members with specific diagnoses, or who require high-cost and/or extensive services.

Appendix G
Aged, Blind or Disabled (ABD) population

a.	Each MCP must inform all members and contracting providers of the MCP’s case management services.

b.	The MCP must assure and coordinate the placement of the member into case management — including identification of the member’s need for case management services, completion of the comprehensive health needs assessment, and timely development of a care treatment plan. This process must occur within the following timeframes for:

i. newly enrolled members – 90 days from the effective date of enrollment; and

ii. existing members – 90 days from identifying their need for case management.

c.	The MCP’s comprehensive case management program must include, at a minimum, the following components:
i.	Identification –

The MCP must have mechanisms in place to identify members potentially eligible for case management services. These mechanisms must include an administrative data review (e.g. diagnosis, cost threshold, and/or service utilization) and may also include telephone interviews; provider/self-referrals; information as reported by the Managed Care Enrollment Center (MCEC) during membership selection; or home visits.

ii.	Assessment -

The MCP must arrange for or conduct a comprehensive assessment of the member’s physical and/or behavioral health condition(s) to confirm the results of a positive identification, and to determine the need for case management services. The goals of the assessment are to identify the member’s existing and/or potential health care needs and assess the member’s need for case management services.

The assessment must be completed by a physician, physician assistant, RN, LPN, licensed social worker, or a graduate of a two or four year allied health program. If the assessment is completed by another medical professional, there should be oversight and monitoring by either a registered nurse or a physician.

The MCP must have a process to inform members and their PCPs that they have been identified as meeting the criteria for case management, including their enrollment into case management services.

The MCP must develop a strategy to assign members to risk stratification levels, based on the member’s comprehensive needs assessment.

iii.	Care Treatment Plan –

The care treatment plan is defined by ODJFS as the one developed by the MCP for the member.

Appendix G
Aged, Blind or Disabled (ABD) population

The development of the care treatment plan must be based on the comprehensive health assessment and reflect the member’s primary medical diagnosis and health conditions, any comorbidities, and the member’s psychological, behavioral health and community support needs. The care treatment plan must also include specific provisions for periodic reviews (i.e., no less than semi-annually) of the member’s condition and appropriate updates to the plan. The member and the member’s PCP must be actively involved in the development of and revisions to the care treatment plan. The designated PCP is the provider, or specialist, who will manage and coordinate the overall care for the member. Ongoing communication regarding the status of the care treatment plan may be accomplished between the MCP and the PCP’s designee (i.e., qualified health professional). Revisions to the clinical portion of the care treatment plan should be completed in consultation with the PCP.

The elements of a comprehensive care treatment plan include:

Goals and actions that address medical, social, behavioral and psychological needs;

Member level interventions, (i.e., referrals and making appointments) that assist members in obtaining services, providers and programs;

Continuous review, revision and contact follow-up, as needed, to ensure the care treatment plan is adequately monitored including the following:
•	Documentation that services are provided in accordance with the care treatment plan;

•	Re-evaluation to determine if the care treatment plan is adequate to meet the member’s current needs;

•	Identification of gaps between recommended care and actual care provided;

•	A change in needs or status from the re-evaluation that requires revisions to the care treatment plan;

•	Active participation by the member or representative in the care treatment plan development;

•	Monitoring of specific service delivery including service utilization; and

•	Re-evaluation of a member’s risk stratification level with adjustment to the level of case management services provided.
iv.	Coordination of Care and Communication

There should be an accountable point of contact at the MCP for each member in case management who can help obtain medically necessary care, assist with health-related services and coordinate care needs, including behavioral health. The MCP must arrange or provide for professional case management services that are performed collaboratively by a team of professionals appropriate for the member’s condition and health care needs. At a minimum, the MCP’s case manager must attempt to coordinate with the member’s case manager from other

Appendix G
Aged, Blind or Disabled (ABD) population

health systems, including behavioral health. The MCP must have a process to facilitate, maintain, and coordinate both care and communication with the member, PCP, and other service providers and case managers. The MCP must also have a process to coordinate care for a member that is receiving services from state sub-recipient agencies as appropriate [e.g., the Ohio Department of Mental Health (ODMH); the Ohio Department of Mental Retardation and Developmental Disabilities (ODMR/DD); and the Ohio Department of Alcohol and Drug Addiction Services (ODADAS)].

The MCP must have a provision to disseminate information to the member/caregiver concerning the health condition, types of services that may be available, and how to access services.

The MCP must implement mechanisms to notify all Members with Special Health Care Needs of their right to directly access a specialist. Such access may be assured through, for example, a standing referral or an approved number of visits, and documented in the care treatment plan.

v.	ODJFS Targeted Case Management Conditions

The MCP must, at a minimum, case manage members with the following physical and behavioral health conditions:
•	Congestive Heart Failure

•	Coronary Artery Disease

•	Non-Mild Hypertension

•	Diabetes

•	Chronic Obstructive Pulmonary Disease

•	Asthma

•	Severe mental illness

•	High risk or high cost substance abuse disorders

•	Severe cognitive and/or developmental limitation
The MCP must also case manage any member enrolled in an MCP’s CSMM as specified in section G(3)(a)(i).

The MCP should also focus on all members whose health conditions warrant case management services and should not limit these services only to members with these conditions (e.g., cystic fibrosis, cerebral palsy and sickle cell anemia).

Refer to Appendix M for the performance measures and standards related to case management.

vi.	Case Management Program Staffing

The MCP must identify the staff that will be involved in the operations of the case management program, including but not limited to: case manager supervisors, case managers, and administrative support staff. The MCP must identify the role and functions of each case management staff member as well as the educational

Appendix G
Aged, Blind or Disabled (ABD) population

requirements, clinical licensure standards, certification and relevant experience with case management standards and/or activities. The MCP must provide case manager staff/member ratios based on the member risk stratification and different levels of care being provided to members.

vii.	Case Management Strategies

The MCP must follow best-practice and/or evidence based clinical guidelines when devising a member’s care treatment plan and coordinating the case management needs. If an MCP uses a disease management methodology to identify and/or stratify members in need of case management services, the methods must be validated by scientific research and/or nationally accepted in the health care industry.

The MCP must develop and implement mechanisms to educate and equip providers and case managers with evidence-based clinical guidelines or best practice approaches to assist in providing a high level of quality of care to members.

viii.	Information Technology System for Case Management

The MCP’s information technology system for its case management program must maximize the opportunity for communication between the plan, PCP, the member, and other service providers and case managers. The MCP must have an integrated database that allows MCP staff that may be contacted by a member in case management to have immediate access to, and review of, the most recent information with the MCP’s information systems relevant to the case. The integrated database may include the following: administrative data, call center communications, service authorizations, care treatment plans, patient assessments, case management notes, and PCP notes. The information technology system must also have the capability to share relevant information with the member, the PCP, and other service providers and case managers.

ix.	Data Submission
The MCP must submit a monthly electronic report to the Case Management System (CAMS) for all members that are case managed. In order for a member to be submitted as case managed in CAMS, the MCP must: (1) complete the identification process, a comprehensive health needs assessment and development of a care treatment plan for the member; and (2) document the member’s written or verbal confirmation of his/her case management status in the case management record. ODJFS, or its designated entity, the external quality review vendor, will validate on an annual basis the accuracy of the information contained in CAMS with the member’s case management record. The CAMS files are due the 10th business day of each month.
d.	Annual Case Management Program Submission

The MCP must have an ODJFS-approved case management program which includes the items in Section 4. Each MCP must implement an evaluation process

Appendix G
Aged, Blind or Disabled (ABD) population

to review, revise and/or update the case management program. The MCP must annually submit its case management program for review and approval by ODJFS. Any subsequent changes to an approved case management program description must be submitted to ODJFS in writing for review and approval prior to implementation.

Appendix H
Aged, Blind or Disabled (ABD) population

APPENDIX H
PROVIDER PANEL SPECIFICATIONS
ABD ELIGIBLE POPULATION
1. GENERAL PROVISIONS
MCPs must provide or arrange for the delivery of all medically necessary, Medicaid-covered health services, as well as assure that they meet all applicable provider panel requirements for their entire designated service area. The ODJFS provider panel requirements are specified in the charts included with this appendix and must be met prior to the MCP receiving a provider agreement with ODJFS. The MCP must remain in compliance with these requirements for the duration of the provider agreement.
If an MCP is unable to provide the medically necessary, Medicaid-covered services through their contracted provider panel, the MCP must ensure access to these services on an as needed basis. For example, if an MCP meets the gastroenterologist requirement but a member is unable to obtain a timely appointment from a gastroenterologist on the MCP’s provider panel, the MCP will be required to secure an appointment from a panel gastroenterologist or arrange for an out-of-panel referral to a gastroenterologist.
MCPs are required to make transportation available to any member requesting transportation when they must travel 30 miles or more from their home to receive a medically-necessary Medicaid-covered service. If the MCP offers transportation to their members as an additional benefit and this transportation benefit only covers a limited number of trips, the required transportation listed above may not be counted toward this trip limit (as specified in Appendix C).
In developing the provider panel requirements, ODJFS considered, on a county-by-county basis, the population size and utilization patterns of the Aged, Blind or Disabled (ABD) consumers, as well as the potential availability of the designated provider types. ODJFS has integrated existing utilization patterns into the provider network requirements to avoid disruption of care. Most provider panel requirements are county-specific but in certain circumstances, ODJFS requires providers to be located anywhere in the region. Although all provider types listed in this appendix are required provider types, only those listed on the attached charts must be submitted for ODJFS prior approval.
2. PROVIDER SUBCONTRACTING
Unless otherwise specified in this appendix or OAC rule 5101:3-26-05, all MCPs are required to enter into fully-executed subcontracts with their providers. These subcontracts must include a baseline contractual agreement, as well as the appropriate ODJFS-approved Model Medicaid Addendum. The Model Medicaid Addendum incorporates all applicable Ohio

Appendix H
Aged, Blind or Disabled (ABD) population

Administrative Code rule requirements specific to provider subcontracting and therefore cannot be modified except to add personalizing information such as the MCP’s name.
ODJFS must prior approve all MCP providers in the ODJFS- required provider type categories before they can begin to provide services to that MCP’s members. MCPs may not employ or contract with providers excluded from participation in Federal health care programs under either section 1128 or section 1128A of the Social Security Act. As part of the prior approval process, MCPs must submit documentation verifying that all necessary contract documents have been appropriately completed. ODJFS will verify the approvability of the submission and process this information using the ODJFS Provider Verification System (PVS), or other designated process. The PVS is a centralized database system that maintains information on the status of all MCP-submitted providers.
Only those providers who meet the applicable criteria specified in this document, and as determined by ODJFS, will be approved by ODJFS. MCPs must credential/recredential providers in accordance with the standards specified by the National Committee for Quality Assurance (or receive approval from ODJFS to use an alternate industry standard) and must have completed the credentialing review before submitting any provider to ODJFS for approval. Regardless of whether ODJFS has approved a provider, the MCP must ensure that the provider has met all applicable credentialing criteria before the provider can render services to the MCP’s members.
MCPs must notify ODJFS of the addition and deletion of their contracting providers as specified in OAC rule 5101:3-26-05, and must notify ODJFS within one working day in instances where the MCP has identified that they are not in compliance with the provider panel requirements specified in this appendix.
3. PROVIDER PANEL REQUIREMENTS
The provider network criteria that must be met by each MCP are as follows:
a. Primary Care Providers (PCPs)
Primary Care Provider (PCP) means an individual physician (M.D. or D.O.), certain physician group practice/clinic (Primary Care Clinics [PCCs]), or an advanced practice nurse (APN) as defined in ORC 4723.43 or advanced practice nurse group practice within an acceptable specialty, contracting with an MCP to provide services as specified in paragraph (B) of OAC rule 5101: 3-26-03.1. Acceptable specialty types for PCPs include family/general practice, internal medicine, pediatrics, and obstetrics/gynecology (OB/GYN). Acceptable PCCs include FQHCs, RHCs and the acceptable group practices/clinics specified by ODJFS. As part of their subcontract with an MCP, PCPs must stipulate the total Medicaid member capacity that they can ensure for that individual MCP. Each PCP must have the capacity and agree to serve at least 50 Medicaid members at each practice site in order to be approved by ODJFS as a PCP. The

Appendix H
Aged, Blind or Disabled (ABD) population

capacity-by-site requirement must be met for all ODJFS-approved PCPs.
ODJFS reviews the capacity totals for each PCP to determine if they appear excessive. ODJFS reserves the right to request clarification from an MCP for any PCP whose total stated capacity for all MCP networks added together exceeds 2000 Medicaid members (i.e., 1 FTE). ODJFS may allow up to an additional 750 member capacity for each nurse practitioner or physician’s assistant that is used to provide clinical support for a PCP.
For PCPs contracting with more than one MCP, the MCP must ensure that the capacity figure stated by the PCP in their subcontract reflects only the capacity the PCP intends to provide for that one MCP. ODJFS utilizes each approved PCP’s capacity figure to determine if an MCP meets the provider panel requirements and this stated capacity figure does not prohibit a PCP from actually having a caseload that exceeds the capacity figure indicated in their subcontract.
ODJFS expects that MCPs will need to utilize specialty physicians to serve as PCPs for some special needs members. In these situations it will not be necessary for the MCP to submit these specialists to the PVS database, or other system, as PCPs, however, they must be submitted to PVS, or other system, as the appropriate required provider type. Also, in some situations (e.g., continuity of care) a PCP may only want to serve a very small number of members for an MCP. In these situations it will not be necessary for the MCP to submit these PCPs to ODJFS for prior approval. These PCPs will not be included in the ODJFS PVS database, or other system and therefore may not appear as PCPs in the MCP’s provider directory. These PCPs will, however, need to execute a subcontract with the MCP which includes the appropriate Model Medicaid Addendum.
The PCP requirement is based on an MCP having sufficient PCP capacity to serve 40% of the eligibles in the region if three MCPs are serving the region and 55% of the eligibles in the region if two MCPs are serving the region. Each MCP must meet the PCP minimum FTE requirement for that region. MCPs must also satisfy a PCP geographic accessibility standard. ODJFS will match the PCP practice sites and the stated PCP capacity with the geographic location of the eligible population in that region (on a county-specific basis) and perform analysis using Geographic Information Systems (GIS) software. The analysis will be used to determine if at least 40% of the eligible population is located within 10 miles of a PCP with available capacity in urban counties and 40% of the eligible population within 30 miles of a PCP with available capacity in rural counties. [Rural areas are defined pursuant to 42 CFR 412.62(f)(1)(iii).]
Until July 1, 2008, MCPs may only use PCPs who are individual physicians (M.D. or D.O.), physician group practices, or PCCs to meet capacity and FTE requirements.
b. Non-PCP Provider Network
In addition to the PCP capacity requirements, each MCP is also required to maintain adequate capacity in the remainder of its provider network within the following categories: hospitals,

Appendix H
Aged, Blind or Disabled (ABD) population

cardiovascular, dentists, gastroenterology, nephrology, neurology, oncology, physical medicine, podiatry, psychiatry, urology, vision care providers, obstetricians/gynecologists (OB/GYNs), allergists, general surgeons, otolaryngologists, orthopedists, federally qualified health centers (FQHCs)/rural health centers (RHCs) and qualified family planning providers (QFPPs). CNMs, CNPs, FQHCs/RHCs and QFPPs are federally-required provider types.
All Medicaid-contracting MCPs must provide all medically-necessary Medicaid-covered services to their members and therefore their complete provider network will include many other additional specialists and provider types. MCPs must ensure that all non-PCP network providers follow community standards in the scheduling of routine appointments (i.e., the amount of time members must wait from the time of their request to the first available time when the visit can occur).
Although there are currently no capacity requirements for the non-PCP required provider types, MCPs are required to ensure that adequate access is available to members for all required provider types. Additionally, for certain non-PCP required provider types, MCPs must ensure that these providers maintain a full-time practice at a site(s) located in the specified county/region (i.e., the ODJFS-specified county within the region or anywhere within the region if no particular county is specified). A full-time practice is defined as one where the provider is available to patients at their practice site(s) in the specified county/region for at least 25 hours a week. ODJFS will monitor access to services through a variety of data sources, including: consumer satisfaction surveys; member appeals/grievances/complaints and state hearing notifications/requests; clinical quality studies; encounter data volume; provider complaints, and clinical performance measures.
Hospitals — MCPs must contract with the number and type of hospitals specified by ODJFS for each county/region. In developing these hospital requirements, ODJFS considered, on a county-by-county basis, the population size and utilization patterns of the Aged, Blind or Disabled (ABD) consumers and integrated the existing utilization patterns into the hospital network requirements to avoid disruption of care. For this reason, ODJFS may require that MCPs contract with out-of-state hospitals (i.e. Kentucky, West Virginia, etc.).
For each Ohio hospital, ODJFS utilizes the hospital’s most current Annual Hospital Registration and Planning Report, as filed with the Ohio Department of Health, in verifying types of services that hospital provides. Although ODJFS has the authority, under certain situations, to obligate a non-contracting hospital to provide non-emergency hospital services to an MCP’s members, MCPs must still contract with the specified number and type of hospitals unless ODJFS approves a provider panel exception (see Section 4 of this appendix — Provider Panel Exceptions).
If an MCP-contracted hospital elects not to provide specific Medicaid-covered hospital services because of an objection on moral or religious grounds, the MCP must ensure that these hospital services are available to its members through another MCP-contracted hospital in the specified county/region.

Appendix H
Aged, Blind or Disabled (ABD) population

OB/GYNs - MCPs must contract with the specified number of OB/GYNs for each county/region, all of whom must maintain a full-time obstetrical practice at a site(s) located in the specified county/region. Only MCP-contracting OB/GYNs with current hospital delivery privileges at a hospital under contract with the MCP in the region can be submitted to the PVS, or other system, count towards MCP minimum panel requirements, and be listed in the MCPs’ provider directory.
Certified Nurse Midwives (CNMs) and Certified Nurse Practitioners (CNPs) - MCPs must ensure access to CNM and CNP services in the region if such provider types are present within the region. The MCP may contract directly with the CNM or CNP providers, or with a physician or other provider entity who is able to obligate the participation of a CNM or CNP. If an MCP does not contract for CNM or CNP services and such providers are present within the region, the MCP will be required to allow members to receive CNM or CNP services outside of the MCP’s provider network.
Only CNMs with hospital delivery privileges at a hospital under contract to the MCP in the region can be submitted to the PVS, or other system, count towards MCP minimum panel requirements, and be listed in the MCPs’ provider directory. The MCP must ensure a member’s access to CNM and CNP services if such providers are practicing within the region.
Vision Care Providers — MCPs must contract with the specified number of ophthalmologists/optometrists for each specified county/region, all of whom must maintain a full-time practice at a site(s) located in the specified county/region. All ODJFS-approved vision providers must regularly perform routine eye exams. (MCPs will be expected to contract with an adequate number of ophthalmologists as part of their overall provider panel, but only ophthalmologists who regularly perform routine eye exams can be used to meet the vision care provider panel requirement.) If optical dispensing is not sufficiently available in a region through the MCP’s contracting ophthalmologists/optometrists, the MCP must separately contract with an adequate number of optical dispensers located in the region.
Dental Care Providers - MCPs must contract with the specified number of dentists.
Federally Qualified Health Centers/Rural Health Clinics (FQHCs/RHCs) - MCPs are required to ensure member access to any federally qualified health center or rural health clinic (FQHCs/RHCs), regardless of contracting status. Contracting FQHC/RHC providers must be submitted for ODJFS approval via the PVS process, or other designated process. Even if no FQHC/RHC is available within the region, MCPs must have mechanisms in place to ensure coverage for FQHC/RHC services in the event that a member accesses these services outside of the region.
In order to ensure that any FQHC/RHC has the ability to submit a claim to ODJFS for the state’s supplemental payment, MCPs must offer FQHCs/RHCs reimbursement pursuant to the following:

Appendix H
Aged, Blind or Disabled (ABD) population

•	MCPs must provide expedited reimbursement on a service-specific basis in an amount no less than the payment made to other providers for the same or similar service.

•	If the MCP has no comparable service-specific rate structure, the MCP must use the regular Medicaid fee-for-service payment schedule for non-FQHC/RHC providers.

•	MCPs must make all efforts to pay FQHCs/RHCs as quickly as possible and not just attempt to pay these claims within the prompt pay time frames.
MCPs are required to educate their staff and providers on the need to assure member access to FQHC/RHC services.
Qualified Family Planning Providers (QFPPs) — All MCP members must be permitted to self-refer to family planning services provided by a QFPP. A QFPP is defined as any public or not- for-profit health care provider that complies with Title X guidelines/standards, and receives either Title X funding or family planning funding from the Ohio Department of Health. MCPs must reimburse all medically-necessary Medicaid-covered family planning services provided to eligible members by a QFPP provider (including on-site pharmacy and diagnostic services) on a patient self-referral basis, regardless of the provider’s status as a panel or non-panel provider. MCPs will be required to work with QFPPs in the region to develop mutually-agreeable HIPAA compliant policies and procedures to preserve patient/provider confidentiality, and convey pertinent information to the member’s PCP and/or MCP.
Behavioral Health Providers— MCPs must assure member access to all Medicaid-covered behavioral health services for members as specified in Appendix G.b.ii. herein. Although ODJFS is aware that certain outpatient substance abuse services may only be available through Medicaid providers certified by the Ohio Department of Drug and Alcohol Addiction Services (ODADAS) in some areas, MCPs must maintain an adequate number of contracted mental health providers in the region to assure access for members who are unable to timely access services or unwilling to access services through community mental health centers. MCPs are advised not to contract with community mental health centers as all services they provide to MCP members are to be billed to ODJFS.
Other Specialty Types (general surgeons, otolaryngologists, orthopedists, cardiologists, gastroenterologists, nephrologists, neurologists, oncologists, podiatrists, physiatrists, psychiatrists, and urologists ) - MCPs must contract with the specified number of all other ODJFS designated specialty provider types. In order to be counted toward meeting the provider panel requirements, these specialty providers must maintain a full-time practice at a site(s) located within the specified county/region. Only contracting general surgeons, orthopedists, otolaryngologists, cardiologists, gastroenterologists, nephrologists, neurologists, oncologists, podiatrists, physiatrists, psychiatrists, and urologists with admitting privileges at a hospital

Appendix H
Aged, Blind or Disabled (ABD) population

under contract with the MCP in the region can be submitted to the PVS, or other system, count towards MCP minimum panel requirements, and be listed in the MCPs’ provider directory.
4. PROVIDER PANEL EXCEPTIONS
ODJFS may specify provider panel criteria for a service area that deviates from that specified in this appendix if:
-	the MCP presents sufficient documentation to ODJFS to verify that they have been unable to meet or maintain certain provider panel requirements in a particular service area despite all reasonable efforts on their part to secure such a contract(s), and

-	if notified by ODJFS, the provider(s) in question fails to provide a reasonable argument why they would not contract with the MCP, and

-	the MCP presents sufficient assurances to ODJFS that their members will have adequate access to the services in question.
If an MCP is unable to contract with or maintain a sufficient number of providers to meet the ODJFS-specified provider panel criteria, the MCP may request an exception to these criteria by submitting a provider panel exception request as specified by ODJFS. ODJFS will review the exception request and determine whether the MCP has sufficiently demonstrated that all reasonable efforts were made to obtain contracts with providers of the type in question and that they will be able to provide access to the services in question.
ODJFS will aggressively monitor access to all services related to the approval of a provider panel exception request through a variety of data sources, including: consumer satisfaction surveys; member appeals/grievances/complaints and state hearing notifications/requests; member just-cause for termination requests; clinical quality studies; encounter data volume; provider complaints, and clinical performance measures. ODJFS approval of a provider panel exception request does not exempt the MCP from assuring access to the services in question. If ODJFS determines that an MCP has not provided sufficient access to these services, the MCP may be subject to sanctions.
5. PROVIDER DIRECTORIES
MCP provider directories must include all MCP-contracted providers [except as specified by ODJFS] as well as certain non-contracted providers. At the time of ODJFS’ review, the information listed in the MCP’s provider directory for all ODJFS-required provider types specified on the attached charts must exactly match the data currently on file in the ODJFS PVS, or other designated process.

Appendix H
Aged, Blind or Disabled (ABD) population

MCP provider directories must utilize a format specified by ODJFS. Directories may be region-specific or include multiple regions, however, the providers within the directory must be divided by region, county, and provider type, in that order.
The directory must also specify:
•	provider address(es) and phone number(s);

•	an explanation of how to access providers (e.g. referral required vs. self-referral);

•	an indication of which providers are available to members on a self-referral basis;

•	foreign-language speaking PCPs and specialists and the specific foreign language(s) spoken;

•	how members may obtain directory information in alternate formats that takes into consideration the special needs of eligible individuals including but not limited to, visually-limited, LEP, and LRP eligible individuals; and

•	any PCP or specialist practice limitations.
Printed Provider Directory
Prior to receiving a provider agreement, all MCPs must develop a printed provider directory that shall be prior-approved by ODJFS for each population. For example, an MCP who serves CFC and ABD in the Central Region would have two provider directories, one for CFC and one for ABD. Once approved, this directory may be regularly updated with provider additions or deletions by the MCP without ODJFS prior-approval, however, copies of the revised directory (or inserts) must be submitted to ODJFS prior to distribution to members.
On a quarterly basis, MCPs must create an insert to each printed directory that lists those providers deleted from the MCP’s provider panel during the previous three months. Although this insert does not need to be prior approved by ODJFS, copies of the insert must be submitted to ODJFS two weeks prior to distribution to members.
Internet Provider Directory
MCPs are required to have an internet-based provider directory available in the same format as their ODJFS-approved printed directory. This internet directory must allow members to electronically search for MCP panel providers based on name, provider type, and geographic proximity, and population (e.g. CFC and/or ABD). If an MCP has one internet-based directory for multiple populations, each provider must include a description of which population they serve.
The internet directory may be updated at any time to include providers who are not one of the ODJFS-required provider types listed on the charts included with this appendix. ODJFS-required providers must be added to the internet directory within one week of the MCP’s notification of ODJFS-approval of the provider via the Provider Verification process. Providers

Appendix H
Aged, Blind or Disabled (ABD) population

being deleted from the MCP’s panel must be deleted from the internet directory within one week of notification from the provider to the MCP. These deleted providers must be included in the inserts to the MCP’s provider directory referenced above.
6. FEDERAL ACCESS STANDARDS
MCPs must demonstrate that they are in compliance with the following federally defined provider panel access standards as required by 42 CFR 438.206:
In establishing and maintaining their provider panel, MCPs must consider the following:
•	The anticipated Medicaid membership.

•	The expected utilization of services, taking into consideration the characteristics and health care needs of specific Medicaid populations represented in the MCP.

•	The number and types (in terms of training, experience, and specialization) of panel providers required to deliver the contracted Medicaid services.

•	The geographic location of panel providers and Medicaid members, considering distance, travel time, the means of transportation ordinarily used by Medicaid members, and whether the location provides physical access for Medicaid members with disabilities.

•	MCPs must adequately and timely cover services to an out-of-network provider if the MCP’s contracted provider panel is unable to provide the services covered under the MCP’s provider agreement. The MCP must cover the out-of-network services for as long as the MCP network is unable to provide the services. MCPs must coordinate with the out-of-network provider with respect to payment and ensure that the provider agrees with the applicable requirements.
Contracting providers must offer hours of operation that are no less than the hours of operation offered to commercial members or comparable to Medicaid fee-for-service, if the provider serves only Medicaid members. MCPs must ensure that services are available 24 hours a day, 7 days a week, when medically necessary. MCPs must establish mechanisms to ensure that panel providers comply with timely access requirements, and must take corrective action if there is failure to comply.
In order to demonstrate adequate provider panel capacity and services, 42 CFR 438.206 and 438.207 stipulates that the MCP must submit documentation to ODJFS, in a format specified by ODJFS, that demonstrates it offers an appropriate range of preventive, primary care and specialty services adequate for the anticipated number of members in the service area, while maintaining a provider panel that is sufficient in number, mix, and geographic distribution to meet the needs of the number of members in the service area.

Appendix H

This documentation of assurance of adequate capacity and services must be submitted to ODJFS no less frequently than at the time the MCP enters into a contract with ODJFS; at any time there is a significant change (as defined by ODJFS) in the MCP’s operations that would affect adequate capacity and services (including changes in services, benefits, geographic service or payments); and at any time there is enrollment of a new population in the MCP.

APPENDIX J
FINANCIAL PERFORMANCE
ABD ELIGIBLE POPULATION
Molina
1.	SUBMISSION OF FINANCIAL STATEMENTS AND REPORTS

MCPs must submit the following financial reports to ODJFS:
a.	The National Association of Insurance Commissioners (NAIC) quarterly and annual Health Statements (hereafter referred to as the “Financial Statements”), as outlined in Ohio Administrative Code (OAC) rule 5101:3-26-09(B). The Financial Statements must include all required Health Statement filings, schedules and exhibits as stated in the NAIC Annual Health Statement Instructions including, but not limited to, the following sections: Assets, Liabilities, Capital and Surplus Account, Cash Flow, Analysis of Operations by Lines of Business, Five-Year Historical Data, and the Exhibit of Premiums, Enrollment and Utilization. The Financial Statements must be submitted to BMHC even if the Ohio Department of Insurance (ODI) does not require the MCP to submit these statements to ODI. A signed hard copy and an electronic copy of the reports in the NAIC-approved format must both be provided to ODJFS;

b.	Hard copies of annual financial statements for those entities who have an ownership interest totaling five percent or more in the MCP or an indirect interest of five percent or more, or a combination of direct and indirect interest equal to five percent or more in the MCP;

c.	Annual audited Financial Statements prepared by a licensed independent external auditor as submitted to the ODI, as outlined in OAC rule 5101:3- 26-09(B);

d.	Medicaid Managed Care Plan Annual Ohio Department of Job and Family Services (ODJFS) Cost Report and the auditor’s certification of the cost report, as outlined in OAC rule 5101:3-26-09(B);

e.	Medicaid MCP Annual Restated Cost Report for the prior calendar year. The restated cost report shall be audited upon BMHC request;

f.	Annual physician incentive plan disclosure statements and disclosure of and changes to the MCP’s physician incentive plans, as outlined in OAC rule 5101:3-26-09(B);

g.	Reinsurance agreements, as outlined in OAC rule 5101:3-26-09(C);

Appendix J

h.	Prompt Pay Reports, in accordance with OAC rule 5101:3-26-09(B). A hard copy and an electronic copy of the reports in the ODJFS-specified format must be provided to ODJFS;

i.	Notification of requests for information and copies of information released pursuant to a tort action (i.e., third party recovery), as outlined in OAC rule 5101:3-26-09.1;

j.	Financial, utilization, and statistical reports, when ODJFS requests such reports, based on a concern regarding the MCP’s quality of care, delivery of services, fiscal operations or solvency, in accordance with OAC rule 5101:3-26-06(D);

k.	In accordance with ORC Section 5111.76 and Appendix C, MCP Responsibilities, MCPs must submit ODJFS-specified franchise fee reports in hard copy and electronic formats pursuant to ODJFS specifications.
2.	FINANCIAL PERFORMANCE MEASURES AND STANDARDS

This Appendix establishes specific expectations concerning the financial performance of MCPs. In the interest of administrative simplicity and nonduplication of areas of the ODI authority, ODJFS’ emphasis is on the assurance of access to and quality of care. ODJFS will focus only on a limited number of indicators and related standards to monitor plan performance. The three indicators and standards for this contract period are identified below, along with the calculation methodologies. The source for each indicator will be the NAIC Quarterly and Annual Financial Statements.

Report Period: Compliance will be determined based on the annual Financial Statement.

a.	Indicator:	Net Worth as measured by Net Worth Per Member

	Definition:	Net Worth = Total Admitted Assets minus Total Liabilities divided by Total Members across all lines of business

	Standard:	For the financial report that covers calendar year 2008, a minimum net worth per member of $172.00, as determined from the annual Financial Statement submitted to ODI and the ODJFS.

The Net Worth Per Member (NWPM) standard is the Medicaid Managed Care Capitation amount paid to the MCP during the preceding calendar year, excluding the at-risk amount, expressed as a per-member per-month figure, multiplied by the applicable proportion below:

Appendix J

0.75 if the MCP had a total membership of 100,000 or more during that calendar year

0.90 if the MCP had a total membership of less than 100,000 for that calendar year

If the MCP did not receive Medicaid Managed Care Capitation payments during the preceding calendar year, then the NWPM standard for the MCP is the average Medicaid Managed Care capitation amount paid to Medicaid-contracting MCPs during the preceding calendar year, excluding the at-risk amount, multiplied by the applicable proportion above.

b.	Indicator:	Administrative Expense Ratio

	Definition:	Administrative Expense Ratio = Administrative Expenses minus Franchise Fees divided by Total Revenue minus Franchise Fees

	Standard:	Administrative Expense Ratio not to exceed 15%, as determined from the annual Financial Statement submitted to ODI and ODJFS.

c.	Indicator:	Overall Expense Ratio

	Definition:	Overall Expense Ratio = The sum of the Administrative Expense Ratio and the Medical Expense Ratio

Administrative Expense Ratio = Administrative Expenses minus Franchise Fees divided by Total Revenue minus Franchise Fees

Medical Expense Ratio = Medical Expenses divided by Total Revenue minus Franchise Fees

	Standard:	Overall Expense Ratio not to exceed 100% as determined from the annual Financial Statement submitted to ODI and ODJFS.
Penalty for noncompliance: Failure to meet any standard on 2.a., 2.b., or 2.c. above will result in ODJFS requiring the MCP to complete a corrective action plan (CAP) and specifying the date by which compliance must be demonstrated. Failure to meet the standard or otherwise comply with the CAP by the specified date will result in a new membership freeze unless ODJFS determines that the deficiency does not potentially jeopardize access to or quality of care or affect the MCP’s ability to meet administrative requirements (e.g., prompt pay requirements). Justifiable reasons for noncompliance may include one-time events (e.g., MCP investment in information system products).
If the financial statement is not submitted to ODI by the due date, the MCP continues to be obligated to submit the report to ODJFS by ODI’s originally

Appendix J

specified due date unless the MCP requests and is granted an extension by ODJFS.
Failure to submit complete quarterly and annual Financial Statements on a timely basis will be deemed a failure to meet the standards and will be subject to the noncompliance penalties listed for indicators 2.a., 2.b., and 2.c., including the imposition of a new membership freeze. The new membership freeze will take effect at the first of the month following the month in which the determination was made that the MCP was non-compliant for failing to submit financial reports timely.
In addition, ODJFS will review two liquidity indicators if a plan demonstrates potential problems in meeting related administrative requirements or the standards listed above. The two standards, 2.d and 2.e, reflect ODJFS’ expected level of performance. At this time, ODJFS has not established penalties for noncompliance with these standards; however, ODJFS will consider the MCP’s performance regarding the liquidity measures, in addition to indicators 2.a., 2.b., and 2.c., in determining whether to impose a new membership freeze, as outlined above, or to not issue or renew a contract with an MCP. The source for each indicator will be the NAIC Quarterly and annual Financial Statements.
Long-term investments that can be liquidated without significant penalty within 24 hours, which a plan would like to include in Cash and Short-Term Investments in the next two measurements, must be disclosed in footnotes on the NAIC Reports. Descriptions and amounts should be disclosed. Please note that “significant penalty” for this purpose is any penalty greater than 20%. Also, enter the amortized cost of the investment, the market value of the investment, and the amount of the penalty.

d.	Indicator:	Days Cash on Hand

	Definition:	Days Cash on Hand = Cash and Short-Term Investments divided by (Total Hospital and Medical Expenses plus Total Administrative Expenses) divided by 365.

	Standard:	Greater than 25 days as determined from the annual Financial Statement submitted to ODI and ODJFS.

e.	Indicator:	Ratio of Cash to Claims Payable

	Definition:	Ratio of Cash to Claims Payable = Cash and Short-Term Investments divided by claims Payable (reported and unreported).

	Standard:	Greater than 0.83 as determined from the annual Financial Statement submitted to ODI and ODJFS.

Appendix J

3.	REINSURANCE REQUIREMENTS

Pursuant to the provisions of OAC rule 5101:3-26-09 (C), each MCP must carry reinsurance coverage from a licensed commercial carrier to protect against inpatient-related medical expenses incurred by Medicaid members.

The annual deductible or retention amount for such insurance must be specified in the reinsurance agreement and must not exceed $75,000.00, except as provided below. Except for transplant services, and as provided below, this reinsurance must cover, at a minimum, 80% of inpatient costs incurred by one member in one year, in excess of $75,000.00.

For transplant services, the reinsurance must cover, at a minimum, 50% of inpatient transplant related costs incurred by one member in one year, in excess of $75,000.00.

An MCP may request a higher deductible amount and/or that the reinsurance cover less than 80% of inpatient costs in excess of the deductible amount. If the MCP does not have more than 75,000 members in Ohio, but does have more than 75,000 members between Ohio and other states, ODJFS may consider alternate reinsurance arrangements. However, depending on the corporate structures of the Medicaid MCP, other forms of security may be required in addition to reinsurance. These other security tools may include parental guarantees, letters of credit, or performance bonds. In determining whether or not the request will be approved, the ODJFS may consider any or all of the following:
a.	whether the MCP has sufficient reserves available to pay unexpected claims;

b.	the MCP’s history in complying with financial indicators 2.a., 2.b., and 2.c., as specified in this Appendix;

c.	the number of members covered by the MCP;

d.	how long the MCP has been covering Medicaid or other members on a full risk basis;

e.	risk based capital ratio of 2.5 or higher calculated from the last annual ODI financial statement;

f.	graph/chart showing the claims history for reinsurance above the previously approved deductible from the last calendar year.
The MCP has been approved to have a reinsurance policy with a deductible amount of $400,000 that covers 80% of inpatient costs in excess of the deductible amount for non-transplant services.

Appendix J

Penalty for noncompliance: If it is determined that an MCP failed to have reinsurance coverage, that an MCP’s deductible exceeds $75,000.00 without approval from ODJFS, or that the MCP’s reinsurance for non-transplant services covers less than 80% of inpatient costs in excess of the deductible incurred by one member for one year without approval from ODJFS, then the MCP will be required to pay a monetary penalty to ODJFS. The amount of the penalty will be the difference between the estimated amount, as determined by ODJFS, of what the MCP would have paid in premiums for the reinsurance policy if it had been in compliance and what the MCP did actually pay while it was out of compliance plus 5%. For example, if the MCP paid $3,000,000.00 in premiums during the period of non-compliance and would have paid $5,000,000.00 if the requirements had been met, then the penalty would be $2,100,000.00.

If it is determined that an MCP’s reinsurance for transplant services covers less than 50% of inpatient costs incurred by one member for one year, the MCP will be required to develop a corrective action plan (CAP).

4.	PROMPT PAY REQUIREMENTS

In accordance with 42 CFR 447.46, MCPs must pay 90% of all submitted clean claims within 30 days of the date of receipt and 99% of such claims within 90 days of the date of receipt, unless the MCP and its contracted provider(s) have established an alternative payment schedule that is mutually agreed upon and described in their contract. The prompt pay requirement applies to the processing of both electronic and paper claims for contracting and non-contracting providers by the MCP and delegated claims processing entities.

The date of receipt is the date the MCP receives the claim, as indicated by its date stamp on the claim. The date of payment is the date of the check or date of electronic payment transmission. A claim means a bill from a provider for health care services that is assigned a unique identifier. A claim does not include an encounter form.

A “claim” can include any of the following: (1) a bill for services; (2) a line item of services; or (3) all services for one recipient within a bill. A “clean claim” is a claim that can be processed without obtaining additional information from the provider of a service or from a third party.

Clean claims do not include payments made to a provider of service or a third party where the timing of payment is not directly related to submission of a completed claim by the provider of service or third party (e.g., capitation). A clean claim also does not include a claim from a provider who is under investigation for fraud or abuse, or a claim under review for medical necessity.

Penalty for noncompliance: Noncompliance with prompt pay requirements will result in progressive penalties to be assessed on a quarterly basis, as outlined in Appendix N of the Provider Agreement.

Appendix J

5.	PHYSICIAN INCENTIVE PLAN DISCLOSURE REQUIREMENTS

MCPs must comply with the physician incentive plan requirements stipulated in 42 CFR 438.6(h). If the MCP operates a physician incentive plan, no specific payment can be made directly or indirectly under this physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual.

If the physician incentive plan places a physician or physician group at substantial financial risk [as determined under paragraph (d) of 42 CFR 422.208] for services that the physician or physician group does not furnish itself, the MCP must assure that all physicians and physician groups at substantial financial risk have either aggregate or per-patient stop-loss protection in accordance with paragraph (f) of 42 CFR 422.208, and conduct periodic surveys in accordance with paragraph (h) of 42 CFR 422.208.

In accordance with 42 CFR 417.479 and 42 CFR 422.210, MCPs must maintain copies of the following required documentation and submit to ODJFS annually, no later than 30 days after the close of the state fiscal year and upon any modification of the MCP’s physician incentive plan:
a.	A description of the types of physician incentive arrangements the MCP has in place which indicates whether they involve a withhold, bonus, capitation, or other arrangement. If a physician incentive arrangement involves a withhold or bonus, the percent of the withhold or bonus must be specified.

b.	A description of information/data feedback to a physician/group on their: 1) adherence to evidence-based practice guidelines; and 2) positive and/or negative care variances from standard clinical pathways that may impact outcomes or costs. The feedback information may be used by the MCP for activities such as physician performance improvement projects that include incentive programs or the development of quality improvement initiatives.

c.	A description of the panel size for each physician incentive plan. If patients are pooled, then the pooling method used to determine if substantial financial risk exists must also be specified.

d.	If more than 25% of the total potential payment of a physician/group is at risk for referral services, the MCP must maintain a copy of the results of the required patient satisfaction survey and documentation verifying that the physician or physician group has adequate stop-loss protection, including the type of coverage (e.g., per member per year, aggregate), the

Appendix J

threshold amounts, and any coinsurance required for amounts over the threshold.

Upon request by a member or a potential member and no later than 14 calendar days after the request, the MCP must provide the following information to the member: (1) whether the MCP uses a physician incentive plan that affects the use of referral services; (2) the type of incentive arrangement; (3) whether stop-loss protection is provided; and (4) a summary of the survey results if the MCP was required to conduct a survey. The information provided by the MCP must adequately address the member’s request.
6.	NOTIFICATION OF REGULATORY ACTION

Any MCP notified by the ODI of proposed or implemented regulatory action must report such notification and the nature of the action to ODJFS no later than one working day after receipt from ODI. The ODJFS may request, and the MCP must provide, any additional information as necessary to assure continued satisfaction of program requirements. MCPs may request that information related to such actions be considered proprietary in accordance with established ODJFS procedures. Failure to comply with this provision will result in an immediate membership freeze.

Appendix K
Aged, Blind or Disabled (ABD) population

APPENDIX K
QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM
AND
EXTERNAL QUALITY REVIEW
ABD ELIGIBLE POPULATION
1. As required by federal regulation, 42 CFR 438.240, each managed care plan (MCP) must have an ongoing Quality Assessment and Performance Improvement Program (QAPI) that is annually prior-approved by the Ohio Department of Job and Family Services (ODJFS). The program must include the following elements:
a. PERFORMANCE IMPROVEMENT PROJECTS
Each MCP must conduct performance improvement projects (PIPs), including those specified by ODJFS. PIPs must achieve, through periodic measurements and intervention, significant and sustained improvement in clinical and non-clinical areas which are expected to have a favorable effect on health outcomes and satisfaction. MCPs must adhere to ODJFS PIP content and format specifications.
All ODJFS-specified PIPs must be prior-approved by ODJFS. As part of the external quality review organization (EQRO) process, the EQRO will assist MCPs with conducting PIPs by providing technical assistance and will annually validate the PIPs. In addition, the MCP must annually submit to ODJFS the status and results of each PIP.
ODJFS will identify the clinical and/or non-clinical study topics for the SFY 2009 Provider Agreement. Initiation of the PIPs will begin in the second year of participation in the ABD Medicaid managed care program.
b. UNDER- AND OVER-UTILIZATION
Each MCP must have mechanisms in place to detect under- and over-utilization of health care services. The MCP must specify the mechanisms used to monitor utilization in its annual submission of the QAPI program to ODJFS.
It should also be noted that pursuant to the program integrity provisions outlined in Appendix I, MCPs must monitor for the potential under-utilization of services by their members in order to assure that all Medicaid-covered services are being provided, as required. If any under-utilized services are identified, the MCP must immediately investigate and correct the problem(s) which resulted in such under-utilization of services.
The MCP must conduct an ongoing review of service denials and must monitor utilization on an ongoing basis in order to identify services which may be under-utilized.

Appendix K
Aged, Blind or Disabled (ABD) population

c. SPECIAL HEALTH CARE NEEDS
Each MCP must have mechanisms in place to assess the quality and appropriateness of care furnished to members with special health care needs. The MCP must specify the mechanisms used in its annual submission of the QAPI program to ODJFS.
d. SUBMISSION OF PERFORMANCE MEASUREMENT DATA
Each MCP must submit clinical performance measurement data as required by ODJFS that enables ODJFS to calculate standard measures. Refer to Appendix M “Performance Evaluation” for a more comprehensive description of the clinical performance measures.
Each MCP must also submit clinical performance measurement data as required by ODJFS that uses standard measures as specified by ODJFS. MCPs will be required to submit Health Employer Data Information Set (HEDIS) audited data for measures that will be identified by ODJFS for the SFY 2009 Provider Agreement.
The measures must have received a “report” designation from the HEDIS certified auditor and must be specific to the Medicaid population. Data must be submitted annually and in an electronic format. Data will be used for MCP clinical performance monitoring and will be incorporated into comparative reports developed by the EQRO.
Initiation of submission of performance data will begin in the second year of participation in the Medicaid managed care program.
e. QAPI PROGRAM SUBMISSION
Each MCP must implement an evaluation process to review, revise, and/or update the QAPI program. The MCP must annually submit its QAPI program for review and approval by ODJFS.
2.	EXTERNAL QUALITY REVIEW
In addition to the following requirements, MCPs must participate in external quality review activities as outlined in OAC 5101:3-26-07.
a. EQRO ADMINISTRATIVE REVIEWS
The EQRO will conduct annual focused administrative compliance assessments for each MCP which will include, but not be limited to, the following domains as specified by ODJFS: member rights and services, QAPI program, case management, provider networks, grievance system, coordination and continuity of care, and utilization management. In addition, the EQRO will complete a comprehensive administrative compliance assessment every three (3) years as required by 42 CFR 438.358 and specified by ODJFS.

Appendix K
Aged, Blind or Disabled (ABD) population

In accordance with 42 CFR 438.360 and 438.362, MCPs with accreditation from a national accrediting organization approved by the Centers for Medicare and Medicaid Services (CMS) may request a non-duplication exemption from certain specified components of the administrative review. Non-duplication exemptions may not be requested for SFY 2008.
b. EXTERNAL QUALITY REVIEW PERFORMANCE
In accordance with OAC rule 5101:3-26-07, each MCP must participate in an annual external quality review survey. If the EQRO cites a deficiency in performance, the MCP will be required to complete a Corrective Action Plan (e.g., ODJFS technical assistance session) or Quality Improvement Directives depending on the severity of the deficiency. (An example of a deficiency is if an MCP fails to meet certain clinical or administrative standards as supported by national evidence-based guidelines or best practices.) Serious deficiencies may result in immediate termination or non-renewal of the provider agreement. These quality improvement measures recognize the importance of ongoing MCP performance improvement related to clinical care and service delivery.

Appendix L
Aged, Blind or Disabled (ABD) population

APPENDIX L
DATA QUALITY
ABD ELIGIBLE POPULATION
A high level of performance on the data quality measures established in this appendix is crucial in order for the Ohio Department of Job and Family Services (ODJFS) to determine the value of the Aged, Blind or Disabled (ABD) Medicaid Managed Health Care program and to evaluate Medicaid consumers’ access to and quality of services. Data collected from MCPs are used in key performance assessments such as the external quality review, clinical performance measures, utilization review, care coordination and case management, and in determining incentives. The data will also be used in conjunction with the cost reports in setting the premium payment rates. The following measures, as specified in this appendix, will be calculated per MCP and include all Ohio Medicaid members receiving services from the MCP (i.e., Covered Families and Children (CFC) and ABD membership, if applicable): Incomplete Outpatient Hospital Data, Rejected Encounters, Acceptance Rate, Encounter Data Accuracy, and Generic Provider Number Usage.
Data sets collected from MCPs with data quality standards include: encounter data; case management data; data used in the external quality review; members’ PCP data; and appeal and grievance data.
1. ENCOUNTER DATA
For detailed descriptions of the encounter data quality measures below, see ODJFS Methods for the ABD and CFC Medicaid Managed Care Programs Data Quality Measures.
1.a. Encounter Data Completeness
Each MCP’s encounter data submissions will be assessed for completeness. The MCP is responsible for collecting information from providers and reporting the data to ODJFS in accordance with program requirements established in Appendix C, MCP Responsibilities. Failure to do so jeopardizes the MCP’s ability to demonstrate compliance with other performance standards.
1.a.i. Encounter Data Volume
Measure: The volume measure for each service category, as listed in Table 2 below, is the rate of utilization (e.g., discharges, visits) per 1,000 member months (MM) for the ABD program. The measure will be calculated per MCP.
Report Period: The report periods for the SFY 2008 and SFY 2009 contract periods are listed in Table 1. below.

Appendix L
Aged, Blind or Disabled (ABD) population

Table 1. Report Periods for the SFY 2008 and 2009 Contract Periods

Data Source:
	Estimated Encounter	Quarterly Report
Report Period	Data File Update	Estimated Issue Date	Contract Period
Qtr 1 2007	July 2007	August 2007	SFY 2008

Qtr 1, Qtr 2 2007	October 2007	November 2007

Qtr 1 thru Qtr 3 2007	January 2008	February 2008

Qtr 1 thru Qtr 4 2007	April 2008	May 2008

Qtr 1 thru Qtr 4 2007, Qtr 1 2008	July 2008	August 2008	SFY 2009

Qtr 1 thru Qtr 4 2007, Qtr 1, Qtr 2 2008	October 2008	November 2008

Qtr 1 thru Qtr 4 2007, Qtr 1 thru Qtr 3 2008	January 2009	February 2009

Qtr 1 thru Qtr 4 2007, Qtr 1 thru Qtr 4 2008	April 2009	May 2009

Qtr1 = January to March	Qtr2 = April to June	Qtr3 = July to September	Qtr 4 = October to December
Data Quality Standard: The utilization rate for all service categories listed in Table 2 must be equal to or greater than the interim standards established in Table 2. below (Interim Standards - Encounter Data Volume).
Statewide Approach: Prior to establishment of statewide minimum performance standards, ODJFS will evaluate MCP performance using the interim standards for Encounter data volume. ODJFS will use the first four quarters of data (i.e., full calendar year quarters) from all MCPs serving ABD program membership to determine statewide minimum encounter volume data quality standards.

Appendix L
Aged, Blind or Disabled (ABD) population

Table 2. Interim Standards — Encounter Data Volume

		Standard for
		Dates of
		Service
	Measure per	on or after
Category	1,000/MM	1/1/2007	Description
Inpatient Hospital	Discharges	2.7	General/acute care, excluding newborns and mental health and chemical dependency services

Emergency Department		25.3	Includes physician and hospital emergency department encounters

Dental		25.5	Non-institutional and hospital dental visits

Vision	Visits	5.3	Non-institutional and hospital outpatient optometry and ophthalmology visits

Primary and Specialist Care		116.6	Physician/practitioner and hospital outpatient visits

Ancillary Services		66.8	Ancillary visits

Behavioral Health	Service	5.2	Inpatient and outpatient behavioral encounters

Pharmacy	Prescriptions	246.1	Prescribed drugs
Determination of Compliance: Performance is monitored once every quarter for the entire report period. If the standard is not met for every service category in all quarters of the report period, then the MCP will be determined to be noncompliant for the report period.
Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of two percent of the current month’s premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant. If an MCP is noncompliant for three consecutive quarters, membership will be frozen. Once the MCP is determined to be compliant with the standard and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned.

Appendix L
Aged, Blind or Disabled (ABD) population

1.a.ii. Incomplete Outpatient Hospital Data
ODJFS will be monitoring, on a quarterly basis, the percentage of hospital encounters which contain a revenue code and CPT/HCPCS code. A CPT/HCPCS code must accompany certain revenue center codes. These codes are listed in Appendix B of Ohio Administrative Code rule 5101:3-2-21 (fee-for-service outpatient hospital policies) and in the methods for calculating the completeness measures.
Measure: The percentage of outpatient hospital line items with certain revenue center codes, as explained above, which had an accompanying valid procedure (CPT/HCPCS) code. The measure will be calculated per MCP.
Report Period: The report periods for the SFY 2008 and SFY 2009 contract periods are listed in Table 3. below.
Table 3. Report Periods for the SFY 2008 and 2009 Contract Periods

Data Source:
	Estimated Encounter	Quarterly Report
Quarterly Report Periods	Data File Update	Estimated Issue Date	Contract Period
Qtr 3 & Qtr 4 2004, 2005, 2006			SFY 2008
Qtr 1 2007	July 2007	August 2007

Qtr 3 & Qtr 4 2004, 2005, 2006
Qtr 1, Qtr 2 2007	October 2007	November 2007

Qtr 4 2004, 2005, 2006
Qtr 1 thru Qtr 3 2007	January 2008	February 2008

Qtr 1 thru Qtr 4: 2005, 2006, 2007	April 2008	May 2008

Qtr 2 thru Qtr 4 2005,			SFY 2009
Qtr 1 thru Qtr 4: 2006, 2007	July 2008	August 2008
Qtr 1 2008

Qtr 3, Qtr 4: 2005,
Qtr 1 thru Qtr 4: 2006, 2007	October 2008	November 2008
Qtr 1, Qtr 2 2008

Qtr 4: 2005,
Qtr 1 thru Qtr 4: 2006, 2007	January 2009	February 2009
Qtr 1 thru Qtr 3: 2008

Qtr 1 thru Qtr 4: 2006, 2007, 2008	April 2009	May 2009

Qtr1 = January to March	Qtr2 = April to June	Qtr3 = July to September	Qtr4 = October to December

Appendix L
Aged, Blind or Disabled (ABD) population

Data Quality Standard: The data quality standard is a minimum rate of 95%.
Determination of Compliance: Performance is monitored once every quarter for all report periods. For quarterly reports that are issued on or after July 1, 2007, an MCP will be determined to be noncompliant for the quarter if the standard is not met in any report period and the initial instance of noncompliance in a report period is determined on or after July 1, 2007. An initial instance of noncompliance means that the result for the applicable report period was in compliance as determined in the prior quarterly report, or the instance of noncompliance is the first determination for an MCP’s first quarter of measurement.
Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.
Upon all subsequent quarterly measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6) of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.
1.a.iii. Rejected Encounters
Encounters submitted to ODJFS that are incomplete or inaccurate are rejected and reported back to the MCPs on the Exception Report. If an MCP does not resubmit rejected encounters, ODJFS’ encounter data set will be incomplete.
Measure 1 only applies to MCPs that have had Medicaid membership for more than one year.
Measure 1: The percentage of encounters submitted to ODJFS that are rejected. The measure will be calculated per MCP.
Report Period: For the SFY 2008 contract period, performance will be evaluated using the following report periods July - September 2007; October - December 2007; January - March 2008; April - June 2008. For the SFY 2009 contract period, performance will be evaluated using the following report periods July - September 2008; October - December 2008; January - March 2009; April - June 2009.
Data Quality Standard for measure 1: Data Quality Standard 1 is a maximum encounter data rejection rate of 10% for each file in the ODJFS-specified medium per format. The measure will be calculated per MCP.

Appendix L
Aged, Blind or Disabled (ABD) population

Files in the ODJFS-specified medium per format that are totally rejected will not be considered in the determination of noncompliance.
Determination of Compliance: Performance is monitored once every quarter. Compliance determination with the standard applies only to the quarter under consideration and does not include performance in previous quarters.
Penalty for noncompliance with the Data Quality Standard for measure 1: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of one percent of the current month’s premium payment. The monetary sanction will be applied for each file type in the ODJFS-specified medium per format that is determined to be out of compliance.
Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.
Measure 2 only applies to MCPs that have had Medicaid membership for one year or less.
Measure 2: The percentage of encounters submitted to ODJFS that are rejected. The measure will be calculated per MCP.
Report Period: The report period for Measure 2 is monthly. Results are calculated and performance is monitored monthly. The first reporting month begins with the third month of enrollment.
Data Quality Standard for measure 2: The data quality standard is a maximum encounter data rejection rate for each file in the ODJFS-specified medium per format as follows:

Third through sixth month with membership:	50%

Seventh through twelfth month with membership:	25%
Files in the ODJFS-specified medium per format that are totally rejected will not be considered in the determination of noncompliance.
Determination of Compliance: Performance is monitored once every month. Compliance determination with the standard applies only to the month under consideration and does not include performance in previous quarters.
Penalty for Noncompliance with the Data Quality Standard for measure 2: If the MCP is determined to be noncompliant for either standard, ODJFS will impose a monetary sanction of one

Appendix L
Aged, Blind or Disabled (ABD) population

percent of the MCP’s current month’s premium payment. The monetary sanction will be applied for each file type in the ODJFS-specified medium per format that is determined to be out of compliance. The monetary sanction will be applied only once per file type per compliance determination period and will not exceed a total of two percent of the MCP’s current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded. Special consideration will be made for MCPs with less than 1,000 members.
1.a.iv. Acceptance Rate
This measure only applies to MCPs that have had Medicaid membership for one year or less.
Measure: The rate of encounters that are submitted to ODJFS and accepted (i.e. accepted encounters per 1,000 member months). The measure will be calculated per MCP.
Report Period: The report period for this measure is monthly. Results are calculated and performance is monitored monthly. The first reporting month begins with the third month of enrollment.
Data Quality Standard: The data quality standard is a monthly minimum accepted rate of encounters for each file in the ODJFS-specified medium per format as follows:

Third through sixth month with membership:
50 encounters per 1,000 MM for NCPDP
65 encounters per 1,000 MM for NSF
20 encounters per 1,000 MM for UB-92

Seventh through twelfth month of membership:
250 encounters per 1,000 MM for NCPDP
350 encounters per 1,000 MM for NSF
100 encounters per 1,000 MM for UB-92
Determination of Compliance: Performance is monitored once every month. Compliance determination with the standard applies only to the month under consideration and does not include performance in previous months.
Penalty for Noncompliance: If the MCP is determined to be noncompliant with the standard, ODJFS will impose a monetary sanction of one percent of the MCP’s current month’s premium payment. The monetary sanction will be applied for each file type in the ODJFS-specified medium per format that is determined to be out of compliance. The monetary sanction will be applied only once per file type per compliance determination period and will not exceed a total of two percent of

Appendix L
Aged, Blind or Disabled (ABD) population

the MCP’s current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded. Special consideration will be made for MCPs with less than 1,000 members.
1.a.v. Informational Encounter Data Completeness Measure
The ‘Incomplete Data for Last Menstrual Period’ measure is informational only for the ABD population. Although there is no minimum performance standard for this measure, results will be reported and used as one component in monitoring the quality of data submitted to ODJFS by the MCPs.
1.b. Encounter Data Accuracy
As with data completeness, MCPs are responsible for assuring the collection and submission of accurate data to ODJFS. Failure to do so jeopardizes MCPs’ performance, credibility and, if not corrected, will be assumed to indicate a failure in actual performance.
1.b.i. Encounter Data Accuracy Study
Measure: This accuracy study will compare the accuracy and completeness of payment data stored in MCPs’ claims systems during the study period to payment data submitted to and accepted by ODJFS. The measure will be calculated per MCP.
Payment information found in MCPs’ claims systems for paid claims that does not match payment information found on a corresponding encounter will be counted as omissions.
Report Period: In order to provide timely feedback on the omission rate of encounters, the report period will be the most recent from when the measure is initiated. This measure is conducted annually.
Data Quality Standard for Measure: TBD for SFY 2008 and SFY 2009.
Penalty for Noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction.
Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.

Appendix L
Aged, Blind or Disabled (ABD) population

1.b.ii. Generic Provider Number Usage
Measure: This measure is the percentage of non-pharmacy encounters with the generic provider number. Providers submitting claims which do not have an MMIS provider number must be submitted to ODJFS with the generic provider number 9111115. The measure will be calculated per MCP.
All other encounters are required to have the MMIS provider number of the servicing provider. The report period for this measure is quarterly.
Report Period: For the SFY 2008 and SFY 2009 contract period, performance will be evaluated using the report periods listed in 1.a.iii., Table 3.
Data Quality Standard: A maximum generic provider number usage rate of 10%.
Determination of Compliance: Performance is monitored once every quarter for all report periods. For quarterly reports that are issued on or after July 1, 2007, an MCP will be determined to be noncompliant for the quarter if the standard is not met in any report period and the initial instance of noncompliance in a report period is determined on or after July 1, 2007. An initial instance of noncompliance means that the result for the applicable report period was in compliance as determined in the prior quarterly report, or the instance of noncompliance is the first determination for an MCP’s first quarter of measurement.
Penalty for noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 6.) of three percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.
1.c. Timely Submission of Encounter Data
1.c.i. Timeliness
ODJFS recommends submitting encounters no later than thirty-five days after the end of the month in which they were paid. ODJFS does not monitor standards specifically for timeliness, but the minimum claims volume (Section 1.a.i.) and the rejected encounter (Section 1.a.iv.) standards are based on encounters being submitted within this time frame.

Appendix L
Aged, Blind or Disabled (ABD) population

1.c.ii. Submission of Encounter Data Files in the ODJFS-specified medium per format
Information concerning the proper submission of encounter data may be obtained from the ODJFS Encounter Data File Submission Specifications document. The MCP must submit a letter of certification, using the form required by ODJFS, with each encounter data file in the ODJFS-specified medium per format.
The letter of certification must be signed by the MCP’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), or an individual who has delegated authority to sign for, and who reports directly to, the MCP’s CEO or CFO.
2. CASE MANAGEMENT DATA
ODJFS designed a case management system (CAMS) in order to monitor MCP compliance with program requirements specified in Appendix G, Coverage and Services. Each MCP’s case management data submissions will be assessed for completeness and accuracy. The MCP is responsible for submitting a case management file every month. Failure to do so jeopardizes the MCP’s ability to demonstrate compliance with case management requirements. For detailed descriptions of the case management measures below, see ODJFS Methods for the ABD and CFC Medicaid Managed Care Programs Data Quality Measures.
2.a. Case Management System Data Accuracy
2.a.i. Open Case Management Spans for Disenrolled Members (this measure will be discontinued as of January 2008)
Measure: The percentage of the MCP’s case management records in CAMS for the ABD program that have open case management date spans for members who have disenrolled from the MCP.
Report Period: For the third and fourth quarters of SFY 2007, January - March 2007, and April - June 2007 report periods. For the SFY 2008 contract period, July - September 2007, and October - December 2007 report periods.
Data Quality Standard: A rate of open case management spans for disenrolled members of no more than 1.0%.
Statewide Approach: MCPs will be evaluated using a statewide result specific for the ABD program, including all regions in which an MCP has ABD membership. An MCP will not be evaluated until the MCP has at least 3,000 ABD members statewide. As the ABD Medicaid managed care program expands statewide and regions become active in different months, statewide results will

Appendix L
Aged, Blind or Disabled (ABD) population

include every region in which an MCP has membership [Example: MCP AAA has: 6,000 members in the South West region beginning in January 2007; 7,000 members in the West Central region beginning in February 2007; and 8,000 members in the South East region beginning in March 2007. MCP AAA’s statewide results for the April-June 2007 report period will include data for the South West, West Central, and South East regions.]
Penalty for noncompliance: If an MCP is noncompliant with the standard, then the ODJFS will issue a Sanction Advisory informing the MCP that a monetary sanction will be imposed if the MCP is noncompliant for any future report periods. Upon all subsequent semi-annual measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction of one-half of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded.
2.b. Timely Submission of Case Management Files
Data Quality Submission Requirement: The MCP must submit Case Management files on a monthly basis according to the specifications established in ODJFS’ Case Management File and Submission Specifications.
Penalty for noncompliance: See Appendix N, Compliance Assessment System, for the penalty for noncompliance with this requirement.
3. EXTERNAL QUALITY REVIEW DATA
In accordance with federal law and regulations, ODJFS is required to conduct an independent quality review of contracting managed care plans. The OAC rule 5101:3-26-07(C) requires MCPs to submit data and information as requested by ODJFS or its designee for the annual external quality review.
Two information sources are integral to these studies: encounter data and medical records. Because encounter data is used to draw samples for these studies, quality must be sufficient to ensure valid sampling.
An adequate number of medical records must then be retrieved from providers and submitted to ODJFS or its designee in order to generalize results to all applicable members. To aid MCPs in achieving the required medical record submittal rate, ODJFS will give at least an eight week period to retrieve and submit medical records.

Appendix L
Aged, Blind or Disabled (ABD) population

3.a. Independent External Quality Review
Measure: The percentage of requested records for a study conducted by the External Quality Review Organization (EQRO) that are submitted by the managed care plan.
Report Period: The report period is one year. Results are calculated and performance is monitored annually. Performance is measured with each review.
Data Quality Standard: A minimum record submittal rate of 85% for each clinical measure.
Penalty for noncompliance for Data Quality Standard: For each study that is completed during this contract period, if an MCP is noncompliant with the standard, ODJFS will impose a non-refundable $10,000 monetary sanction.
4. MEMBERS’ PCP DATA
The designated PCP is the provider who will manage and coordinate the overall care for ABD members including those who have case management needs. The MCP must submit a Members’ Designated PCP file every month. Specialists may and should be identified as the PCP as appropriate for the member’s condition per the specialty types specified for the ABD population in ODJFS Member’s PCP Data File and Submission Specifications; however, no ABD member may have more than one PCP identified for a given month.
4.a. Timely submission of Member’s PCP Data
Data Quality Submission Requirement: The MCP must submit a Members’ Designated PCP Data files on a monthly basis according to the specifications established in ODJFS Member’s PCP Data File and Submission Specifications.
Penalty for noncompliance: See Appendix N, Compliance Assessment System, for the penalty for noncompliance with this requirement.
4.b. Designated PCP for newly enrolled members (applicable for report periods prior to January 2008)
Measure: The percentage of MCP’s newly enrolled members who were designated a PCP by their effective date of enrollment.
Report Periods: For the third and fourth quarters of SFY 2007 contract period, performance will be evaluated quarterly using the January — March 2007 and April — June 2007 report periods. For the SFY 2008 contract period, performance will be evaluated quarterly using the July-September 2007, and October — December 2007 report periods.
Data Quality Standard: A minimum rate of 65% of new members with PCP designation by

Appendix L
Aged, Blind or Disabled (ABD) population

their effective date of enrollment for quarter 3 and quarter 4 of SFY 2007. A minimum rate of 75% of new members with PCP designation by their effective date of enrollment for quarter 1 and quarter 2 of SFY 2008.
Statewide Approach: MCPs will be evaluated using a statewide result, including all regions in which an MCP has ABD membership. An MCP will not be evaluated until the MCP has at least 3,000 ABD members statewide.
Penalty for noncompliance: If an MCP is noncompliant with the standard, ODJFS will impose a monetary sanction of one-half of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded. As stipulated in OAC rule 5101:3-26-08.2, each new member must have a designated primary care provider (PCP) prior to their effective date of coverage. Therefore, MCPs are subject to additional corrective action measures under Appendix N, Compliance Assessment System, for failure to meet this requirement.
4.b.i. Designated PCP for newly enrolled members (applicable for report periods after December 2007)
Measure: The percentage of MCP’s newly enrolled members who were designated a PCP by their effective date of enrollment.
Report Periods: For the SFY 2009 contract period, performance will be evaluated annually using CY 2008.
Data Quality Standards: For SFY 2009, a minimum rate of 85% of new members with PCP designation by their effective date of enrollment.
Statewide Approach: MCPs will be evaluated using a statewide result, including all regions in which an MCP has ABD membership. An MCP will not be evaluated until the MCP has at least 3,000 ABD members statewide.
Penalty for noncompliance: If an MCP is noncompliant with the standard, ODJFS will impose a monetary sanction of one-half of one percent of the current month’s premium payment. Once the MCP is performing at standard levels and violations/deficiencies are resolved to the satisfaction of ODJFS, the money will be refunded. As stipulated in OAC rule 5101:3-26-08.2, each new member must have a designated primary care provider (PCP) prior to their effective date of coverage. Therefore, MCPs are subject to additional corrective action measures under Appendix N, Compliance Assessment System, for failure to meet this requirement.

Appendix L
Aged, Blind or Disabled (ABD) population

5. APPEALS AND GRIEVANCES DATA
Pursuant to OAC rule 5101:3-26-08.4, MCPs are required to submit information at least monthly to ODJFS regarding appeal and grievance activity. ODJFS requires these submissions to be in an electronic data file format pursuant to the Appeal File and Submission Specifications and Grievance File and Submission Specifications.
The appeal data file and the grievance data file must include all appeal and grievance activity, respectively, for the previous month, and must be submitted by the ODJFS-specified due date. These data files must be submitted in the ODJFS-specified format and with the ODJFS-specified filename in order to be successfully processed.
Penalty for noncompliance: MCPs who fail to submit their monthly electronic data files to the ODJFS by the specified due date or who fail to resubmit, by no later than the end of that month, a file which meets the data quality requirements will be subject to penalty as stipulated under the Compliance Assessment System (Appendix N).
6. NOTES
6.a. Penalties, Including Monetary Sanctions, for Noncompliance
Penalties for noncompliance with standards outlined in this appendix, including monetary sanctions, will be imposed as the results are finalized. With the exception of Sections 1.a.i., 1.a.iii., 1.a.iv., 1.a.v., and 1.b.ii no monetary sanctions described in this appendix will be imposed if the MCP is in its first contract year of Medicaid program participation. Notwithstanding the penalties specified in this Appendix, ODJFS reserves the right to apply the most appropriate penalty to the area of deficiency identified when an MCP is determined to be noncompliant with a standard. Monetary penalties for noncompliance with any individual measure, as determined in this appendix, shall not exceed $300,000 during each evaluation.
Refundable monetary sanctions will be based on the premium payment in the month of the cited deficiency and due within 30 days of notification by ODJFS to the MCP of the amount.
Any monies collected through the imposition of such a sanction will be returned to the MCP (minus any applicable collection fees owed to the Attorney General’s Office, if the MCP has been delinquent in submitting payment) after the MCP has demonstrated full compliance with the particular program requirement and the violations/deficiencies are resolved to the satisfaction of ODJFS. If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.

Appendix L
Aged, Blind or Disabled (ABD) population

6.b. Combined Remedies
If ODJFS determines that one systemic problem is responsible for multiple deficiencies, ODJFS may impose a combined remedy which will address all areas of deficient performance. The total fines assessed in any one month will not exceed 15% of the MCP’s monthly premium payment for the Ohio Medicaid program.
6.c. Membership Freezes
MCPs found to have a pattern of repeated or ongoing noncompliance may be subject to a membership freeze.
6.d. Reconsideration
Requests for reconsideration of monetary sanctions and enrollment freezes may be submitted as provided in Appendix N, Compliance Assessment System.
6.e. Contract Termination, Nonrenewals, or Denials
Upon termination either by the MCP or ODJFS, nonrenewal, or denial of an MCP provider agreement, all previously collected refundable monetary sanctions will be retained by ODJFS.

Appendix M
Aged, Blind or Disabled (ABD) population

APPENDIX M
PERFORMANCE EVALUATION
ABD ELIGIBLE POPULATION
This appendix establishes minimum performance standards for managed care plans (MCPs) in key program areas, under the Agreement. Standards are subject to change based on the revision or update of applicable national standards, methods, benchmarks, or other factors as deemed relevant. Performance will be evaluated in the categories of Quality of Care, Access, Consumer Satisfaction, and Administrative Capacity. Each performance measure has an accompanying minimum performance standard. MCPs with performance levels below the minimum performance standards will be required to take corrective action. All performance measures, as specified in this appendix, will be calculated per MCP and include only members in the ABD Medicaid managed care program. Selected measures in this appendix will be used to determine incentives as specified in Appendix O, Pay for Performance (P4P).
1. QUALITY OF CARE
1.a. Independent External Quality Review
In accordance with federal law and regulations, state Medicaid agencies must annually provide for an external quality review of the quality outcomes and timeliness of, and access to, services provided by Medicaid-contracting MCPs [(42 CFR 438.204(d)]. The external review assists the state in assuring MCP compliance with program requirements and facilitates the collection of accurate and reliable information concerning MCP performance.
Measure: The independent external quality review covers a review of clinical and non-clinical performance as outlined in Appendix K.
Report Period: Performance will be evaluated using the reviews conducted during SFY 2008.
Action Required for Deficiencies: For all reviews conducted during the contract period, if the EQRO cites a deficiency in performance the MCP will be required to complete a Corrective Action Plan or Quality Improvement Directive, depending on the severity of the deficiency. Serious deficiencies may result in immediate termination or non-renewal of the Agreement.
1.b. Members with Special Health Care Needs (MSHCN)
Given the substantial proportion of members with chronic conditions and co-morbidities in the ABD population, one of the quality of care initiatives of the ABD Medicaid managed care program focuses on case management. In order to ensure state compliance with the provisions of 42 CFR 438.208, the Bureau of Managed Health Care established Members with Special Health Care Needs (MSHCN) basic program requirements as set forth in Appendix G, Coverage and Services of the

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Agreement, and corresponding minimum performance standards as described below. The purpose of these measures is to provide appropriate and targeted case management services to MSHCN who have specific diagnoses and/or who require high-cost or extensive services. Given the expedited schedule for implementing the ABD Medicaid managed care program, coupled with the challenges facing a new Medicaid program in the State of Ohio, the minimum performance standards for the case management requirements for MSHCN are phased in throughout SFY 2007 and SFY 2008. The minimum standards for these performance measures will be fully phased in by no later than SFY 2009. For detailed methodologies of each measure, see ODJFS Methods for the ABD Medicaid Managed Care Program’s Case Management Performance Measures.
1.b.i Case Management of Members
Measure: The average monthly case management rate for members who have at least three months of consecutive enrollment in one MCP.
Report Period: For the SFY 2007 contract period, April — June 2007 report period. For the SFY 2008 contract period, July — September 2007, October — December 2007, January — March 2008, and April — June 2008 report periods. For the SFY 2009 contract period, July — September 2008, October — December 2008, January — March 2009, and April — June 2009 report periods.
Statewide Approach: MCPs will be evaluated using a statewide result, including all regions in which an MCP has membership. An MCP will not be evaluated until the MCP has at least 3,000 members statewide who have had at least three months of continuous enrollment during each month of the entire report period. As the ABD Medicaid managed care program expands statewide and regions become active in different months, statewide results will include every region in which an MCP has membership [Example: MCP AAA has: 6,000 members in the South West region beginning in January 2007; 7,000 members in the West Central region beginning in February 2007; and 8,000 members in the South East region beginning in March 2007. MCP AAA’s statewide results for the April-June 2007 report period will include case management rates for all members who meet minimum continuous enrollment criteria for this measure in: the South West region for April 2007’s monthly rate calculation; the South West and West Central regions for May 2007’s monthly rate calculation; and the South West, West Central, and South East regions for June 2007’s monthly rate calculation.]
Statewide Target: For the first and second quarters of SFY 2008, a case management rate of 30%. For the third and fourth quarters of SFY 2008, a case management rate of 35%. For the first and second quarters of SFY 2009, a case management rate of 40%. For the third and fourth quarters of SFY 2009, a case management rate of 45%.
Statewide Minimum Performance Standard: The level of improvement must result in at least a 20% decrease in the difference between the target and the previous report period’s results.
Penalty for Noncompliance: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be

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noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of two percent of the current month’s premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant. If an MCP is noncompliant for a subsequent quarter, new member selection freezes or a reduction of assignments will occur as outlined in Appendix N of the Provider Agreement. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned.
1.b.ii. Case Management of Members with an ODJFS-Mandated Condition
Measure 1: The percent of members with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of asthma who have had at least three consecutive months of enrollment in one MCP that are case managed.
Measure 2: The percent of members with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of chronic obstructive pulmonary disease who have had at least three consecutive months of enrollment in one MCP that are case managed.
Measure 3: The percent of members with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of congestive heart failure who have had at least three consecutive months of enrollment in one MCP that are case managed.
Measure 4: The percent of members with a positive identification through an ODJFS administrative review of data for the ODJFS mandated case management condition of behavioral health who have had at least three consecutive months of enrollment in one MCP that are case managed.
Measure 5: The percent of members with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of diabetes who have had at least three consecutive months of enrollment in one MCP that are case managed.
Measure 6: The percent of members with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of non-mild hypertension who have had at least three consecutive months of enrollment in one MCP that are case managed.
Measure 7: The percent of members with a positive identification through an ODJFS administrative review of data for the ODJFS-mandated case management condition of coronary arterial disease who have had at least three consecutive months of enrollment in one MCP that are case managed.
Report Periods for Measures 1- 7: For the SFY 2007 contract period April — June 2007 report periods. For the SFY 2008 contract period, July — September 2007, October — December 2007, January — March 2008, and April — June 2008 report periods. For the SFY 2009 contract period, July — September 2008, October — December 2008, January — March 2009, and April — June 2009 report periods.

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Statewide Approach: MCPs will be evaluated using a statewide result, including all regions in which an MCP has membership. An MCP will not be evaluated until the MCP has at least 3,000 members statewide who have had at least three months of continuous enrollment during each month of the entire report period. As the ABD Medicaid managed care programs expands statewide and regions become active in different months, statewide results will include every region in which an MCP has membership [Example: MCP AAA has: 6,000 members in the South West region beginning in January 2007; 7,000 members in the West Central region beginning in February 2007; and 8,000 members in the South East region beginning in March 2007. MCP AAA’s statewide results for the April-June 2007 report period will include case management rates for all members in the South West, West Central, and South East regions who are identified through the administrative data review as having a mandated condition and are continuously enrolled for at least three consecutive months in one MCP.]
Statewide Target for Measures 1, 2, 3, 5, 6, and 7: For the first and second quarters of SFY 2008, a case management rate of 60%. For the third and fourth quarters of SFY 2008, a case management rate of 65%. For SFY 2009, a case management rate of 75%.
Statewide Minimum Performance Standard: The level of improvement must result in at least a 20% decrease in the difference between the target and the previous report period’s results.
Statewide Target for Measure 4: For the first and second quarters of SFY 2008, a case management rate of 30%. For the third and fourth quarters of SFY 2008, a case management rate of 35%. For SFY 2009, the case management rate is TBD.
Statewide Minimum Performance Standard: The level of improvement must result in at least a 20% decrease in the difference between the target and the previous report period’s results.
Penalty for Noncompliance for Measures 1-7: The first time an MCP is noncompliant with a standard for this measure, ODJFS will issue a Sanction Advisory informing the MCP that any future noncompliance instances with the standard for this measure will result in ODJFS imposing a monetary sanction. Upon all subsequent measurements of performance, if an MCP is again determined to be noncompliant with the standard, ODJFS will impose a monetary sanction (see Section 5) of two percent of the current month’s premium payment. Monetary sanctions will not be levied for consecutive quarters that an MCP is determined to be noncompliant. If an MCP is noncompliant for a subsequent quarter, new member selection freezes or a reduction of assignments will occur as outlined in Appendix N of the Provider Agreement. Once the MCP is performing at standard levels and the violations/deficiencies are resolved to the satisfaction of ODJFS, the penalties will be lifted, if applicable, and monetary sanctions will be returned.
1.c. Clinical Performance Measures
MCP performance will be assessed based on the analysis of submitted encounter data for each year. For certain measures, standards are established; the identification of these standards is not intended to limit the assessment of other indicators for performance improvement activities. Performance on multiple measures will be assessed and reported to the MCPs and others, including Medicaid consumers.

Appendix M
Aged, Blind or Disabled (ABD) population

The clinical performance measures described below closely follow the National Committee for Quality Assurance’s (NCQA) Health Plan Employer Data and Information Set (HEDIS). NCQA may annually change its method for calculating a measure. These changes can make it difficult to evaluate whether improvement occurred from a prior year. For this reason, ODJFS will use the same methods to calculate the baseline results and the results for the period in which the MCP is being held accountable. For example, the same methods are used to calculate calendar year 2008 results (the baseline period) and calendar year 2009 results. The methods will be updated and a new baseline will be created during 2009 for calendar year 2010 results. These results will then serve as the baseline to evaluate whether improvement occurred from calendar year 2009 to calendar year 2010. Clinical performance measure results will be calculated after a sufficient amount of time has passed after the end of the report period in order to allow for claims runout. For a comprehensive description of the clinical performance measures below, see ODJFS Methods for Clinical Performance Measures, ABD Medicaid Managed Care Program.Performance standards are subject to change, based on the revision or update of NCQA methods or other national standards, methods or benchmarks.
MCPs will be evaluated using a statewide result, including all regions in which an MCP has membership. ODJFS will use the first calendar year of an MCP’s ABD managed care program membership as the baseline year (i.e., CY2007). The baseline year will be used to determine performance standards and targets; baseline data will come from a combination of FFS claims data and MCP encounter data. For those performance measures that require two calendar years of baseline data, the additional calendar year (i.e., the calendar year prior to the first calendar year of ABD managed care program membership, i.e., CY2006) data will come from FFS claims data.
An MCP’s second calendar year of ABD managed care program membership (i.e., CY2008) will be the initial report period of evaluation for performance measures that require one calendar year of baseline data (i.e., CY2007), and for performance measures that require two calendar years of baseline data (i.e., CY2006 and CY2007).
Report Period: For the SFY 2008 contract period, performance will be evaluated using the January — December 2007 report period and may be adjusted based on the number of months of ABD managed care membership. For the SFY 2009 contract period, performance will be evaluated using the January — December 2008 report period.
1.c.i. Congestive Heart Failure (CHF) — Inpatient Hospital Discharge Rate
Measure: The number of acute inpatient hospital discharges in the reporting year where the principal diagnosis was CHF, per thousand member months, for members who had a diagnosis of CHF in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results. (For example, if last year’s results were TBD%, then the difference between the target and last year’s results is

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TBD%. In this example, the standard is an improvement in performance of TBD% of this difference or TBD%. In this example, results of TBD% or better would be compliant with the standard.)
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.ii. Congestive Heart Failure (CHF) — Emergency Department (ED) Utilization Rate
Measure: The number of emergency department visits in the reporting year where the primary diagnosis was CHF, per thousand member months, for members who had a diagnosis of CHF in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.iii. Congestive Heart Failure (CHF) — Cardiac Related Hospital Readmission
Measure: The rate of cardiac related readmissions during the reporting period for members who had a diagnosis of CHF in the year prior to the reporting period. A readmission is defined as a cardiac related admission that occurs within 30 days of a prior cardiac related admission.
Target: TBD.
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous year’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Appendix M
Aged, Blind or Disabled (ABD) population

1.c.iv. Coronary Artery Disease (CAD) — Inpatient Hospital Discharge Rate
Measure: The number of acute inpatient hospital discharges in the reporting year where the primary diagnosis was CAD, per thousand member months, for members who had a diagnosis of CAD in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.v. Coronary Artery Disease (CAD) – Emergency Department (ED) Utilization Rate
Measure: The number of emergency department visits in the reporting year where the principal diagnosis was CAD, per thousand member months, for members who had a diagnosis of CAD in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.vi. Coronary Artery Disease (CAD) – Cardiac Related Hospital Readmission
Measure: The rate of cardiac related readmissions in the reporting year for members who had a diagnosis of CAD in the year prior to the reporting year. A readmission is defined as a cardiac related admission that occurs within 30 days of a prior cardiac related admission.
Target: TBD.
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous year’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If

Appendix M
Aged, Blind or Disabled (ABD) population

the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.vii. Coronary Artery Disease (CAD) – Beta Blocker Treatment after Heart Attack
The evaluation report period for this measure is CY 2008 only.
Measure: The percentage of members 35 years of age and older as of December 31st of the reporting year who were hospitalized from January 1 – December 24th of the reporting year with a diagnosis of acute myocardial infarction (AMI) and who received an ambulatory prescription for beta blockers within seven days of discharge.
Target: TBD.
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous year’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.viii. Persistence of Beta Blocker Treatment after Heart Attack
The initial report period of evaluation for this measure is CY 2009. This measure will replace the Coronary Artery Disease (CAD) – Beta Blocker Treatment after Heart Attack measure (1.c.vii.) in the P4P for SFY 2010.
Measure: The percentage of members 35 years of age and older as of December 31st of the reporting year who were hospitalized and discharged alive from July 1 of the year prior to the reporting year to June 30 of the measurement year with a diagnosis of acute myocardial information (AMI) and who received persistent beta-blocker treatment for six months after discharge.
Target: TBD.
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous year’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Appendix M
Aged, Blind or Disabled (ABD) population

1.c.ix.	Coronary Artery Disease (CAD) – Cholesterol Management for Patients with Cardiovascular Conditions/LDL-C Screening Performed
Measure: The percentage of members who had a diagnosis of CAD in the year prior to the reporting year, who were enrolled for at least 11 months in the reporting year, and who received a lipid profile during the reporting year.
Target: TBD.
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous year’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.x. Hypertension – Inpatient Hospital Discharge Rate
Measure: The number of acute inpatient hospital discharges in the reporting year where the primary diagnosis was non-mild hypertension, per thousand member months, for members who had a diagnosis of non-mild hypertension in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xi. Hypertension – Emergency Department (ED) Utilization Rate
Measure: The number of emergency department visits in the reporting year where the principal diagnosis was non-mild hypertension, per thousand member months, for members who had a diagnosis of non-mild hypertension in the year prior to the reporting year.
Target: TBD

Appendix M
Aged, Blind or Disabled (ABD) population

Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xii. Diabetes – Inpatient Hospital Discharge Rate
Measure: The number of acute inpatient hospital discharges in the reporting year where the principal diagnosis was diabetes, per thousand member months, for members identified as diabetic in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xiii. Diabetes – Emergency Department (ED) Utilization Rate
Measure: The number of emergency department visits in the reporting year where the primary diagnosis was diabetes, per thousand member months, for members identified as diabetic in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Appendix M
Aged, Blind or Disabled (ABD) population

1.c.xiv. Diabetes – Eye Exam
Measure: The percentage of diabetic members who were enrolled for at least 11 months during the reporting year, who received one or more retinal or dilated eye exams from an ophthalmologist or optometrist during the reporting year.
Target: TBD.
Minimum Performance Standard: The level of improvement must result in at least a TBD% increase in the difference between the target and the previous year’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.xv.	Chronic Obstructive Pulmonary Disease (COPD) – Inpatient Hospital Discharge Rate
Measure: The number of acute inpatient hospital discharges in the reporting year where the primary diagnosis was COPD, per thousand member months, for members who had a diagnosis of COPD in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.xvi.	Chronic Obstructive Pulmonary Disease (COPD) – Emergency Department (ED) Utilization Rate
Measure: The number of emergency department visits in the reporting year where the principal diagnosis was COPD, per thousand member months, for members who had a diagnosis of COPD in the year prior to the reporting year.

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Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xvii. Asthma – Inpatient Hospital Discharge Rate
Measure: The number of acute inpatient hospital discharges in the reporting year where the primary diagnosis was asthma, per thousand member months, for members with persistent asthma.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xviii. Asthma – Emergency Department (ED) Utilization Rate
Measure: The number of emergency department visits in the reporting year where the principal diagnosis was asthma, per thousand member months, for members with persistent asthma.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xix. Asthma – Use of Appropriate Medications for People with Asthma

Appendix M
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Measure: The percentage of members with persistent asthma who received prescribed medications acceptable as primary therapy for long-term control of asthma.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.xx.	Mental Health, Severely Mentally Disabled (SMD) – Inpatient Hospital Discharge Rate
Measure: The number of acute inpatient hospital discharges in the reporting year where the primary diagnosis was SMD, per thousand member months, for members who had a primary diagnosis of SMD in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

1.c.xxi.	Mental Health, Severely Mentally Disabled (SMD) – Emergency Department Utilization Rate
Measure: The number of emergency department visits in the reporting year where the primary diagnosis was SMD, per thousand member months, for members who had a primary diagnosis of SMD in the year prior to the reporting year.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality

Appendix M
Aged, Blind or Disabled (ABD) population

Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xxii. Follow-up After Hospitalization for Mental Illness
Measure: The percentage of discharges for members enrolled from the date of discharge through 30 days after discharge, who were hospitalized for treatment of selected mental health disorders and who had a follow-up visit (i.e., were seen on an outpatient basis or were in intermediate treatment with a mental health provider) within:
1) 30 Days of discharge, and
2) 7 Days of discharge.
Target: TBD.
Minimum Performance Standard For Each Measure: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous year’s results.
Action Required for Noncompliance (Follow-up visits within 30 days of discharge): If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
Action Required for Noncompliance (Follow-up visits within 7 days of discharge): If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xxiii. Mental Health, Severely Mentally Disabled (SMD) – SMD Related Hospital Readmission
Measure: The number of SMD related readmissions for members who had a diagnosis of SMD in the year prior to the reporting year. A readmission is defined as a SMD related admission that occurs within 30 days of a prior SMD related admission.
Target: TBD.
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous year’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.

Appendix M
Aged, Blind or Disabled (ABD) population

1.c.xxiv. Substance Abuse – Inpatient Hospital Discharge Rate
Measure: The number of acute inpatient hospital discharges in the reporting year where the primary diagnosis was alcohol and other drug abuse or dependence (AOD), per thousand member months, for members who had, in the year prior to the reporting year, a diagnosis of AOD and one of the following: AOD-related acute inpatient admission or two AOD related Emergency Department visits.
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xxv. Substance Abuse – Emergency Department Utilization Rate
Measure: The number of emergency department visits in the reporting year where the principal diagnosis was AOD, per thousand member months, for members who had, in the year prior to the reporting year, a diagnosis of AOD and one of the following: AOD-related acute inpatient admission or two AOD related Emergency Department visits .
Target: TBD
Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous report period’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xxvi. Substance Abuse – Inpatient Hospital Readmission Rate
Measure: The number of AOD related readmissions in the reporting year for members who had, in the year prior to the reporting year, a diagnosis of AOD and one of the following: AOD-related acute inpatient admission or two AOD related Emergency Department visits. A readmission is defined as an AOD-related admission that occurs within 30 days of a prior AOD-related admission.
Target: TBD.

Appendix M
Aged, Blind or Disabled (ABD) population

Minimum Performance Standard: The level of improvement must result in at least a TBD% decrease in the difference between the target and the previous year’s results.
Action Required for Noncompliance: If the standard is not met and the results are below TBD%, the MCP is required to complete a Corrective Action Plan to address the area of noncompliance. If the standard is not met and the results are at or above TBD%, ODJFS will issue a Quality Improvement Directive which will notify the MCP of noncompliance and may outline the steps that the MCP must take to improve the results.
1.c.xxvii. Informational Clinical Performance Measures
The clinical performance measures listed in Table 1 are informational only. Although there are no performance targets or minimum performance standards for these measures, results will be reported and used as one component in assessing the quality of care provided by MCPs to the ABD managed care population.
Table 1. Informational Clinical Performance Measures

Condition	Informational Performance Measure
CHF	Discharge rate with age group breakouts

CAD	Discharge rate with age group breakouts

Hypertension	Discharge rate with age group breakouts

Diabetes	Discharge rate with age group breakouts
Comprehensive Diabetes Care (CDC)/HbA1c testing
CDC/kidney disease monitored
CDC/LDL-C screening performed

COPD	Discharge rate with age group breakouts
Use of Spirometry Testing in the Assessment and Diagnosis of COPD

Asthma	Discharge rate with age group breakouts

Mental Health (SMD)	Discharge rate with age group breakouts
Antidepressant Medication Management

Substance Abuse	Discharge rate with age group breakouts
Initiation and Engagement of Alcohol and Other Drug Dependence Treatment
2. ACCESS
Performance in the Access category will be determined by the following measures: Primary Care Provider (PCP) Turnover, Adults’ Access to Preventive/Ambulatory Health Services, and Adults’ Access to Designated PCP. For a comprehensive description of the access performance measures below, see ODJFS Methods for the ABD Medicaid Managed Care Program Access Performance Measures.
2.a. PCP Turnover

Appendix M
Aged, Blind or Disabled (ABD) population

A high PCP turnover rate may affect continuity of care and may signal poor management of providers. However, some turnover may be expected when MCPs end contracts with providers who are not adhering to the MCP’s standard of care. Therefore, this measure is used in conjunction with the adult access and designated PCP measures to assess performance in the access category.
Measure: The percentage of primary care providers affiliated with the MCP as of the beginning of the measurement year who were not affiliated with the MCP as of the end of the year.
Statewide Approach: MCPs will be evaluated using a statewide result, including all regions in which an MCP has membership. ODJFS will use the first calendar year of ABD managed care program membership as the baseline year (i.e., CY2007). The baseline year will be used to determine a minimum statewide performance standard. An MCP’s second calendar year of ABD managed care program membership (i.e., CY2008) will be the initial report period of evaluation, and penalties will be applied for noncompliance.
Report Period: For the SFY 2008 contract period, a baseline level of performance will be established using the CY 2007 report period (and may be adjusted based on the number of months of ABD managed care membership). For the SFY 2009 contract period, performance will be evaluated using the CY 2008 report period. The first reporting period in which MCPs will be held accountable to the performance standards will be the SFY 2009 contract period.
Minimum Performance Standard: A maximum PCP Turnover rate of TBD.
Action Required for Noncompliance: MCPs are required to perform a causal analysis of the high PCP turnover rate and assess the impact on timely access to health services, including continuity of care. If access has been reduced or coordination of care affected, then the MCP must develop and implement a corrective action plan to address the findings.
2.b. Adults’ Access to Designated PCP
The MCP must encourage and assist ABD members without a designated primary care provider (PCP) to establish such a relationship, so that a designated PCP can coordinate and manage member’s health care needs. This measure is used to assess MCPs’ performance in the access category.
Measure: The percentage of members who had a visit through the members’ designated PCPs.
Statewide Approach: MCPs will be evaluated using a statewide result, including all regions in which an MCP has membership. ODJFS will use the first calendar year of ABD managed care program membership as the baseline year (i.e., CY2007). The baseline year will be used to determine a minimum statewide performance standard. An MCP’s second calendar year of ABD managed care program membership (i.e., CY2008) will be the initial report period of evaluation, and penalties will be applied for noncompliance.
Report Period: For the SFY 2008 contract period, performance will be evaluated using the January — December 2007 report period (and may be adjusted based on the number of months of

Appendix M
Aged, Blind or Disabled (ABD) population

ABD managed care membership). For the SFY 2009 contract period, performance will be evaluated using the January — December 2008 report period. The first reporting period in which MCPs will be held accountable to the performance standards will be the SFY 2009 contract period.
Minimum Performance Standards: TBD
Penalty for Noncompliance: If an MCP is noncompliant with the Minimum Performance Standard, then the MCP must develop and implement a corrective action plan.
2.c. Adults’ Access to Preventive/Ambulatory Health Services
This measure indicates whether adult members are accessing health services.
Measure: The percentage of members who had an ambulatory or preventive-care visit.
Statewide Approach: MCPs will be evaluated using a statewide result, including all regions in which an MCP has membership. ODJFS will use the first calendar year of ABD managed care program membership as the baseline year (i.e., CY2007). The baseline year will be used to determine a minimum statewide performance standard. An MCP’s second calendar year of ABD managed care program membership (i.e., CY2008) will be the initial report period of evaluation, and penalties will be applied for noncompliance.
Report Period: For the SFY 2008 contract period, performance will be evaluated using the January — December 2007 report period (and may be adjusted based on the number of months of ABD managed care membership). For the SFY 2009 contract period, performance will be evaluated using the January — December 2008 report period. The first reporting period in which MCPs will be held accountable to the performance standards will be the SFY 2009 contract period.
Minimum Performance Standards: TBD
Penalty for Noncompliance: If an MCP is noncompliant with the Minimum Performance
Standard, then the MCP must develop and implement a corrective action plan.
3. CONSUMER SATISFACTION
MCPs will be evaluated using a statewide result, including all regions in which an MCP has membership.
In accordance with federal requirements and in the interest of assessing enrollee satisfaction with MCP performance, ODJFS annually conducts independent consumer satisfaction surveys. Results are used to assist in identifying and correcting MCP performance overall and in the areas of access, quality of care, and member services. Results from the SFY 2009 evaluation will be used to set a standard. For the SFY 2009 contract period, this measure is a reporting only measure. SFY 2010

Appendix M
Aged, Blind or Disabled (ABD) population

will be the first contract period in which MCPs will be held accountable to the performance standards for this measure.
Measure: TBD. The results of this measure are reported annually.
Report Period: For the SFY 2009 contract period, the measure is under review and the report period has not been determined.
Minimum Performance Standard: TBD.
Penalty for noncompliance: If an MCP is determined noncompliant with the Minimum Performance Standard, then the MCP must develop a corrective action plan and provider agreement renewals may be affected.
4. ADMINISTRATIVE CAPACITY
The ability of an MCP to meet administrative requirements has been found to be both an indicator of current plan performance and a predictor of future performance. Deficiencies in administrative capacity make the accurate assessment of performance in other categories difficult, with findings uncertain. Performance in this category will be determined by the Compliance Assessment System, and the emergency department diversion program. For a comprehensive description of the Administrative Capacity performance measures below, see ODJFS Methods for the ABD Medicaid Managed Care Program Administrative Capacity Performance Measure, which are incorporated in this Appendix.
4.a. Compliance Assessment System
Measure: The number of points accumulated during a rolling 12-month period through the Compliance Assessment System.
Report Period: For the SFY 2008 and SFY 2009 contract periods, performance will be evaluated using a rolling 12-month report period.
Performance Standard: A maximum of 15 points
Penalty for Noncompliance: Penalties for points are established in Appendix N, Compliance Assessment System.
4.b. Emergency Department Diversion
Managed care plans must provide access to services in a way that assures access to primary and urgent care in the most effective settings and minimizes inappropriate utilization of emergency department (ED) services. MCPs are required to identify high utilizers of targeted ED services and implement action plans designed to minimize inappropriate, preventable and/or primary care sensitive ED utilization.

Appendix M
Aged, Blind or Disabled (ABD) population

Measure: The percentage of members who had TBD targeted ED visits during the twelve month reporting period.
Statewide Approach: MCPs will be evaluated using a statewide result, including all regions in which an MCP has membership. ODJFS will use the first calendar year of ABD managed care membership as the baseline year (i.e., CY2007). The baseline year will be used to determine a minimum statewide performance standard and a target. The number of members with an ED visit used to calculate the measure for the baseline year will be adjusted based on the number of months of ABD managed care membership in the baseline year. An MCP’s second calendar year of ABD managed care program membership (i.e., CY2008) will be the initial report period of evaluation, and penalties will be applied for noncompliance.
Report Period: For the SFY 2008 contract period, a baseline level of performance will be established using the CY2007 report period (and may be adjusted based on the number of months of ABD managed care membership). For the SFY 2009 contract period, results will be calculated for the reporting period of CY2008 and compared to the CY2007 baseline results to determine if the minimum performance standard is met.
Target: TBD
Minimum Performance Standard: TBD
Penalty for Noncompliance: If the standard is not met and the results are above TBD%, then the MCP must develop a corrective action plan, for which ODJFS may direct the MCP to develop the components of their targeted EDD program as specified by ODJFS. If the standard is not met and the results are at or below TBD%, then the MCP must develop a Quality Improvement Directive.
5. Notes
Given that unforeseen circumstances (e.g., revision or update of applicable national standards, methods or benchmarks, or issues related to program implementation) may impact performance assessment as specified in Sections 1 through 4, ODJFS reserves the right to apply the most appropriate penalty to the area of deficiency identified with any individual measure, notwithstanding the penalties specified in this Appendix.
5.a. Monetary Sanctions
Penalties for noncompliance with individual standards in this appendix will be imposed as the results are finalized. Penalties for noncompliance with individual standards for each period of compliance is determined in this appendix and will not exceed $250,000.
Refundable monetary sanctions will be based on the capitation payment for the month of the cited deficiency and will be due within 30 days of notification by ODJFS to the MCP of the amount. Any monies collected through the imposition of such a sanction would be returned to the MCP (minus any applicable collection fees owed to the Attorney General’s Office, if the MCP has been

Appendix M
Aged, Blind or Disabled (ABD) population

delinquent in submitting payment) after they have demonstrated improved performance in accordance with this appendix. If an MCP does not comply within two years of the date of notification of noncompliance, then the monies will not be refunded.
5.b. Combined Remedies
If ODJFS determines that one systemic problem is responsible for multiple deficiencies, ODJFS may impose a combined remedy which will address all areas of deficient performance. The total fines assessed in any one month will not exceed 15% of the MCP’s monthly capitation payment.
5.c. Enrollment Freezes
MCPs found to have a pattern of repeated or ongoing noncompliance may be subject to an enrollment freeze.
5.d. Reconsideration
Requests for reconsideration of monetary sanctions and enrollment freezes may be submitted as provided in Appendix N, Compliance Assessment System.
5.e. Contract Termination, Nonrenewals or Denials
Upon termination, nonrenewal or denial of an MCP contract, all monetary sanctions collected under this appendix will be retained by ODJFS. The at-risk amount paid to the MCP under the current provider agreement will be returned to ODJFS in accordance with Appendix P, Terminations, of the provider agreement.

Appendix N
Aged, Blind or Disabled (ABD) population

APPENDIX N
COMPLIANCE ASSESSMENT SYSTEM
ABD ELIGIBLE POPULATION
I. General Provisions of the Compliance Assessment System
A. The Compliance Assessment System (CAS) is designed to improve the quality of each managed care plan’s (MCP’s) performance through actions taken by the Ohio Department of Job and Family Services (ODJFS) to address identified failures to meet program requirements. This appendix applies to the MCP specified in the baseline of this MCP Provider Agreement (hereinafter referred to as the Agreement).
B. The CAS assesses progressive remedies with specified values (e.g., points, fines, etc.) assigned for certain documented failures to satisfy the deliverables required by Ohio Administrative Code (OAC) rule or the Agreement. Remedies are progressive based upon the severity of the violation, or a repeated pattern of violations. The CAS allows the accumulated point total to reflect patterns of less serious violations as well as less frequent, more serious violations.
C. The CAS focuses on clearly identifiable deliverables and sanctions/remedial actions are only assessed in documented and verified instances of noncompliance. The CAS does not include categories which require subjective assessments or which are not within the MCPs control.
D. The CAS does not replace ODJFS’ ability to require corrective action plans (CAPs) and program improvements, or to impose any of the sanctions specified in OAC rule 5101:3-26-10, including the proposed termination, amendment, or nonrenewal of the MCP’s Provider Agreement.
E. As stipulated in OAC rule 5101:3-26-10(F), regardless of whether ODJFS imposes a sanction, MCPs are required to initiate corrective action for any MCP program violations or deficiencies as soon as they are identified by the MCP or ODJFS.
F. In addition to the remedies imposed in Appendix N, remedies related to areas of financial performance, data quality, and performance management may also be imposed pursuant to Appendices J, L, and M respectively, of the Agreement.
G. If ODJFS determines that an MCP has violated any of the requirements of sections 1903(m) or 1932 of the Social Security Act which are not specifically identified within the CAS, ODJFS may, pursuant to the provisions of OAC rule 5101:3-26-10(A), notify the MCP’s members that they may terminate from the MCP without cause and/or

Appendix N
Aged, Blind or Disabled (ABD) population

suspend any further new member selections.
H. For purposes of the CAS, the date that ODJFS first becomes aware of an MCP’s program violation is considered the date on which the violation occurred. Therefore, program violations that technically reflect noncompliance from the previous compliance term will be subject to remedial action under CAS at the time that ODJFS first becomes aware of this noncompliance.
I. In cases where an MCP contracted healthcare provider is found to have violated a program requirement (e.g., failing to provide adequate contract termination notice, marketing to potential members, inappropriate member billing, etc.), ODJFS will not assess points if: (1) the MCP can document that they provided sufficient notification/education to providers of applicable program requirements and prohibited activities; and (2) the MCP takes immediate and appropriate action to correct the problem and to ensure that it does not happen again to the satisfaction of ODJFS. Repeated incidents will be reviewed to determine if the MCP has a systemic problem in this area, and if so, sanctions/remedial actions may be assessed, as determined by ODJFS.
J. All notices of noncompliance will be issued in writing via email and facsimile to the identified MCP contact.
II. Types of Sanctions/Remedial Actions
ODJFS may impose the following types of sanctions/remedial actions, including, but not limited to, the items listed below. The following are examples of program violations and their related penalties. This list is not all inclusive. As with any instance of noncompliance, ODJFS retains the right to use their sole discretion to determine the most appropriate penalty based on the severity of the offense, pattern of repeated noncompliance, and number of consumers affected. Additionally, if an MCP has received any previous written correspondence regarding their duties and obligations under OAC rule or the Agreement, such notice may be taken into consideration when determining penalties and/or remedial actions.
A. Corrective Action Plans (CAPs) – A CAP is a structured activity/process implemented by the MCP to improve identified operational deficiencies.
MCPs may be required to develop CAPs for any instance of noncompliance, and CAPs are not limited to actions taken in this Appendix. All CAPs requiring ongoing activity on the part of an MCP to ensure their compliance with a program requirement remain in effect for twenty-four months.
In situations where ODJFS has already determined the specific action which must be implemented by the MCP or if the MCP has failed to submit a CAP, ODJFS may require the MCP to comply with an ODJFS-developed or “directed” CAP.

Appendix N
Aged, Blind or Disabled (ABD) population

In situations where a penalty is assessed for a violation an MCP has previously been assessed a CAP (or any penalty or any other related written correspondence), the MCP may be assessed escalating penalties.
B. Quality Improvement Directives (QIDs) – A QID is a general instruction that directs the MCP to implement a quality improvement initiative to improve identified administrative or clinical deficiencies. All QIDs remain in effect for twelve months from the date of implementation.
MCPs may be required to develop QIDs for any instance of noncompliance.
In situations where ODJFS has already determined the specific action which must be implemented by the MCP or if the MCP has failed to submit a QID, ODJFS may require the MCP to comply with an ODJFS-developed or “directed” QID.
In situations where a penalty is assessed for a violation an MCP has previously been assessed a QID (or any penalty or any other related written correspondence), the MCP may be assessed escalating penalties.
C. Points — Points will accumulate over a rolling 12-month schedule. Each month, points that are more than 12-months old will expire. Points will be tracked and monitored separately for each Agreement the MCP concomitantly holds with the BMHC, beginning with the commencement of this Agreement (i.e., the MCP will have zero points at the onset of this Agreement).
No points will be assigned for any violation where an MCP is able to document that the precipitating circumstances were completely beyond their control and could not have been foreseen (e.g., a construction crew severs a phone line, a lightning strike blows a computer system, etc.).
C.1. 5 Points — Failures to meet program requirements, including but not limited to, actions which could impair the member’s ability to obtain correct information regarding services or which could impair a consumer’s or member’s rights, as determined by ODJFS, will result in the assessment of 5 points.
Examples include, but are not limited to, the following:
•	Violations which result in a member’s MCP selection or termination based on inaccurate provider panel information from the MCP.

•	Failure to provide member materials to new members in a timely manner.

•	Failure to comply with appeal, grievance, or state hearing requirements, including the failure to notify a member of their right to a state hearing when the MCP proposes to deny, reduce, suspend or

Appendix N
Aged, Blind or Disabled (ABD) population

terminate a Medicaid-covered service.

•	Failure to staff 24-hour call-in system with appropriate trained medical personnel.

•	Failure to meet the monthly call-center requirements for either the member services or the 24-hour call-in system lines.

•	Provision of false, inaccurate or materially misleading information to health care providers, the MCP’s members, or any eligible individuals.

•	Use of unapproved marketing or member materials.

•	Failure to appropriately notify ODJFS or members of provider panel terminations.

•	Failure to update website provider directories as required.
C.2. 10 Points — Failures to meet program requirements, including but not limited to, actions which could affect the ability of the MCP to deliver or the consumer to access covered services, as determined by ODJFS. Examples include, but are not limited to, the following:
•	Discrimination among members on the basis of their health status or need for health care services (this includes any practice that would reasonably be expected to encourage termination or discourage selection by individuals whose medical condition indicates probable need for substantial future medical services).

•	Failure to assist a member in accessing needed services in a timely manner after request from the member.

•	Failure to provide medically-necessary Medicaid covered services to members.

•	Failure to process prior authorization requests within the prescribed time frames.
  D. Fines – Refundable or nonrefundable fines may be assessed as a penalty separate to or in combination with other sanctions/remedial actions.
D.1. Unless otherwise stated, all fines are nonrefundable.
D.2. Pursuant to procedures as established by ODJFS, refundable and nonrefundable monetary sanctions/assurances must be remitted to ODJFS within thirty (30) days of receipt of the invoice by the MCP. In addition, per Ohio Revised Code Section 131.02, payments not received within forty-five (45) days will be certified to the Attorney General’s (AG’s) office. MCP payments certified to the AG’s office will be assessed the appropriate collection fee by the AG’s office.
D.3. Monetary sanctions/assurances imposed by ODJFS will be based on the most recent premium payments.

Appendix N
Aged, Blind or Disabled (ABD) population

D.4. Any monies collected through the imposition of a refundable fine will be returned to the MCP (minus any applicable collection fees owed to the Attorney General’s Office if the MCP has been delinquent in submitting payment) after they have demonstrated full compliance, as determined by ODJFS, with the particular program requirement. If an MCP does not comply within one (1) year of the date of notification of noncompliance involving issues of case management and two (2) years of the date of notification of noncompliance in issues involving encounter data, then the monies will not be refunded.
D.5. MCPs are required to submit a written request for refund to ODJFS at the time they believe is appropriate before a refund of monies will be considered.
E. Combined Remedies — Notwithstanding any other action ODJFS may take under this Appendix, ODJFS may impose a combined remedy which will address all areas of noncompliance if ODJFS determines, in its sole discretion, that (1) one systemic problem is responsible for multiple areas of noncompliance and/or (2) that there are a number of repeated instances of noncompliance with the same program requirement.
F. Progressive Remedies — Progressive remedies will be based on the number of points accumulated at the time of the most recent incident. Unless specifically otherwise indicated in this appendix, all fines are nonrefundable. The designated fine amount will be assessed when the number of accumulated points falls within the ranges specified below:

0 -15 Points	Corrective Action Plan (CAP)

16-25 Points	CAP + $5,000 fine

26-50 Points	CAP + $10,000 fine

51-70 Points	CAP + $20,000 fine

71-100 Points	CAP + $30,000 fine

100+ Points	Proposed Contract Termination
G. New Member Selection Freezes — Notwithstanding any other penalty or point assessment that ODJFS may impose on the MCP under this Appendix, ODJFS may prohibit an MCP from receiving new membership through consumer initiated selection or the assignment process if: (1) the MCP has accumulated a total of 51 or more points during a rolling 12-month period; (2) or the MCP fails to fully implement a CAP within the designated time frame; or (3) circumstances exist which potentially jeopardize the MCP’s members’ access to care. [Examples of circumstances that ODJFS may consider

Appendix N
Aged, Blind or Disabled (ABD) population

as jeopardizing member access to care include:
-	the MCP has been found by ODJFS to be noncompliant with the prompt payment or the non-contracting provider payment requirements;

-	the MCP has been found by ODJFS to be noncompliant with the provider panel requirements specified in Appendix H of the Agreement;

-	the MCP’s refusal to comply with a program requirement after ODJFS has directed the MCP to comply with the specific program requirement; or

-	the MCP has received notice of proposed or implemented adverse action by the Ohio Department of Insurance.]
Payments provided for under the Agreement will be denied for new enrollees, when and for so long as, payments for those enrollees are denied by CMS in accordance with the requirements in 42 CFR 438.730.
H. Reduction of Assignments – ODJFS has sole discretion over how member auto-assignments are made. ODJFS may reduce the number of assignments an MCP receives to assure program stability within a region or if ODJFS determines that the MCP lacks sufficient capacity to meet the needs of the increased volume in membership. Examples of circumstances which ODJFS may determine demonstrate a lack of sufficient capacity include, but are not limited to an MCP’s failure to: maintain an adequate provider network; repeatedly provide new member materials by the member’s effective date; meet the minimum call center requirements; meet the minimum performance standards for identifying and assessing children with special health care needs and members needing case management services; and/or provide complete and accurate appeal/grievance, member’s PCP and CAMS data files.
I. Termination, Amendment, or Nonrenewal of MCP Provider Agreement - ODJFS can at any time move to terminate, amend or deny renewal of a provider agreement. Upon such termination, nonrenewal, or denial of an MCP provider agreement, all previously collected monetary sanctions will be retained by ODJFS.
J. Specific Pre-Determined Penalties
I.1. Adequate network-minimum provider panel requirements - Compliance with provider panel requirements will be assessed quarterly. Any deficiencies in the MCP’s provider network as specified in Appendix H of the Agreement or by ODJFS, will result in the assessment of a $1,000 nonrefundable fine for each category (practitioners, PCP capacity, hospitals), for each county, and for each population (e.g., ABD, CFC). For example if the MCP did not meet the following minimum panel requirements, the MCP would be assessed (1) a $3,000

Appendix N
Aged, Blind or Disabled (ABD) population

nonrefundable fine for the failure to meet CFC panel requirements; and, (2) a $1,000 nonrefundable fine for the failure to meet ABD panel requirements).
•	practitioner requirements in Franklin county for the CFC population

•	practitioner requirements in Franklin county for the ABD population

•	hospital requirements in Franklin county for the CFC population

•	PCP capacity requirements in Fairfield county for the CFC population
In addition to the pre-determined penalties, ODJFS may assess additional penalties pursuant to this Appendix (e.g. CAPs, points, fines) if member specific access issues are identified resulting from provider panel noncompliance.
J.2. Geographic Information System - Compliance with the Geographic Information System (GIS) requirements will be assessed semi-annually. Any failure to meet GIS requirements as specified in Appendix H of the Agreement will result a $1,000 nonrefundable fine for each county and for each population (e.g., ABD, CFC, etc.). For example if the MCP did not meet GIS requirements in the following counties, the MCP would be assessed (1) a nonrefundable $2,000 fine for the failure to meet GIS requirements for the CFC population and (2) a $1,000 nonrefundable fine for the failure to meet GIS requirements for the ABD population.
•	GIS requirements in Franklin county for the CFC population

•	GIS requirements in Fairfield county for the CFC population

•	GIS requirements in Franklin county for the ABD population
J.3. Late Submissions - All required submissions/data and documentation requests must be received by their specified deadline and must represent the MCP in an honest and forthright manner. Failure to provide ODJFS with a required submission or any data/documentation requested by ODJFS will result in the assessment of a nonrefundable fine of $100 per day, unless the MCP requests and is granted an extension by ODJFS. Assessments for late submissions will be done monthly. Examples of such program violations include, but are not limited to:
•	Late required submissions
o	Annual delegation assessments

o	Call center report

o	Franchise fee documentation

o	Reinsurance information (e.g., prior approval of changes)

o	State hearing notifications
•	Late required data submissions
o	Appeals and grievances, case management, or PCP data
•	Late required information requests
o	Automatic call distribution reports

o	Information/resolution regarding consumer or provider

Appendix N
Aged, Blind or Disabled (ABD) population

complaint

o	Just cause or other coordination care request from ODJFS

o	Provider panel documentation

o	Failure to provide ODJFS with a required submission after ODJFS has notified the MCP that the prescribed deadline for that submission has passed
If an MCP determines that they will be unable to meet a program deadline or data/documentation submission deadline, the MCP must submit a written request to its Contract Administrator for an extension of the deadline, as soon as possible, but no later than 3 PM EST on the date of the deadline in question. Extension requests should only be submitted in situations where unforeseeable circumstances have occurred which make it impossible for the MCP to meet an ODJFS-stipulated deadline and all such requests will be evaluated upon this standard. Only written approval as may be granted by ODJFS of a deadline extension will preclude the assessment of compliance action for untimely submissions.
J.4. Noncompliance with Claims Adjudication Requirements — If ODJFS finds that an MCP is unable to (1) electronically accept and adjudicate claims to final status and/or (2) notify providers of the status of their submitted claims, as stipulated in Appendix C of the Agreement, ODJFS will assess the MCP with a monetary sanction of $20,000 per day for the period of noncompliance.
If ODJFS has identified specific instances where an MCP has failed to take the necessary steps to comply with the requirements specified in Appendix C of the Agreement for (1) failing to notify non-contracting providers of procedures for claims submissions when requested and/or (2) failing to notify contracting and non-contracting providers of the status of their submitted claims, the MCP will be assessed 5 points per incident of noncompliance.
J.5. Noncompliance with Prompt Payment: - Noncompliance with the prompt pay requirements as specified in Appendix J of the Agreement will result in progressive penalties. The first violation during a rolling 12-month period will result in the submission of quarterly prompt pay and monthly status reports to ODJFS until the next quarterly report is due. The second violation during a rolling 12-month period will result in the submission of monthly status reports and a refundable fine equal to 5% of the MCP’s monthly premium payment or $300,000, whichever is less. The refundable fine will be applied in lieu of a nonrefundable fine and the money will be refunded by ODJFS only after the MCP complies with the required standards for two (2) consecutive quarters.
Subsequent violations will result in an enrollment freeze.

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If an MCP is found to have not been in compliance with the prompt pay requirements for any time period for which a report and signed attestation have been submitted representing the MCP as being in compliance, the MCP will be subject to an enrollment freeze of not less than three (3) months duration.
J.6. Noncompliance with Franchise Fee Assessment Requirements - In accordance with ORC Section 5111.176, and in addition to the imposition of any other penalty, occurrence or points under this Appendix, an MCP that does not pay the franchise permit fee in full by the due date is subject to any or all of the following:
•	A monetary penalty in the amount of $500 for each day any part of the fee remains unpaid, except the penalty will not exceed an amount equal to 5 % of the total fee that was due for the calendar quarter for which the penalty was imposed;

•	Withholdings from future ODJFS capitation payments. If an MCP fails to pay the full amount of its franchise fee when due, or the full amount of the imposed penalty, ODJFS may withhold an amount equal to the remaining amount due from any future ODJFS capitation payments. ODJFS will return all withheld capitation payments when the franchise fee amount has been paid in full;

•	Proposed termination or non-renewal of the MCP’s Medicaid provider agreement may occur if the MCP:
a.	Fails to pay its franchise permit fee or fails to pay the fee promptly;

b.	Fails to pay a penalty imposed under this Appendix or fails to pay the penalty promptly;

c.	Fails to cooperate with an audit conducted in accordance with ORC Section 5111.176.
J.7. Noncompliance with Clinical Laboratory Improvement Amendments - Noncompliance with CLIA requirements as specified by ODJFS will result in the assessment of a nonrefundable $1,000 fine for each violation.
J.8. Noncompliance with Abortion and Sterilization Payment - Noncompliance with abortion and sterilization requirements as specified by ODJFS will result in the assessment of a nonrefundable $2,000 fine for each documented violation. Additionally, MCPs must take all appropriate action to correct each ODJFS-documented violation.
J.9. Refusal to Comply with Program Requirements - If ODJFS has instructed an MCP that they must comply with a specific program requirement and the MCP

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refuses, such refusal constitutes documentation that the MCP is no longer operating in the best interests of the MCP’s members or the state of Ohio and ODJFS will move to terminate or nonrenew the MCP’s provider agreement.
III. Request for Reconsiderations
MCPs may request a reconsideration of remedial action taken under the CAS for penalties that include points, fines, reductions in assignments and/or selection freezes. Requests for reconsideration must be submitted on the ODJFS required form as follows:
A. MCPs notified of ODJFS’ imposition of remedial action taken under the CAS will have ten (10) working days from the date of receipt of the facsimile to request reconsideration, although ODJFS will impose enrollment freezes based on an access to care concern concurrent with initiating notification to the MCP. Any information that the MCP would like reviewed as part of the reconsideration request must be submitted at the time of submission of the reconsideration request, unless ODJFS extends the time frame in writing.
B. All requests for reconsideration must be submitted by either facsimile transmission or overnight mail to the Chief, Bureau of Managed Health Care, and received by ODJFS by the tenth business day after receipt of the faxed notification of the imposition of the remedial action by ODJFS.
C. The MCP will be responsible for verifying timely receipt of all reconsideration requests. All requests for reconsideration must explain in detail why the specified remedial action should not be imposed. The MCP’s justification for reconsideration will be limited to a review of the written material submitted by the MCP. The Bureau Chief will review all correspondence and materials related to the violation in question in making the final reconsideration decision.
D. Final decisions or requests for additional information will be made by ODJFS within ten (10) business days of receipt of the request for reconsideration.
E. If additional information is requested by ODJFS, a final reconsideration decision will be made within three (3) business days of the due date for the submission. Should ODJFS require additional time in rendering the final reconsideration decision, the MCP will be notified of such in writing.
F. If a reconsideration request is decided, in whole or in part, in favor of the MCP, both the penalty and the points associated with the incident, will be rescinded or reduced, in the sole discretion of ODJFS. The MCP may still be required to submit a CAP if ODJFS, in its sole discretion, believes that a CAP is still warranted under the circumstances.

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APPENDIX O
PAY-FOR-PERFORMANCE (P4P)
ABD ELIGIBLE POPULATION
This Appendix establishes a Pay-for-performance (P4P) incentive system for managed care plans (MCPs) to improve performance in specific areas important to the Medicaid MCP members. P4P includes the at-risk amount included with the monthly premium payments (see Appendix F, Rate Chart), and possible additional monetary rewards up to $250,000.
To qualify for consideration of any P4P, MCPs must meet minimum performance standards established in Appendix M, Performance Evaluation on selected measures, and achieve P4P standards established for selected Clinical Performance Measures, as set forth herein below. For qualifying MCPs, higher performance standards for three measures must be reached to be awarded a portion of the at-risk amount and any additional P4P (see Sections 1). An excellent and superior standard is set in this Appendix for each of the three measures. Qualifying MCPs will be awarded a portion of the at-risk amount for each excellent standard met. If an MCP meets all three excellent and superior standards, they may be awarded additional P4P (see Section 2).
ODJFS will use the first calendar year of an MCP’s ABD managed care program membership as the baseline year (i.e., CY2007). The baseline year will be used to determine performance standards and targets; baseline data may come from a combination of FFS claims data and MCP encounter data. As many of the performance measures used in the determination of P4P require two calendar years of baseline data, the additional calendar year (i.e., the calendar year prior to the first calendar year of ABD managed care program membership, [i.e., CY2006]) data will come from FFS claims.
An MCP’s second calendar year of ABD managed care program membership (i.e., CY2008) will be the initial report period of evaluation for performance measures that require one calendar year of baseline data (i.e., CY2007), and for performance measures that require two calendar years of baseline data (i.e., CY2006 and CY2007). CY2008 will be the initial report period upon which compliance with the performance standards will be determined. SFY 2009 will become the first year an MCP’s performance level for P4P can be determined.
1. SFY 2009 P4P
1.a. Qualifying Performance Levels
     To qualify for consideration of the SFY 2009 P4P, an MCP’s performance level must:
1)	Meet the minimum performance standards set in Appendix M, Performance Evaluation, for the measures listed below; and

2)	Meet the P4P standards established for the Clinical Performance Measures below.

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•	A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.
Measures for which the minimum performance standard for SFY 2009 established in Appendix M, Performance Evaluation, must be met to qualify for consideration of incentives are as follows:
1.	PCP Turnover (Appendix M, Section 2.a.)
Report Period: CY 2008
2.	Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)
Report Period: CY 2008
For each clinical performance measure listed below, the MCP must meet the P4P standard to be considered for SFY 2009 P4P. The MCP meets the P4P standard if one of two criteria is met. The P4P standard is a performance level of either:
1) The minimum performance standard established in Appendix M, Performance Evaluation, for five of eight clinical performance measures listed below; or
2) The Medicaid benchmarks for five of eight clinical performance measures listed below. The Medicaid benchmarks are subject to change based on the revision or update of applicable national standards, methods or benchmarks.

Medicaid
Clinical Performance Measure		Benchmark
CHF: Inpatient Hospital Discharge Rate		TBD

1.	CAD: Beta-Blocker Treatment after Heart Attack (AMI -related admission)	TBD
2.	CAD: Cholesterol Management for Patients with Cardiovascular Conditions/LDL-C screening performed	TBD
3.	Hypertension: Inpatient Hospital Discharge Rate	TBD
4.	Diabetes: Comprehensive Diabetes Care (CDC)/Eye exam	TBD
5.	COPD: Inpatient Hospital Discharge Rate	TBD
6.	Asthma: Use of Appropriate Medications for People with Asthma	TBD
7.	Mental Health: Follow-up After Hospitalization for Mental Illness	TBD
1.b. Excellent and Superior Performance Levels
For qualifying MCPs as determined by Section 1.a.. herein, performance will be evaluated on the measures below to determine the status of the at-risk amount or any additional P4P that may be

Appendix O
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awarded. Excellent and Superior standards are set for the three measures described below. The standards are subject to change based on the revision or update of applicable national standards, methods or benchmarks.
A brief description of these measures is provided in Appendix M, Performance Evaluation. A detailed description of the methodologies for each measure can be found on the BMHC page of the ODJFS website.
1. Case Management of Members (Appendix M, Section 1.b.i)
Report Period: April – June 2009
Excellent Standard: TBD
Superior Standard: TBD
2. Comprehensive Diabetes Care (CDC)/Eye exam (Appendix M, Section 1.c.xiv.)
Report Period: CY 2008
Excellent Standard: TBD
Superior Standard: TBD
3. Adults’ Access to Preventive/Ambulatory Health Services (Appendix M, Section 2.c.)
Report Period: CY 2008
Excellent Standard: TBD
Superior Standard: TBD
1.c. Determining SFY 2009 P4P
MCPs reaching the minimum performance standards described in Section 1.a. herein, will be considered for P4P including retention of the at-risk amount and any additional P4P. For each Excellent standard established in Section 1.b. herein, that an MCP meets, one-third of the at-risk amount may be retained. For MCPs meeting all of the Excellent and Superior standards established in Section 1.b. herein, additional P4P may be awarded. For MCPs receiving additional P4P, the amount in the P4P fund (see section 2.) will be divided equally, up to the maximum additional amount, among all MCPs’ABD and/or CFC programs receiving additional P4P. The maximum additional amount to be awarded per plan, per program, per contract year is $250,000. An MCP may receive up to $500,000 should both of the MCP’s ABD and CFC programs achieve the Superior Performance Levels.

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2. NOTES
2.a. Initiation of the P4P System
For MCPs in their first twenty-four (24) months of Ohio Medicaid ABD Managed Care Program participation, the status of the at-risk amount will not be determined because compliance with many of the standards in the ABD program cannot be determined in an MCP’s first two contract years (see Appendix F., Rate Chart). In addition, MCPs in their first two (2) contract years in the ABD program are not eligible for the additional P4P amount awarded for superior performance.
Starting with the twenty-fifth (25th) month of participation in the ABD program, the MCP’s at-risk amount will be included in the P4P system. The determination of the status of this at-risk amount will occur after two (2) calendar years of ABD membership. Because of this requirement, the number of months of at-risk dollars to be included in an MCP’s first at-risk status determination may vary depending on when an MCP starts with the ABD program relative to the calendar year.
2.b. Determination of at-risk amounts and additional P4P payments
For MCPs that have participated in the Ohio Medicaid ABD Managed Care Program long enough to calculate performance levels for all of the performance measures included in the P4P system, determination of the status of an MCP’s at-risk amount will occur within six (6) months of the end of the contract period. Determination of additional P4P payments will be made at the same time the status of an MCP’s at-risk amount is determined.
2.c. Statewide P4P system
All MCPs will be included in a statewide P4P system for the ABD program. The at-risk amount will be determined using a statewide result for all regions in which an MCP serves ABD membership.
2.d. Contract Termination, Nonrenewals, or Denials
Upon termination, nonrenewal or denial of an MCP contract, the at-risk amount paid to the MCP under the current provider agreement will be returned to ODJFS in accordance with Appendix P., Terminations/Nonrenewals/Amendments, of the provider agreement.
Additionally, in accordance with Article XI of the provider agreement, the return of the at-risk amount paid to the MCP under the current provider agreement will be a condition necessary for ODJFS’ approval of a provider agreement assignment.
2.e. Report Periods
The report period used in determining the MCP’s performance levels varies for each measure depending on the frequency of the report and the data source. Unless otherwise noted, the most

Appendix O
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recent report or study finalized prior to the end of the contract period will be used in determining the MCP’s overall performance level for that contract period.